EXHIBIT 10.4

STOCK AND ASSET PURCHASE AGREEMENT

by and between
BAYER AG
and
MERCK & CO., INC.

Dated as of May 5, 2014

TABLE OF CONTENTS
ARTICLE I
Definitions and Rules of Construction

1.1.	Definitions.	1
1.2.	Rules of Construction.	18
ARTICLE II
Purchase and Sale; Closing

2.1.	Closing.	19
2.2.	Purchase and Sale of the Company Common Stock.	19
2.3.	Purchase and Sale of the Transferred Assets.	19
2.4.	Nonassignable Assets.	22
2.5.	Retained Assets.	23
2.6.	Assumption of Liabilities.	25
2.7.	Retained Liabilities.	26
2.8.	Purchase Price; Payments at the Closing.	26
2.9.	Post-Closing Purchase Price Determination.	28
2.10.	Post-Closing Purchase Price Adjustment.	29
2.11.	"AS IS, WHERE IS" for Remaining Rx Products.	30
ARTICLE III
Representations and Warranties of Seller

3.1	Organization and Power.	30
3.2	Authorization and Enforceability.	30
3.3	Capitalization of the Companies.	31
3.4	No Violation.	32
3.5	Governmental Authorizations and Consents.	32
3.6	Financial Information.	33
3.7	Real Property.	34
3.8	Intellectual Property.	34
3.9	Contracts.	37
3.10	Title; Sufficiency of Transferred Assets.	38
3.11	Compliance with Laws.	39
3.12	Environmental Matters.	39
3.13	Litigation.	40
3.14	Personnel Matters.	40
3.15	Labor Matters.	41
3.16	Employee Benefits.	41
3.17	Taxes and Tax Matters.	43
3.18	Inventory.	44
3.19	Certain Regulatory Matters.	44
3.20	No Brokers.	46
3.21	Disclaimer.	46

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ARTICLE IV
Representations and Warranties of Buyer

4.1	Organization and Power.	47
4.2	Authorization and Enforceability.	47
4.3	No Violation.	48
4.4	Governmental Authorizations and Consents.	48
4.5	Litigation.	48
4.6	Financial Capacity.	48
4.7	No Brokers.	49
4.8	No Inducement or Reliance; Independent Assessment.	49
ARTICLE V
Covenants

5.1	Conduct of the Business.	50
5.2	Access to Information Prior to the Closing.	54
5.3	Regulatory Filings; Efforts.	54
5.4	Employee Matters.	56
5.5	Trademark Matters.	59
5.6	Preservation of Books and Records.	60
5.7	Proprietary Information.	62
5.8	Ancillary Documents.	62
5.9	Wrong Pockets.	62
5.10	Other Intellectual Property Matters.	62
5.11	Mail; Payments.	64
5.12	Public Announcements	64
5.13	Delivery of Certain Consumer Care Financial Statements.	64
5.14	Intercompany Accounts.	65
5.12	Pharmacovigilance Obligations.	65
5.16	Interim Supply Agreement Addenda.	67
5.17	Transition Services Schedules.	68
5.18	Other Covenants.	68
ARTICLE VI
Tax Matters

6.1	Responsibility for Taxes.	69
6.2	Apportionment of Taxes.	70
6.3	Tax Returns.	70
6.4	Tax Elections.	71
6.5	Cooperation on Tax Matters.	72
6.6	Tax Claims.	73
6.7	Pre-Closing Actions Relating to Taxes.	74
6.8	Post-Closing Actions Relating to Taxes.	74
6.9	Tax Withholding.	75
6.10	VAT.	75
6.11	Survival of Obligations.	75

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ARTICLE VII
Conditions to Closing

7.1	Conditions to All Parties' Obligations.	75
7.2	Conditions to Seller's Obligations.	76
7.3	Conditions to Buyer's Obligation.	76
ARTICLE VIII
Deliveries by Seller at Closing

8.1	Officer's Certificate.	77
8.2	Instruments of Assignment.	77
8.3	Bill of Sale.	77
8.4	Share Certificates.	77
8.5	Resignations of Directors and Officers.	77
8.6	Assumption Agreement.	78
8.7	Transition Services Agreement.	78
8.8	Interim Supply Agreements.	78
8.9	Ancillary IP Agreements.	78
8.10	Local Agreements.	78
8.11	FIRPTA Certificate.	78
ARTICLE IX
Deliveries by Buyer at Closing

9.1	Officer's Certificate.	78
9.2	Closing Consideration Amount.	78
9.3	Assumption Agreement.	79
9.4	Transition Services Agreement.	79
9.5	Interim Supply Agreements.	79
9.6	Ancillary IP Agreements.	79
9.7	Local Agreements.	79
9.8	Further Instruments.	79
ARTICLE X
Indemnification; Survival

10.1	Expiration of Representations and Warranties; Indemnification Obligations.	79
10.2	Indemnification.	80
10.3	Tax Treatment of Indemnification Payments.	84
ARTICLE XI
Termination

11.1	Termination.	84
11.2	Procedure and Effect of Termination.	85
ARTICLE XII
Miscellaneous

12.1	Expenses.	85

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12.2	Notices.	85
12.3	Governing Law.	86
12.4	Entire Agreement.	86
12.5	Severability.	86
12.6	Amendment.	87
12.7	Effect of Waiver of Consent.	87
12.8	Bulk Transfer Laws.	87
12.9	Parties in Interest; Limitation on Rights of Others.	87
12.10	Assignability.	87
12.11	Disclosure Schedules.	88
12.12	Jurisdiction; Court Proceedings; Waiver of Jury Trial.	88
12.13	No Other Duties.	89
12.14	Remedies.	89
12.15	Specific Performance.	89
12.16	Local Agreements.	89
12.17	Counterparts.	90
12.18	Further Assurance.	90

ANNEXES
Annex A – Consumer Care Business Products
Annex B – Afrin Rx Product Marketing Authorizations
Annex C – Afrin Rx Product Trademarks
Annex D – Business Employees
Annex E – Loratadine Rx Marketing Authorizations
Annex F – Loratadine Rx Trademarks
Annex G – Remaining Rx Product Marketing Authorizations
Annex H – Remaining Rx Products Trademarks
Annex I – Rx Contracts
Annex J – Transferred Owned Rx IP
Annex K – Transferred Rx IP Agreements
Annex L – Transferred Rx Product Post-Approval Commitments

EXHIBITS
Exhibit A – Illustrative Closing Date Net Working Capital
Exhibit B – Illustrative Purchase Price Adjustment Statement
Exhibit C – Forms of Interim Supply Agreements
Exhibit D – Form of Intellectual Property Assignment Agreement
Exhibit E – Form of Intellectual Property License Agreement
Exhibit F – Form of Personal Data Transfer Agreement
Exhibit G – Forms of Trademark Agreements
Exhibit H – Form of Transition Services Agreement
Exhibit I – Form of Transitional Trademark License
Exhibit J – Debt Commitment Letter
Exhibit K – Form of Bill of Sale
Exhibit L – Form of Assumption Agreement

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SELLER DISCLOSURE SCHEDULE SECTIONS

Section 1.1	Other Defined Terms
Section 2.5(b)	Retained Assets
Section 2.6(h)	Assumption of Liabilities
Section 2.7(d)	Retained Liabilities
Section 3.3(a)	Capitalization
Section 3.3(b)	Subsidiaries
Section 3.5	Governmental Consents
Section 3.6(a)(i)	Financial Information
Section 3.6(a)(ii)	Financial Information
Section 3.6(a)(iii)	Financial Information
Section 3.7(a)	Real Property Leases
Section 3.7(b)	Conveyed Sites
Section 3.7(c)	Real Property Matters
Section 3.8(a)	List of Intellectual Property
Section 3.8(b)	Intellectual Property – Exception to Validity
Section 3.8(c)	Intellectual Property – Exception to Ownership
Section 3.8(d)	Intellectual Property – Infringement
Section 3.8(e)	Intellectual Property – Litigation
Section 3.9(a)	Material Contracts
Section 3.9(b)	Status of Contracts
Section 3.10(a)	Title
Section 3.10(b)	Sufficiency of Assets
Section 3.10(c)	Sufficiency of Assets
Section 3.12(a)	Compliance with Environmental Laws
Section 3.12(b)	Environmental Permits
Section 3.12(c)	Environmental Matters – Proceedings
Section 3.12(d)	Environmental Matters
Section 3.13	Litigation
Section 3.14(a)	Personnel Matters – Claims
Section 3.14(b)	Personnel Matters – Business Employment Contracts
Section 3.15(a)	Labor Matters
Section 3.15(b)	Labor Matters
Section 3.16(a)	Employee Benefits – Plans
Section 3.16(b)	Employee Benefits – Company Plans
Section 3.16(d)	Employee Benefits – Compliance
Section 3.16(e)	Employee Benefits – Multiemployer Plans and Plans subject to ERISA
Section 3.16(f)	Employee Benefits – IRS Determination Letter
Section 3.16(g)	Employee Benefits – Registration or Approval of Plans

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Section 3.16(h)	Employee Benefits – Material Contributions to Plans
Section 3.17	Taxes and Tax Matters
Section 3.19(c)	Certain Regulatory Matters
Section 3.19(d)	Certain Regulatory Matters
Section 5.1(b)(v)	Conduct of the Business – Indebtedness
Section 5.1(b)(ix)	Conduct of the Business – Maintained IP
Section 5.1(b)(xii)	Conduct of the Business – Retention Requirements
Section 5.1(b)(xx)	Conduct of the Business – Budget
Section 5.3	Regulatory Filings
Section 5.8	Certain Covenants
Section 5.10(d)	Embargoed Trademarks
Section 5.18	Other Covenants
Section 7.1(b)	Foreign Approvals
Section 8.5	List of Resigning Directors and Officers of each Company

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STOCK AND ASSET PURCHASE AGREEMENT
STOCK AND ASSET PURCHASE AGREEMENT, dated as of May 5, 2014, by and between Bayer AG, a German stock corporation (“Buyer”), and Merck & Co., Inc., a New Jersey corporation (“Seller”).
RECITALS
WHEREAS, Seller, directly or indirectly, owns (i) all of the outstanding equity interests of the Companies (the “Company Common Stock”), (ii) the Transferred Consumer Care Assets, and (iii) the Transferred Rx Product Assets;
WHEREAS, Seller, directly or indirectly, conducts the over-the-counter and consumer personal care business of Seller with respect to the products set forth on Annex A (including the research, development, manufacture, production, packaging, storing, marketing, promotion, distribution, use, sale and offer for sale of such products) in the territories set forth thereon (such business, as conducted on the date hereof, the “Consumer Care Business”);
WHEREAS, Buyer desires to purchase, directly or indirectly, from Seller, and Seller desires to sell to Buyer, the Consumer Care Business, by means of (i) the purchase by Buyer of all of the outstanding shares of Company Common Stock, (ii) the purchase by Buyer of the Transferred Consumer Care Assets, and (iii) the assumption by Buyer of the Assumed Consumer Care Liabilities, in each case upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, Seller, directly or indirectly, manufactures and distributes each Rx Product (such operations and activities, as conducted on the date hereof in the Rx Territory, the “Rx Product Business”);
WHEREAS, Buyer desires to purchase, directly or indirectly, from Seller, and Seller desires to sell to Buyer, the Transferred Rx Product Assets, and Buyer desires to assume the Assumed Rx Product Liabilities; and
WHEREAS, prior to Closing, the applicable parties thereto shall execute and deliver the Transition Services Agreement, the Interim Supply Agreements, the Ancillary IP Agreements and the Local Agreements (collectively, the “Ancillary Documents”).
NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
Definitions and Rules of Construction
1.1.    Definitions.
As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Arbitrator” has the meaning set forth in Section 1.1 of the Seller Disclosure Schedule..
“Accounting Firm” has the meaning set forth in Section 2.8(e).
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For purposes of the representations and warranties set forth in Article III, the Companies and their Subsidiaries shall be deemed Affiliates of Seller. For all other purposes of this Agreement, the Companies and their Subsidiaries shall be deemed Affiliates of Seller prior to the Closing and of Buyer from and after the Closing.
“Affiliated Group” means an affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law.
“Afrin Rx Marketing Authorizations” means the Drug Approval Applications listed on Annex B.
“Afrin Rx Product Trademarks” means the Trademarks set forth on Annex C.
“Afrin Rx Products” means the pharmaceutical products that are the subject of the Afrin Rx Marketing Authorizations.
“Agreement” means this Stock and Asset Purchase Agreement as it may be amended from time to time.
“Allocation Schedule” has the meaning set forth in Section 2.8(e).
“Ancillary Documents” has the meaning set forth in the Recitals.
“Ancillary IP Agreements” means (a) the IP Assignment Agreement, (b) the Transitional Trademark License, (c) the Trademark Agreements, and (d) the IP License Agreement.
“Anti-Corruption Laws” has the meaning set forth in Section 3.19(b).
“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, lessening of competition, or abuse of dominance through merger or acquisition.
“Assumed Consumer Care Liabilities” means any Assumed Liabilities other than the Assumed Rx Liabilities.

“Assumed Liabilities” has the meaning set forth in Section 2.6.
“Assumed Rx Liabilities” means any liability or obligation related to the Rx Products, including any Litigation relating to the Rx Product Business, any liability or obligation under any Rx Contract, any liability or obligation pursuant to any Rx Product Marketing Authorization and any liability or obligation with respect to the Transferred Rx Product Post-Approval Commitments.
“Base Purchase Price” has the meaning set forth in Section 2.8(a).
“Books and Records” has the meaning set forth in Section 5.6(a).
“Business Day” means any day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main, London, New York, and Paris.
“Business Employees” means (i) Company Employees, (ii) those employees of Seller or any of its Affiliates (other than a Company or a Subsidiary of a Company) who are employed exclusively in connection with, or provide services exclusively to, the Consumer Care Business, and (iii) those other employees of Seller or any of its Affiliates who have been identified by Seller in its reasonable judgment as necessary to the Consumer Care Business, in each case set forth on Annex D, as updated as of the Closing Date; provided, however, that any updates will reflect only hiring, employment terminations, internal job transfers within Merck Affiliated Group, and the removal of any employee who becomes a long term disability recipient, in each case in the ordinary course.
“Business Employee Census” has the meaning set forth in Section 5.4(j).
“Business Employment Contracts” has the meaning set forth in Section 3.14(b).
“Business Material Adverse Effect” means any durationally significant event, occurrence, fact, condition or change that, individually or in the aggregate with any other event, occurrence, fact, condition or change, has had, or would reasonably be expected to have, a material adverse effect on the business, operations, financial condition or results of operations of the Transferred Business, taken as a whole; provided, that none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or states of facts shall be taken into account in determining whether there has been or may be a Business Material Adverse Effect: (i) any change or development in United States financial or securities markets, general economic or business conditions, or political or regulatory conditions, (ii) any act of war, armed hostilities or terrorism, (iii) any change or development in the industries in which the Transferred Business operates, (iv) any change in Law or GAAP or the interpretation or enforcement of either, (v) any change caused by the negotiation, execution, delivery, performance or public announcement of this Agreement (including, without limitation, any Litigation related thereto and/or any adverse change in customer, employee, supplier, financing source, licensor, licensee, stockholder, joint venture partner or any other similar relationships) (provided, however, that the exception in this clause (v) shall not apply to references to “Business Material Adverse Effect” in the representations and warranties set forth in Section 3.4 or 3.5), (vi) any change resulting from the failure of Buyer to consent to any acts or actions requiring Buyer’s consent under this Agreement and for which Seller or any of its Affiliates has sought such consent, or (vii) any failure of the Transferred Business to meet, with respect to any period or periods, any internal or external projections, forecasts, estimates of earnings or revenues, or business plans (provided, however, that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has contributed to or would reasonably be expected to have a Business Material Adverse Effect), except, in the case of clauses (i), (ii) and (iii), to the extent such events, changes, developments, effects, conditions, circumstances, matters, occurrences or states of facts have a materially disproportionate effect on the Transferred Business relative to other Persons engaged in the industries in which the Transferred Business operates.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Benefit Plan” has the meaning set forth in Section 5.4(d).
“Buyer Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Buyer to Seller in connection with the execution and delivery of this Agreement.
“Buyer Indemnitees” has the meaning set forth in Section 10.2(b).
“Buyer Material Adverse Effect” means (i) a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions and fulfill its obligations hereunder or (ii) any fact, development, event or circumstance that would, or would be reasonably likely to, delay in any material respect the consummation by Buyer of the Contemplated Transactions.
“Buyer Taxes” means any Taxes that are imposed as a result of any action of Buyer or an Affiliate of Buyer (i) described in Section 6.8(a), (b) or (d), whether or not taken with Seller’s consent and whether or not required by Law, (ii) prohibited by this Agreement, or (iii) taken out of the ordinary course of business after the Closing.
“Canadian Accounts Receivable” has the meaning set forth in Section 2.3(a)(viii).
“Cash” means cash and cash equivalents (excluding fifty percent (50%) of any Trapped Cash) of the Companies and their Subsidiaries less bank overdrafts of the Companies and their Subsidiaries. For the avoidance of doubt, if bank overdrafts and related accrued interest are included in the calculation of Cash, they will be excluded from Indebtedness and Closing Date Net Working Capital.
“China Obligations” has the meaning set forth in Section 1.1 of the Seller Disclosure Schedule.
“Closing” has the meaning set forth in Section 2.1.
“Closing Consideration Amount” has the meaning set forth in Section 2.8(c).
“Closing Date” has the meaning set forth in Section 2.1.
“Closing Date Cash” means Cash as of 11:59 P.M. (Eastern time) on the date immediately prior to the Closing Date.

“Closing Date Indebtedness” means Indebtedness as of 11:59 P.M. (Eastern time) on the date immediately prior to the Closing Date.
“Closing Date Net Working Capital” means (a) without duplication, (i) the total Current Assets of the Companies, their Subsidiaries and of Schering-Plough Canada, Inc. solely to the extent related to the Consumer Care Business and (ii) the Working Capital Inventory, in each case as of 11:59 P.M. (Eastern time) on the date immediately prior to the Closing Date minus (b) the total Current Liabilities of the Companies, their Subsidiaries and of Schering-Plough Canada, Inc. solely to the extent related to the Consumer Care Business as of 11:59 P.M. (Eastern time) on the date immediately prior to the Closing Date, each calculated in the same manner as the Illustrative Closing Date Net Working Capital is calculated in Exhibit A. Notwithstanding the foregoing, Closing Date Net Working Capital shall not take into account Cash, Indebtedness, Intercompany Accounts, Retained Assets, Retained Liabilities, or Income Taxes and will not take into account any inventory other than Working Capital Inventory.
“Closing Date Statement” has the meaning set forth in Section 2.8(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” has the meaning set forth in Section 3.15(a).
“Commercial Software” means commercially-available Software licensed pursuant to a standard license agreement and used internally (and not licensed or sublicensed to third parties who are not Affiliates of Seller) by the Consumer Care Business.
“Companies” means (a) MSD Consumer Care, Inc., (b) Plough Farma, LDA, (c) Organon (Philippines) Inc., (d) Schering-Plough del Caribe, Inc., and (e) Schering-Plough (China) Limited.
“Company Common Stock” has the meaning set forth in the Recitals.
“Company Employees” means individuals who are, immediately before the Closing, employees of a Company or a Subsidiary of a Company, including those who are absent due to vacation, holiday, disability or approved leave of absence.
“Company IP Agreements” means, other than non-disclosure agreements entered into in the ordinary course of business, all Contracts to which the Companies or any of their Subsidiaries are a party, that relate solely to the operation of the Consumer Care Business and under which any Intellectual Property is licensed (i) from the Companies or any of their Subsidiaries to any other Person, excluding non-exclusive licenses to customers and end users granted in the ordinary course of business or (ii) to the Companies or any of their Subsidiaries from any other Person, excluding Shrink-Wrap Agreements.
“Company Licensed IP” means all Intellectual Property licensed to any of the Companies or any of their Subsidiaries pursuant to the Company IP Agreements.
“Company Owned IP” means all Intellectual Property that is owned by any of the Companies or any of their Subsidiaries.

“Company Plan” means any Plan that is sponsored by the Companies or any of their Subsidiaries.
“Confidentiality Agreement” means the Confidentiality Agreement between Merck Sharp & Dohme Corp. and Bayer AG, dated December 17, 2013.
“Consumer Care Business” has the meaning set forth in the Recitals.
“Consumer Care Product” means the products set forth on Annex A in the territories set forth thereon.
“Contemplated Transactions” means the purchase and sale of the Company Common Stock and the Transferred Assets, and the assignment and assumption of the Assumed Liabilities, in each case as contemplated by this Agreement.
“Continuation Period” has the meaning set forth in Section 5.4(a).
“Contract” means any written agreement, license, contract, arrangement, understanding, obligation or commitment to which a party is bound, other than a Plan.
“Conveyed Site” has the meaning set forth in Section 3.7(b).
“Current Assets” means assets of the type identified as assets in the Illustrative Closing Date Net Working Capital set forth in Exhibit A that are reasonably expected to be realized in Cash (sold or consumed) within one-year or normal operating cycle, whichever is longer.
“Current Liabilities” means obligations of the type identified as obligations in the Illustrative Closing Date Net Working Capital set forth in Exhibit A that are reasonably expected to be liquidated within one-year or normal operating cycle, whichever is longer.
“Debt Commitments” has the meaning set forth in Section 4.6(b).
“Debt Financing” has the meaning set forth in Section 4.6(b).
“Dispute Amounts” has the meaning set forth in Section 2.9(b).
“DOJ” has the meaning set forth in Section 5.3(a).
“Drug Approval Application” means a New Drug Application or a supplemental New Drug Application as defined in the United States Food, Drug, and Cosmetic Act or any corresponding foreign application, including, with respect to the European Union, a marketing authorization application filed with the European Medicines Agency pursuant to the centralized approval procedure or with the applicable Governmental Authority of a country in Europe with respect to the mutual recognition or any other national approval.
“Embargoed Countries” means Cuba, Iran, North Korea, Sudan and Syria.
“Embargoed Trademarks” has the meaning set forth in Section 5.10(d).

“Employment Offer” has the meaning set forth in Section 5.4(a).
“End Date” has the meaning set forth in Section 11.1(c).
“Environmental Breach” has the meaning set forth in Section 10.2(d)(i).
“Environmental Laws” means all applicable federal, state or local Laws, statutes, ordinances, rules or regulations governing Environmental Matters, in each case as in effect at the Closing Date.
“Environmental Matters” means any matters arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including, without limitation, any of the foregoing relating to the use, generation, transport, treatment, storage, release or disposal of any material defined as a “hazardous substance” or “hazardous waste” under any Environmental Law.
“Environmental Permits” has the meaning set forth in Section 3.12(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.
“Estimated Closing Cash Amount” has the meaning set forth in Section 2.8(d).
“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.8(b).
“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 2.8(d).
“Estimated Working Capital Deficit” has the meaning set forth in Section 2.8(b).
“Estimated Working Capital Excess” has the meaning set forth in Section 2.8(b).
“Equity Securities” of any Person means any and all shares of capital stock, partnership interests, membership interests or other equity interests of such Person, and all warrants and options for, and other securities exchangeable for or convertible or exercisable into, any of the foregoing.
“Excise Tax Act” means the Canada Excise Tax Act (R.S.C., 1985, c. E-15), as amended.
“Excluded Countries” means France, Japan and Spain.
“Export Control Laws” has the meaning set forth in Section 3.19(b).
“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Final Purchase Price Adjustment Statement” means the Purchase Price Adjustment Statement in the form set forth in the Illustrative Final Purchase Price Adjustment Statement set forth in Exhibit B, as (i) agreed by Buyer and Seller, (ii) made final due to disputed items being below any applicable threshold, (iii) made final due to the failure of Seller to properly deliver a Purchase Price Dispute Notice pursuant to Section 2.9(b), or (iv) made final by an Accounting Arbitrator pursuant to Section 2.9(c).
“Financial Information” has the meaning set forth in Section 3.6(a).
“FIRPTA Certificate” has the meaning set forth in Section 8.11.
“Foreign Plan” means any material bonus, savings, disability, retirement, or other employee benefit plan or program (other than those mandated or required to be maintained by a government in any jurisdiction other than the United States and other than the Business Employment Contracts) that is maintained primarily for the benefit of Business Employees in a jurisdiction outside of the United States.
“FTC” has the meaning set forth in Section 5.3(a).
“GAAP” means generally accepted accounting principles in the United States.
“General Deductible” has the meaning set forth in Section 10.2(c)(i).
“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof, any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court, and any multinational organization or body (including the European Commission).
“Governmental Consents” has the meaning set forth in Section 3.5.
“Held Asset” has the meaning set forth in Section 5.9(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Improvements” has the meaning set forth in Section 5.10(c).
“Income Tax” means any income, franchise or similar Tax measured by or imposed on net income.
“Income Tax Act” has the meaning set forth in Section 6.4(c).
“Income Tax Return” means any Tax Return relating to Income Tax.
“Indebtedness” means an amount equal to the sum of (x) all indebtedness of the Companies and their Subsidiaries for borrowed money and all other interest-bearing liabilities or obligations, including capitalized lease obligations or liabilities, plus (y) the aggregate amount of advance payments actually received by the Seller Group (other than Schering-Plough Canada, Inc.) and for which Buyer or any of its Affiliates have an obligation to deliver Consumer Care Products to one or more third parties following the Closing, except to the extent such obligations are included in Closing Date Net Working Capital. For the avoidance of doubt, Indebtedness shall not include any amounts taken into account in the calculation of the Closing Date Net Working Capital or Cash.
“Indemnitee” has the meaning set forth in Section 10.2(d)(i).
“Indemnitor” has the meaning set forth in Section 10.2(d)(i).
“Intellectual Property” means all (i) Trademarks, (ii) patents and patent applications, including provisional applications and all renewals, extensions, reissues, divisionals, continuations, continuations-in-part, re-examinations and substitutions, (iii) Trade Secrets, (iv) copyrights (including copyrights in Software), copyrightable works and design rights, whether or not Registered, including moral rights, and registrations and applications therefor and (v) rights in databases and data collections. Notwithstanding the foregoing, “Intellectual Property” does not include any product safety databases or rights therein, the ownership and transfer of which shall be governed by Section 5.15 and the Pharmacovigilance Agreement.
“Intercompany Accounts” has the meaning set forth in Section 5.14.
“Interim Supply Agreements” means the Buyer to Seller Master Product Supply Agreement and the Seller to Buyer Master Product Supply Agreement set forth as Exhibit C hereto.
“IP Assignment Agreement” means the Intellectual Property Assignment agreement set forth as Exhibit D hereto.
“IP License Agreement” means the Intellectual Property License agreement set forth as Exhibit E hereto.
“IRS” has the meaning set forth in Section 3.16(c).
“Knowledge of Buyer” means the actual knowledge, as of the date hereof, of the following personnel of Buyer after reasonable inquiry within the scope of their respective employment and responsibilities: Jan Heinemann and Frank Rittgen.
“Knowledge of Seller” means the actual knowledge, as of the date hereof, of the following personnel of Seller after reasonable inquiry within the scope of their respective employment with, and responsibilities relating to, the Consumer Care Business or Rx Product Business, as applicable: Sunil Patel, Diantha Duvall, Patrick Bore, Jim Slyfield, Jennifer Siegler, John O’Mullane, Elisabeth Goggin, John Keenan, Nancy Rowe and Dianne Pecoraro.
“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.7(a).
“Lender Parties” has the meaning set forth in Section 4.6(b).
“Lien” means any lien, claim, security interest, pledge, lease, license or other similar encumbrance, other than any license of, option to license, or covenant not to assert claims of infringement or misappropriation with respect to, Intellectual Property.
“Litigation” has the meaning set forth in Section 3.13.
“Local Agreements” means any agreement or document (including any bill of sale, assignment and assumption agreement, and similar instruments, but excluding any agreement or document for or relating to the assignment or other transfer of Intellectual Property) entered into or delivered in connection with the Contemplated Transactions and which is required in any applicable jurisdiction to transfer the Company Common Stock or Transferred Assets, or to assume the Assumed Liabilities, or as otherwise required to transfer or assume assets and liabilities, respectively, pursuant to this Agreement, in each case, in form and substance as Buyer and Seller (acting in good faith) mutually agree.
“Loratadine Rx Marketing Authorizations” means the Drug Approval Applications listed on Annex E.
“Loratadine Rx Product Trademarks” means the Trademarks set forth on Annex F.
“Loratadine Rx Products” means the pharmaceutical products that are the subject of the Loratadine Rx Marketing Authorizations, except that, for the avoidance of doubt, “Loratadine Rx Products” does not include any product containing 8-chloro-6,11-dihydro-11-(4-piperdinylidene)- 5H-benzo[5,6]cyclohepta[1,2-b]pyridine as an active ingredient.
“Loss” or “Losses” means all claims, losses, liabilities, damages, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, costs and expenses, including, without limitation, removal costs, remediation costs, closure costs, fines, expenses of investigation and ongoing monitoring, reasonable attorneys’ fees and disbursements, provided, that (i) Losses shall not include punitive damages unless such Loss is payable by an Indemnitee to a third party in connection with any third party claim relating to any matter for which such Indemnitee is entitled to indemnification hereunder, (ii) for purposes of computing Losses imposed on, incurred by or asserted against an Indemnitee, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments and reimbursements, and Tax benefits, actually received by such Indemnitee or any of such Indemnitee’s Affiliates in connection with such Losses or the circumstances giving rise thereto and (iii) any Losses in the nature of “lost revenues” or “lost profits” incurred by an Indemnitee shall be calculated only as an amount corresponding dollar-for-dollar to the actual amount of lost revenues or lost profits, not a multiple of such lost revenues or lost profits.
“Maintained IP” has the meaning set forth in Section 5.1(b)(ix).

“Marketing Authorizations” has the meaning set forth in Section 2.3(a)(vi).
“Material Contracts” has the meaning set forth in Section 3.9(a).
“Merck Affiliated Group” means any Affiliated Group of which Seller is the common parent and any Company or any Subsidiary of any Company is a member.
“OFAC” has the meaning set forth in Section 3.19(b).
“Omitted Asset” has the meaning set forth in Section 5.9(b).
“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.
“OTC” has the meaning set forth in Section 2.5(b)(xv).
“Other Contract Right” means all rights, benefits and interests of any member of the Seller Group under any Contract (other than Material Contracts) to which it is a party or by which it is bound, solely to the extent any such right, benefit or interest relates to the Consumer Care Business and solely to the extent that Buyer actually makes any use of any such right, benefit or interest following the Closing or otherwise expressly agrees that such rights, benefits and interests are Other Contract Rights for purposes of this Agreement.
“Permitted Lien” means any (i) Lien for Taxes which are not yet due and payable or Taxes which are being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business which are not yet due and payable or which are being contested in good faith, (iii) with respect to Leased Real Property, mortgages and other Liens incurred, created, assumed or permitted to exist and arising under the applicable Real Property Leases, (iv) Liens imposed or promulgated by Law or any Governmental Authority with respect to real property, including zoning, building, environmental or similar restrictions, (v) utility and other easements, licenses and covenants, minor title defects, rights-of-way and similar restrictions and encumbrances, in each case that do not materially detract from the intended use or value of the property subject thereto, (vi) Liens that will not survive the Closing, (vii) limitations on the rights of Seller under any Material Contract or Rx Contract that are expressly set forth in such contract, and (viii) Liens that would not, individually and in the aggregate, reasonably be expected to materially interfere with the use, value or marketability of the affected property in the operation of the Transferred Business.
“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization or Governmental Authority.
“Personal Data” has the meaning set forth in Section 5.2.
“Personal Data Transfer Agreement” means the Personal Data Transfer Agreement set forth as Exhibit F hereto.

“Pharmacovigilance Agreement” has the meaning set forth in Section 5.15(a).
“Plan” or “Plans” has the meaning set forth in Section 3.16(a).
“Polaramine Rx Products” means, with respect to a country, a pharmaceutical product containing dexchlorpheniramine maleate as an active ingredient for an indication for which a prescription is required in order for a consumer to buy or use that product for such indication in such country.
“Post-Closing Tax Period” means (a) any taxable period beginning after the Closing Date, and (b) with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date, and (b) with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.
“Pro Rata Bonus” has the meaning set forth in Section 5.4(h).
“Proceedings” has the meaning set forth in Section 3.12(c).
“Purchase Price Adjustment Statement” has the meaning set forth in Section 2.9(a).
“Purchase Price Dispute Notice” has the meaning set forth in Section 2.9(b).
“Purchased Consumer Care IP” means all Transferred Owned Consumer Care IP, Transferred Licensed Consumer Care IP, Company Licensed IP and Company Owned IP.
“Purchased Consumer Care IP Agreements” means all Transferred Consumer Care IP Agreements and Company IP Agreements.
“Purchased IP” means all Purchased Owned IP and Purchased Licensed IP.
“Purchased Licensed IP” means all Transferred Licensed Consumer Care IP, Transferred Licensed Rx IP and Company Licensed IP.
“Purchased Owned Consumer Care IP” means all Transferred Owned Consumer Care IP and Company Owned IP.
“Purchased Owned IP” means all Transferred Owned IP and Company Owned IP.
“Real Property Leases” has the meaning set forth in Section 3.7(a).
“Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Remaining Rx Product Marketing Authorizations” means the Drug Approval Applications listed on Annex G.
“Remaining Rx Product Regulatory Documentation” means the Rx Product Regulatory Documentation solely relating to the Remaining Rx Products and in the possession of Seller.
“Remaining Rx Product Trademarks” means the Trademarks set forth on Annex H.
“Remaining Rx Products” means the pharmaceutical products that are the subject of the Remaining Rx Marketing Authorizations.
“Retained Assets” has the meaning set forth in Section 2.5(b).
“Retained Liabilities” has the meaning set forth in Section 2.7.
“Retained Marks” means all (a) Trademarks containing or incorporating the terms MERCK, SCHERING, PLOUGH, ORGANON, BE WELL or MSD, or corporate trade dress or indicia licensed to Buyer under the Transitional Trademark License, (b) other Trademarks owned by Seller or its Affiliates (other than the Trademarks included in the Purchased Owned IP), (c) variations or acronyms of any of the foregoing, and (d) Trademarks confusingly similar to or dilutive of any of the foregoing.
“Retained Site” means any manufacturing site, distribution center, office or other facility owned, leased, operated or used by the Seller Group other than the Conveyed Sites and the Leased Real Property.
“Restraints” has the meaning set forth in Section 7.1(a).
“Rx Contracts” means the Contracts set forth on Annex I and the Transferred Rx IP Agreements.
“Rx Product Business” has the meaning set forth in the Recitals.
“Rx Product Marketing Authorizations” means the Afrin Rx Product Marketing Authorizations, the Loratadine Rx Product Marketing Authorizations and the Remaining Rx Product Marketing Authorizations.
“Rx Product Regulatory Documentation” means all (a) (i) documentation comprising the Rx Product Marketing Authorizations, (ii) correspondence and reports necessary to commercially distribute, sell or market an Rx Product submitted to or received from any Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority and relevant supporting documents submitted to or received from any Governmental Authority with respect thereto), (iii) core data sheets for any Rx Product and (iv) supporting files, data (including clinical and pre-clinical data), studies and reports relating to the foregoing (in tangible and electronic form) and all technical and other information contained therein, in each case ((i), (ii), (iii) and (iv)), solely relating to Rx Products or Rx Products and Consumer Care Products in the applicable Rx Territory and in the possession of Seller, and (b) drug master files (and the data contained therein) solely relating to Rx Products or Rx Products and Consumer Care Products manufactured at a Conveyed Site, but excluding, in all cases (w) drug master files other than drug master files described in the foregoing clause (b), (x) trade secrets of third parties, (y) any attorney work product, attorney-client communications and other items protected by established legal privilege, unless such documents can be transferred without losing such privilege and (z) any items to the extent applicable Law prohibits their transfer or where transfer thereof would subject Seller to any liability.
“Rx Products” means the Afrin Rx Products, the Loratadine Rx Products and the Remaining Rx Products.
“Rx Territory” means (a) with respect to the Rx Products other than the Polaramine Rx Products, worldwide and (b) with respect to the Polaramine Products, worldwide other than in the Excluded Countries.
“Section 2.7(d) Liabilities Deductible” has the meaning set forth in Section 10.2(c)(i).
“Section 338(h)(10) Companies” means (a) MSD Consumer Care, Inc., a Delaware corporation, (b) The Coppertone Corporation, a Florida corporation, (c) Merck Retail Ventures, Inc., a Delaware corporation, and (d) Schering-Plough del Caribe, Inc., a New Jersey corporation.
“Section 338(h)(10) Elections” has the meaning set forth in Section 6.4(a).
“Seller” has the meaning set forth in the Preamble.
“Seller Businesses” has the meaning set forth in Section 5.10(c).
“Seller Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Seller to Buyer in connection with the execution and delivery of this Agreement.
“Seller Group” means Seller and its Affiliates (other than the Companies and their Subsidiaries).
“Seller Indemnitees” has the meaning set forth in Section 10.2(a).
“Seller Licensed IP” means the Intellectual Property to be licensed to Buyer or any of its Affiliates by Seller or any of its Affiliates pursuant to this Agreement or any Ancillary IP Agreement.
“Seller Party” means any Affiliate of Seller that is a party to any Ancillary Document.
“Shared IP” has the meaning set forth in Section 5.10(c).
“Shrink-Wrap Agreements” means “shrink-wrap” and “click-wrap” licenses and licenses for Commercial Software.
“Software” means computer software in any applicable form, including object code, source code, firmware and embedded versions thereof and documentation related thereto.
“Specified Rx Product Business” means the Rx Product Business with respect to (i) the Loratadine Rx Products in each country where each such Loratadine Rx Product is distributed by or on behalf of Seller as of the date hereof and (ii) the Afrin Rx Products in Brazil.
“Specified Rx Product Marketing Authorizations” means the Loratadine Rx Marketing Authorizations and the Afrin Rx Marketing Authorizations.
“Specified Rx Product Regulatory Documentation” means the Rx Product Regulatory Documentation solely relating to the Specified Rx Products and in the possession of Seller.
“Specified Rx Products” means the Loratadine Products and, solely with respect to Brazil, the Afrin Rx Products.
“Straddle Period” means any taxable period that includes but does not end on the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) of which such Person (or one or more of such Person’s Subsidiaries, or such Person together with one or more of such Person’s Subsidiaries) holds or controls at least a majority of the securities or other interests that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.
“Sufficiency of Assets Deductible” has the meaning set forth in Section 10.2(c)(i).
“Swedish Transfer Option” has the meaning set forth in Section 2.3(b).
“Target Net Working Capital” means $255,000,000.
“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise production, value added, occupancy, or other tax of any kind whatsoever, together with any interest or penalty, imposed by any Taxing Authority.
“Tax Claim” has the meaning set forth in Section 6.6(a).
“Tax Item” means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Return” means any report, return, statement, claim for refund or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any amendment thereto.
“Taxing Authority” means any government or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
“Third Party Claim” has the meaning set forth in Section 10.2(d)(ii)(A).
“Trade Secrets” means trade secrets, including processes, schematics, business and other methods, technologies, techniques, know-how, protocols, formulae, drawings, prototypes, models, designs, discoveries and inventions (whether or not patentable), and any other information, in each case of the foregoing solely to the extent meeting the definition of a trade secret under the Uniform Trade Secrets Act or similar Laws in any jurisdiction.
“Trademark Agreements” means (a) Trademark License No.1, Seller to Buyer and (b) Trademark License No.2, Buyer to Seller, in each case of (a) and (b) as set forth as Exhibit G hereto.
“Trademarks”, whether Registered, not Registered or common law, means trademarks, service marks, Internet domain names, trade dress, trade names, and corporate names, all applications and registrations for the foregoing, and all goodwill connected with the use thereof and symbolized thereby.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar taxes, but excluding VAT, payable in connection with the Contemplated Transactions.
“Transferred Assets” means the Transferred Consumer Care Assets and the Transferred Rx Product Assets.
“Transferred Business” means the Consumer Care Business and the Rx Product Business.
“Transferred Consumer Care Assets” has the meaning set forth in Section 2.3.
“Transferred Consumer Care IP Agreements” means all Contracts to which any member of the Seller Group is a party that relate solely to the Consumer Care Business and under which Intellectual Property relating solely to the Consumer Care Business is licensed (i) from a member of the Seller Group to any other Person, or (ii) to a member of the Seller Group from any other Person.
“Transferred Employee” has the meaning set forth in Section 5.4(a).
“Transferred Inventory” means (a) all raw materials, active pharmaceutical ingredients, excipients, intermediaries, reagents, supplies, packaging, work in progress and finished goods (i) held by the Companies, their Subsidiaries or Schering-Plough Canada, Inc. or

(ii) at the Conveyed Sites, and (b) finished goods of the Consumer Care Business, whether imported, procured from domestic contract manufacturers, or otherwise, that are located at or in transit to (only to the extent owned as per the terms of supply) the distribution sites of Seller, its Affiliates or any third party other than (in the case of clauses (a) and (b)), any of the foregoing (i) located at a manufacturing facility that is not a Conveyed Site or (ii) subject to the Seller to Buyer Master Product Supply Agreement. For the avoidance of doubt, Transferred Inventory may include inventory that is not attributable to a Consumer Care Product. For purposes of determining the Closing Date Net Working Capital set forth in the Closing Date Statement, the Purchase Price Adjustment Statement and the Final Purchase Price Adjustment Statement, (x) Transferred Inventory shall be valued net of reserves, and (y) finished and unfinished goods constituting Transferred Inventory shall be valued at Seller’s standard cost as of the Closing Date.
“Transferred Licensed Consumer Care IP” means all Intellectual Property licensed to a member of the Seller Group pursuant to the Transferred Consumer Care IP Agreements.
“Transferred Licensed Rx IP” means all Intellectual Property licensed to a member of the Seller Group pursuant to the Transferred Rx IP Agreements.
“Transferred Owned Consumer Care IP” means all Intellectual Property owned by a member of the Seller Group that relates solely to the Consumer Care Business, including the Intellectual Property owned by a member of the Seller Group and set forth in Section 3.8(a) of the Seller Disclosure Schedule.
“Transferred Owned IP” means all Transferred Owned Consumer Care IP and all Transferred Owned Rx IP.
“Transferred Owned Rx IP” means the Intellectual Property set forth on Annex J, including the Afrin Rx Product Trademarks and the Loratadine Rx Product Trademarks.
“Transferred Remaining Rx Product Assets” means (i) the Remaining Rx Product Marketing Authorizations, (ii) the Remaining Rx Product Regulatory Documentation, (iii) the Remaining Rx Product Trademarks and (iv) all causes of action, lawsuits, judgments, claims, demands and legal privileges of any nature available to or being pursued by Seller or any of its Affiliates to the extent primarily related to any of the assets set forth in the foregoing clauses (i) through (iii), the Assumed Rx Liabilities or the ownership, use, function or value of any of the assets set forth in the foregoing clauses (i) through (iii), whether arising by way of counterclaim or otherwise.
“Transferred Rx IP Agreements” means the Contracts set forth on Annex K.
“Transferred Rx Product Assets” means (i) the Transferred Specified Rx Product Assets and (ii) the Transferred Remaining Rx Product Assets.
“Transferred Specified Rx Product Assets” means (i) the Specified Rx Product Marketing Authorizations, (ii) the Specified Rx Product Regulatory Documentation, (iii) the Transferred Owned Rx IP (excluding the Remaining Rx Product Trademarks), (iv) the

Transferred Licensed Rx IP, (v) the Rx Contracts and (vi) all causes of action, lawsuits, judgments, claims, demands and legal privileges of any nature available to or being pursued by Seller or any of its Affiliates to the extent primarily related to any of the assets set forth in the foregoing clauses (i) through (v), the Assumed Rx Liabilities or the ownership, use, function or value of any of the assets set forth in the foregoing clauses (i) through (v), whether arising by way of counterclaim or otherwise.
“Transferred Rx Product Post-Approval Commitments” means the post-marketing clinical trial commitments and other post-marketing commitments set forth on Annex L.
“Transition Services Agreement” means the Transition Services Agreement set forth as Exhibit H hereto.
“Transitional Trademark License” means the Transitional Trademark License set forth as Exhibit I hereto.
“Trapped Cash” means any cash, checks, rental deposits and bank credit balances that are subject to any restrictions or local exchange control, Tax or other requirements, such that the full amount of such deposits cannot, within ninety (90) days, be accessed, or be used for the prepayment of Indebtedness.
“Treasury Regulations” means the rules and regulations promulgated by the Treasury Department under the Code.
“VAT” means (i) within the European Union, such tax, duty, assessment or similar charges as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC, and (ii) outside the European Union, any tax, duty, assessment or similar charges levied by reference to added value, turnover or sales (including, for the avoidance of doubt, Canadian Goods and Services Tax and any other similar or correlative harmonized, provincial or local tax, duty, assessment or similar charge), in each case together with any interest, penalties or additions imposed thereon by any Taxing Authority.
“Working Capital Inventory” means Transferred Inventory solely to the extent attributable to a Consumer Care Product.
1.2.    Rules of Construction.
Unless the context otherwise requires:
(a)    A capitalized term has the meaning assigned to it herein;
(b)    An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)    References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)    References to Articles, Sections, Exhibits and Annexes shall refer to articles, sections, exhibits and annexes of this Agreement, unless otherwise specified;
(e)    The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;
(f)    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;
(g)    All monetary figures shall be in United States dollars unless otherwise specified; and
(h)    References to “including” in this Agreement means “including, without limitation,” whether or not so specified.
ARTICLE II
Purchase and Sale; Closing
2.1.    Closing.
The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, at 10:00 A.M. local time on the fourth Business Day immediately following the first day on which all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date as Buyer and Seller may otherwise agree (it being understood and agreed that the parties shall use reasonable efforts to cause the Closing to be scheduled for the first Business Day of a calendar month). The day on which the Closing occurs is referred to herein as the “Closing Date”.
2.2.    Purchase and Sale of the Company Common Stock.
Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer and assign (and shall procure that each of its Affiliates, as applicable, sell, transfer and assign) to Buyer, the shares of Company Common Stock, free and clear of any Liens.
2.3.    Purchase and Sale of the Transferred Assets.
(a)    Subject to the terms and conditions set forth in this Agreement, including Section 2.3(b), at the Closing, Buyer shall purchase from Seller and its Affiliates, and Seller shall sell, transfer and assign (and shall procure that each of its Affiliates, as applicable, sell, transfer and assign) to Buyer, all of Seller’s and its Affiliates’ right, title and interest in and to the Transferred Consumer Care Assets and the Transferred Rx Product Assets, free and clear of any Liens other than Permitted Liens. For purposes of this Agreement, “Transferred Consumer Care Assets” shall mean all of the following assets (which, notwithstanding anything to the contrary in this Section

2.3, shall not in any event include (x) any of the Retained Assets or (y) any assets that are owned, leased or licensed by the Companies or any of their Subsidiaries (it being acknowledged and agreed that Buyer shall obtain indirect ownership of such assets by virtue of its purchase of the Company Common Stock at the Closing, except to the extent they are Retained Assets)):
(i)    (A) all Conveyed Sites (other than Conveyed Sites owned by any Company or any of its Subsidiaries), including all structures, improvements and fixtures located thereon and all rights of way, other rights, privileges, licenses, easements and appurtenances belonging or appertaining thereto and (B) all Leased Real Property listed in Section 3.7(a) of the Seller Disclosure Schedule;
(ii)    all Transferred Inventory as of 11:59 P.M. (Eastern time) on the date immediately prior to the Closing Date;
(iii)    all machinery, equipment, furniture and furnishings, leasehold improvements, goods, vehicles, office equipment and supplies, computers and related equipment, telephones, telecopiers, and other fixed assets of any kind used primarily in or associated primarily with the Conveyed Sites (other than Conveyed Sites owned by a Company) or the Leased Real Property as of 11:59 P.M. (Eastern time) on the date immediately prior to the Closing Date;
(iv)    all Transferred Owned Consumer Care IP and all rights, benefits and interests of the Seller Group under the Transferred Consumer Care IP Agreements;
(v)    all rights, benefits and interests under the Material Contracts to which any member of the Seller Group is a party or by which it is bound, solely to the extent relating to the Consumer Care Business;
(vi)    all (A) (1) permits, licenses, certificates, applications, registrations and other authorizations issued by or with, or obtained from, or submitted to or pending with, any Governmental Authority or other Person, including all current marketing authorizations and pending applications for marketing authorizations lodged with or approved by any Governmental Authority (“Marketing Authorizations”) for products of the Consumer Care Business, (2) core data sheets for any Consumer Care Product (other than any Consumer Care Product that is supplied to Buyer pursuant to the Seller to Buyer Master Product Supply Agreement), and (3) all supporting files, data, studies and reports relating to the foregoing (in tangible and electronic form) and all technical and other information contained therein together with all amendments and supplements thereto, in each of cases (1), (2) and (3), solely related to a Consumer Care Product, but excluding drug master files other than drug master files described in the following clause (B), and (B) drug master files (and the data contained therein) solely relating to Consumer Care Products manufactured at a Conveyed Site;
(vii)    all causes of action, lawsuits, judgments, claims, demands and legal privileges of any nature available to or being pursued by Seller or any of its Affiliates solely to the extent related to the Transferred Consumer Care Assets, the Assumed Consumer Care Liabilities or the ownership, use, function or value of any Transferred Consumer Care Asset, whether arising by way of counterclaim or otherwise;

(viii)    all accounts receivable that are payable to Schering-Plough Canada, Inc. (“Canadian Accounts Receivable”), which Canadian Accounts Receivable shall be included in the calculation of Closing Date Net Working Capital;
(ix)    all (A) research and development files (including standard operating procedures and other similar quality system-related documentation), (B) quality control-related records (including inspection and audit reports and corrective and preventive action measures), (C) clinical study and trial data (including preliminary and final study reports), (D) product safety-related information (including periodic safety update reports and adverse event database information), (E) written correspondence with any Governmental Authority in the possession of Seller or its Affiliates, and (F) other files, data and records (in any form or medium, wherever located) similar to the foregoing, in each case of (A) through (F) above, solely to the extent related to the Consumer Care Business;
(x)    all assets that relate to any Plan (or portion thereof) covering Business Employees employed in any jurisdiction other than the United States, that is required to be transferred, assigned or delivered to Buyer or its Affiliates under applicable Law;
(xi)    training records and personnel files (or copies thereof) of all Transferred Employees who are not Company Employees, to the extent permitted by applicable Law;
(xii)    rights of Seller or any of its Affiliates, solely to the extent related to the Consumer Care Business, pursuant to any express or implied warranties, representations or guarantees made by suppliers, manufacturers, contractors and other third parties under any Contract of Seller or any of its Affiliates that primarily relates to the Consumer Care Business; and
(xiii)    all rights to receive mail (including e-mail) and other communications, solely to the extent related to the Consumer Care Business and/or the Business Employees.
(b)    At any time after the date on which the consultation process with the union in Sweden is complete under applicable Law, Seller may, at its sole option (the “Swedish Transfer Option”) determine to sell, transfer and assign (and shall procure that an Affiliate, as applicable, shall sell, transfer and assign) to Buyer all of Seller’s and any of its Affiliates’ right, title and interest in and to the Transferred Assets in Sweden, if any, and shall encourage all Business Employees in Sweden to transfer employment to Buyer or its Affiliate as part of the sale of such Transferred Assets. Upon Seller’s option to exercise the Swedish Transfer Option, the purchase and sale of the Transferred Assets in Sweden shall be deemed a part of the purchase and sale of the Transferred Assets under Section 2.3(a) of this Agreement, and the transfer of the Business Employees in Sweden shall be in accordance with Section 5.4 of this Agreement. Notwithstanding anything to the contrary herein, Seller shall not be required to exercise the Swedish Transfer Option.

(c)    For the avoidance of doubt, Seller and Buyer agree that entitlement to Tax refunds shall be governed exclusively by Section 6.8(c), and not by this Section 2.3 or Section 2.5.
(d)    For clarity, the jurisdictional scope of the Rx Product Marketing Authorizations is not intended to, and shall not be construed to, limit in any respect the rights of Buyer and its Affiliates to seek and maintain Drug Approval Applications or register Trademarks for, or to develop, introduce, manufacture, market, promote, distribute, sell, offer for sale or otherwise commercialize, any Rx Product (other than a Polaramine Rx Product) worldwide or any Polaramine Rx Product worldwide other than in the Excluded Countries.
2.4.    Nonassignable Assets.
Notwithstanding anything in this Agreement to the contrary, to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, assignment, sublease, transfer, conveyance or delivery to Buyer of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such asset. In the event that the Closing proceeds without the transfer, sublease or assignment of any such asset, then (i) if such asset is a Current Asset, such asset shall be regarded as a Transferred Asset for purposes of the calculations required under Sections 2.8 and 2.9 and (ii) following the Closing, the parties shall use their commercially reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that none of the parties shall be required to pay any consideration therefor. From and after the Closing, the parties shall cooperate with each other in any mutually agreeable, commercially reasonable and lawful arrangements designed to provide (x) to Buyer and its Affiliates the benefits of use of an Other Contract Right or, pending receipt of all applicable authorizations, approvals, consents or waivers, such asset and (y) to Seller and its Affiliates the benefits, including any indemnities, that they would have obtained had the asset or Other Contract Right been conveyed to Buyer and its Affiliates at the Closing. Once authorization, approval, consent or waiver for the sale, assignment, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, subleased, transferred, conveyed or delivered at the Closing is obtained, Seller shall or shall cause its applicable Affiliates to, assign, transfer, convey and deliver such asset to Buyer at no additional cost. With respect to any such asset, if such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Seller or its Affiliate(s) thereunder so that Buyer would not in fact receive all such rights, Seller will, to the extent not prohibited by or not in violation of any such agreement, (a) cooperate with Buyer in any mutually agreeable, commercially reasonable and lawful arrangement designed to provide for Buyer the benefits (including the exercise of Seller’s or such Affiliates’ rights) under any such asset or Other Contract Right, including enforcement for the benefit of Buyer of any and all rights of Seller or such Affiliates against a third party thereto arising out of the breach or cancellation by such third party or otherwise, (b) hold all monies paid to Seller or such Affiliates thereunder on and after the Closing Date in trust for the account of Buyer, and (c) remit such money to Buyer as promptly as possible. Buyer acknowledges and agrees that to the extent that

Buyer or any of its Affiliates is allowed the benefits or use of any Contract or other asset or any claim or right or benefit arising thereunder or resulting therefrom pursuant to this Section 2.4, including while any third party consent or novation relating thereto has not been obtained, such Contract or other asset shall be treated as a Transferred Asset for purposes of Section 3.10 and Article X.
2.5.    Retained Assets.
(a)    Notwithstanding anything to the contrary contained herein, Seller and its Affiliates shall retain, and shall not be obligated to sell, transfer, assign or deliver to Buyer, their respective rights, titles or interests in or to the Retained Assets.
(b)    For purposes of this Agreement, and notwithstanding anything to the contrary contained herein, “Retained Assets” mean the following:
(i)    all assets and properties to the extent not dedicated or related to the Consumer Care Business (other than, for the avoidance of doubt, to the extent rights are granted in or to those assets or properties pursuant to the Ancillary Agreements);
(ii)    the Retained Sites and, except to the extent constituting Transferred Inventory, all assets located at the Retained Sites (other than assets owned by the Companies or any of their Subsidiaries);
(iii)    (A) all accounts receivable (other than (x) those accounts receivable that are payable to a Company or a Subsidiary thereof, which shall be included in the calculation of Closing Date Net Working Capital, and (y) the Canadian Accounts Receivable) and (B) all credits, prepaid expenses, deferred charges, advance payments actually made, security deposits, prepaid items and duties (other than those of a Company or a Subsidiary thereof, which shall be included in the calculation of Closing Date Net Working Capital), in each case, even if related to the Consumer Care Business;
(iv)    all Retained Marks;
(v)    all unused form invoices, shipping documents, purchase orders and other preprinted business forms that have any Retained Mark thereon;
(vi)    all permits, licenses and other governmental authorizations used in connection with the ownership or operation of the Retained Sites;
(vii)    except to the extent set forth in Section 2.3(a)(x), all Tax data and records of the Transferred Business relevant to Pre-Closing Tax Periods;
(viii)    all minute books, stock records and, charter documents, corporate seals and other books, records or documents relating to the Seller Group, records or materials relating to any internal investigation conducted by, or on behalf of, Seller or any of its Affiliates to the extent not relating primarily to the Companies, any of their Subsidiaries, the Consumer Care Assets or the Consumer Care Business, and any other records or materials relating to Seller or any of its Affiliates generally and not relating primarily to the Companies, any of their

Subsidiaries, the Consumer Care Assets or the Consumer Care Business (other than the Rx Regulatory Documentation);
(ix)    all consideration received by, and all rights of, Seller pursuant to this Agreement or any Ancillary Document;
(x)    all cash and cash equivalents (including marketable securities and short term investments) and deposits held by the Seller Group related to the Consumer Care Business;
(xi)    subject to Section 10.2(e), all insurance benefits, including rights and proceeds, arising from or primarily relating to the Transferred Assets and accrued prior to the Closing;
(xii)    all assets that relate to any Plan (or portion thereof) covering Business Employees employed in the United States or that is not required to be transferred, assigned or delivered to Buyer or its Affiliates under applicable Law;
(xiii)    all assets or properties, including Intellectual Property, in Embargoed Countries;
(xiv)    all rights under Contracts, all equipment, supplies and other fixed assets, all permits, licenses, other governmental authorizations, and any other assets in each case to the extent necessary for Seller or its Affiliates to perform their obligations under the Transition Services Agreement, or the Seller to Buyer Master Product Supply Agreement;
(xv)    all documents, files, records, data, studies, reports, information and any other assets relating to the switch of the status of any pharmaceutical product that contains montelukast sodium, rizatriptan benzoate or mometasone furoate (excluding any nasally inhaled pharmaceutical product containing mometasone furoate monohydrate (Nasonex) in the markets set forth in Annex A) as an active pharmaceutical ingredient to a pharmaceutical product for which a prescription from a health care professional is not needed in order for a consumer to buy or use such pharmaceutical product (“OTC”), including any Drug Approval Applications for an OTC version of a pharmaceutical product that contains montelukast sodium, rizatriptan benzoate or mometasone furoate (excluding any nasally inhaled pharmaceutical product containing mometasone furoate monohydrate (Nasonex) in the markets set forth in Annex A) as an active pharmaceutical ingredient; and
(xvi)    any assets or properties set forth in Section 2.5(b) of the Seller Disclosure Schedule.
(c)    For purposes of this Agreement, and notwithstanding anything to the contrary contained herein, “Retained Assets” includes all assets, property, rights and interests of Seller and its Affiliates with respect to the Rx Product Business other than the Transferred Rx Product Assets.
(d)    Notwithstanding anything in this Agreement to the contrary, on or prior to the Closing, Seller shall, if it deems necessary or appropriate, cause the Companies and their

Subsidiaries to convey, transfer, assign and deliver to Seller or any of its Affiliates, any right, title and interest of any of the Company and its Subsidiaries in and to those assets, rights and properties, which, if held by any Company or any Subsidiary of any Company, would constitute a Retained Asset, for such consideration (or no consideration) as shall be determined by Seller.
2.6.    Assumption of Liabilities.
Effective as of the Closing, neither Seller nor any of its Affiliates shall have any liability or obligation with respect to, and Buyer shall assume and thereafter pay, perform and discharge when due, all liabilities and obligations of Seller and its Affiliates, whether relating to periods prior to, on, or after the Closing, to the extent related to or arising from, the Transferred Consumer Care Assets, the Consumer Care Business, the Transferred Rx Product Assets, the Rx Product Business and/or the Conveyed Sites, other than the Retained Liabilities (collectively, the “Assumed Liabilities”) (provided that, notwithstanding anything to the contrary in this Section 2.6, (i) any liabilities or obligations of the Companies or any of their Subsidiaries shall not constitute Assumed Liabilities, it being acknowledged and agreed that such liabilities or obligations (other than Retained Liabilities) shall remain the liabilities or obligations, as applicable, of the Companies or their applicable Subsidiaries immediately after the Closing, and (ii) nothing in this Section 2.6 shall affect Buyer’s rights pursuant to Article X), including, without limitation:
(a)    all obligations and liabilities under the Material Contracts to which any member of the Seller Group is a party or by which it is bound, to the extent relating to the Consumer Care Business;
(b)    all liabilities of Schering-Plough Canada, Inc. for accounts payable, which liabilities shall be included in the calculation of Closing Date Net Working Capital;
(c)    (i) with respect to the Transferred Employees (other than the Company Employees) that are employed in the United States, obligations and liabilities of Seller and its Affiliates (other than the Companies or their Subsidiaries) relating to vacation and sick leave, and (ii) with respect to the Transferred Employees (other than the Company Employees) that are employed in a jurisdiction other than the United States, obligations and liabilities of Seller and its Affiliates (other than the Companies or their Subsidiaries) relating to vacation, holiday pay, annual leave and sick leave and all other obligations and liabilities of Seller and its Affiliates that are required to be assumed by Buyer or its Affiliates under applicable Laws in connection with the Contemplated Transactions;
(d)    any Taxes for which Buyer is responsible under Section 6.1 of this Agreement;
(e)    any obligations or liabilities to the extent relating to the Consumer Care Business in connection with any Litigation, other than Retained Liabilities;
(f)    any obligations or liabilities arising under Environmental Law to the extent relating to the ownership or operation of the Consumer Care Business or the ownership, use, possession or condition of the Transferred Consumer Care Assets or the Conveyed Sites, other than Retained Liabilities;

(g)    the Assumed Rx Liabilities; and
(h)    the obligations and liabilities set forth in Section 2.6(h) of the Seller Disclosure Schedule.
2.7.    Retained Liabilities.
Seller shall, without any further responsibility or liability of, or recourse to, Buyer, or any of Buyer’s directors, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors or assigns (including the Companies and their Subsidiaries), absolutely and irrevocably assume and be solely liable and responsible for the following obligations and liabilities (the “Retained Liabilities”); it being understood that nothing in this Section 2.7 shall affect Buyer’s rights pursuant to Article X:
(a)    all obligations and liabilities to the extent relating to or arising out of the Retained Assets;
(b)    any Taxes for which Seller is responsible under Section 6.1 of this Agreement;
(c)    all obligations and liabilities for which Seller or its Affiliates are made responsible pursuant to the terms of this Agreement or the Ancillary Documents;
(d)    the obligations and liabilities set forth in Section 2.7(d) of the Seller Disclosure Schedule (the “Section 2.7(d) Liabilities”); and
(e)    the China Obligations.
2.8.    Purchase Price; Payments at the Closing.
(a)    The purchase price to be paid by Buyer to Seller for the Company Common Stock and the Transferred Assets, and the assumption of the Assumed Liabilities, shall be Fourteen Billion Two Hundred Million Dollars ($14,200,000,000) (the “Base Purchase Price”), subject to adjustment as provided in this Article II.
(b)    Not fewer than four (4) Business Days prior to the Closing, Seller shall deliver to Buyer a written statement (the “Closing Date Statement”) setting forth Seller’s good faith estimate of Closing Date Net Working Capital, calculated in the same manner as the Illustrative Closing Date Net Working Capital is calculated in Exhibit A (“Estimated Closing Date Net Working Capital”) and either (i) the amount, if any, by which such estimate exceeds Target Net Working Capital (any such amount, an “Estimated Working Capital Excess”) or (ii) the amount, if any, by which such estimate is less than Target Net Working Capital (any such amount, an “Estimated Working Capital Deficit”). Buyer shall have the opportunity to review all materials and information used by Seller in preparing such estimate, the Estimated Closing Cash Amount and the Estimated Closing Indebtedness Amount, and Seller shall make available such personnel as are reasonably necessary to assist Buyer in its review of the foregoing.

(c)    At the Closing, Buyer shall pay to Seller the Base Purchase Price, plus the amount of any Estimated Working Capital Excess or less the amount of any Estimated Working Capital Deficit (the “Closing Consideration Amount”). The Closing Consideration Amount shall be paid by wire transfer of immediately available funds to an account in New York, New York, which account shall be designated by Seller no fewer than five (5) Business Days prior to the Closing Date.
(d)    The Closing Date Statement shall, in addition to the adjustments set forth in Section 2.8(b), also include Seller’s good faith estimate of Closing Date Cash (the “Estimated Closing Cash Amount”) and Closing Date Indebtedness (the “Estimated Closing Indebtedness Amount”). If the Closing Date Statement indicates an Estimated Closing Cash Amount of greater than zero, the Closing Consideration Amount shall be increased by the amount of such excess. If the Closing Date Statement indicates an Estimated Closing Indebtedness Amount of greater than zero, the Closing Consideration Amount shall be decreased by the amount of such excess. Any adjustments made pursuant to this Section 2.8(d) shall be made without duplication of any adjustment made with respect to Closing Date Net Working Capital.
(e)    Allocation.
(i)    Within one hundred eighty (180) days after the Closing, Seller shall prepare and set forth in a schedule (the “Allocation Schedule”), a proposed allocation of the Closing Consideration Amount (as adjusted pursuant to this Agreement) plus any liabilities properly taken into account for U.S. federal Income Tax purposes. Such allocation shall be made among the stock of each Company, each of the Transferred Assets and each of the assets of each Section 338(h)(10) Company, and shall be consistent with applicable Law. The Allocation Schedule shall be amended by the parties hereto to reflect any subsequent adjustments to the purchase price.
(ii)    If Buyer disagrees with any item in the Allocation Schedule, the parties shall negotiate in good faith to resolve the dispute. If Buyer and Seller are unable to resolve the dispute within fifteen (15) days, they shall jointly select one appraisal expert (the “Accounting Firm”). As promptly as practicable thereafter (and in any event within five (5) Business Days), Buyer and Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of the dispute to the Accounting Firm. As soon as practicable thereafter (and in any event within thirty (30) days), Buyer and Seller shall cause the Accounting Firm to choose one of the parties’ positions based solely upon the presentations by Buyer and Seller. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer and Seller based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm determines that $600 should be allocated in accordance with Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Seller. All determinations made by the Accounting Firm shall be final, conclusive and binding on the parties absent manifest error.
(iii)    Seller and Buyer shall not, and shall cause their respective Affiliates not to, take any position on any Tax Return, in connection with any Tax Claim, or otherwise, that is inconsistent with the Allocation Schedule, as amended for resolution of disputes or adjustments to the purchase price, unless required by applicable Law.
2.9.    Post-Closing Purchase Price Determination.
(a)    After Closing, Buyer shall prepare and, within ninety (90) days after Closing, Buyer shall deliver to Seller, a statement, prepared in accordance with the Illustrative Purchase Price Adjustment Statement in Exhibit B, setting forth Buyer’s determination of (i) Closing Date Net Working Capital, calculated in the same manner as the Illustrative Closing Date Net Working Capital is calculated in Exhibit A, (ii) Closing Date Cash and (iii) Closing Date Indebtedness (the “Purchase Price Adjustment Statement”). For the purpose of preparing the Purchase Price Adjustment Statement, Buyer shall conduct a physical stock-take of the inventory included in Current Assets and located at the Companies’, their Subsidiaries’ and Schering-Plough Canada, Inc.’s material warehouses; Seller (or its representatives) shall participate in such stock-take. To the extent that the quantities included on the count sheets of such stock-take are jointly agreed by Buyer and Seller, such results shall be binding on the parties hereto for purposes of determining the Closing Date Net Working Capital set forth in the Purchase Price Adjustment Statement and the Final Purchase Price Adjustment Statement. To the extent that there are any disputes with respect to the results of the stock-take, such disputes shall be resolved in accordance the procedures set forth in this Section 2.9. For the avoidance of doubt, movements in items of physical inventory that are counted after Closing will need to be reconciled (rolled) back to 11:59 P.M. (Eastern time) on the date immediately prior to the Closing Date to demonstrate applicability for purposes of the Final Purchase Price Adjustment.
(b)    If Seller disagrees with the Purchase Price Adjustment Statement, Seller shall notify Buyer in writing of such disagreement within forty-five (45) days after delivery of the Purchase Price Adjustment Statement, which notice (a “Purchase Price Dispute Notice”) shall describe in reasonable detail the nature of such disagreement, including the specific items involved and the dollar amounts thereof (the “Dispute Amounts”). Once delivered, Seller may not modify or amend the Purchase Price Dispute Notice. If Seller does not deliver a Purchase Price Dispute Notice within such forty-five (45)-day period, the Purchase Price Adjustment Statement, as delivered by Buyer to Seller, shall be the Final Purchase Price Adjustment Statement. If Seller delivers a Purchase Price Adjustment Notice within such forty-five (45)-day period, then the Dispute Amounts shall be resolved pursuant to Section 2.9(c).
(c)    Buyer and Seller shall negotiate in good faith to resolve any Dispute Amounts and, if the parties are able to resolve all Dispute Amounts, the Purchase Price Adjustment Statement, as modified to reflect such resolution, shall be the Final Purchase Price Adjustment Statement. If Buyer and Seller are unable to resolve all Dispute Amounts within twenty (20) days after delivery of a Purchase Price Dispute Notice, then the Dispute Amounts shall be referred for final determination to the Accounting Arbitrator within fifteen (15) days after the end of such twenty (20)-day period. If such firm is unable to serve or has served as a consultant in the Contemplated Transactions, Buyer and Seller shall jointly select an Accounting Arbitrator from an accounting firm of national standing that is not the independent auditor of (and did not otherwise serve as a consultant on the Contemplated Transactions to) either Buyer or the Companies or their respective Affiliates. If Buyer and Seller are unable to agree upon an alternative Accounting Arbitrator within such fifteen (15)-day period, then the Accounting

Arbitrator shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York (which is not the independent auditor of (and did not otherwise serve as a consultant on the Contemplated Transactions to) either Buyer or the Companies or their respective Affiliates). The Accounting Arbitrator shall consider only those Dispute Amounts which Buyer and Seller have been unable to resolve. The Accounting Arbitrator shall deliver to Buyer and Seller, as promptly as practicable, and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of such Dispute Amounts. The Accounting Arbitrator shall select as a resolution the position of either Buyer or Seller for each Dispute Amount (based solely on presentations and supporting material provided by the parties and not pursuant to any independent review) and may not impose an alternative resolution. Such report shall be final and binding upon the parties. Upon the decision of the Accounting Arbitrator, the Purchase Price Adjustment Statement, as adjusted to the extent necessary to reflect the Accounting Arbitrator’s decision, shall be the Final Purchase Price Adjustment Statement. The fees, costs and expenses of the Accounting Arbitrator shall be allocated to and borne by Buyer and Seller based on the inverse of the percentage that the Accounting Arbitrator’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total in amount to $1,000 and the Accounting Arbitrator awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Seller.
2.10.    Post-Closing Purchase Price Adjustment.
(a)    In the event that Closing Date Net Working Capital as reflected on the Final Purchase Price Adjustment Statement is greater than Estimated Closing Date Net Working Capital by more than $250,000, Buyer shall pay Seller an amount equal to the difference between the Closing Date Net Working Capital and the Estimated Closing Date Net Working Capital. In the event that Closing Date Net Working Capital as reflected on the Final Purchase Price Adjustment Statement is less than Estimated Closing Date Net Working Capital by more than $250,000, Seller shall pay Buyer an amount equal to the difference between the Closing Date Net Working Capital and Estimated Closing Date Net Working Capital.
(b)    In the event that the Closing Date Cash as reflected on the Final Purchase Price Adjustment Statement is greater than Estimated Closing Cash Amount, Buyer shall pay Seller an amount equal to the difference between the Closing Date Cash and the Estimated Closing Cash Amount. In the event that Closing Date Cash as reflected on the Final Purchase Price Adjustment Statement is less than Estimated Closing Cash Amount, Seller shall pay Buyer an amount equal to the difference between the Closing Date Cash and the Estimated Closing Cash Amount.
(c)    In the event that Closing Date Indebtedness as reflected on the Final Purchase Price Adjustment Statement is greater than Estimated Closing Indebtedness Amount, Seller shall pay Buyer an amount equal to the difference between the Closing Date Indebtedness and Estimated Closing Indebtedness Amount. In the event that Closing Date Indebtedness as reflected on the Final Purchase Price Adjustment Statement is less than Estimated Closing Indebtedness Amount, Buyer shall pay Seller an amount equal to the difference between the Closing Date Indebtedness and Estimated Closing Indebtedness Amount.

(d)    Any amounts payable pursuant to this Section 2.10 shall be paid within four (4) Business Days after final determination of the Final Purchase Price Adjustment Statement by wire transfer of immediately available funds to an account designated by the party receiving such payment, provided, that if Buyer is entitled to any payment, and Seller is also entitled to any payment, in each case pursuant to this Section 2.10, then such payments shall be netted against each other for purposes of determining the aggregate net amount payable to Seller or Buyer, as applicable.
(e)    Seller and Buyer agree to treat any payment made pursuant to this Section 2.10 as an adjustment to the Closing Consideration Amount for all Tax purposes.
2.11.    “AS IS, WHERE IS” for Remaining Rx Products.
BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 3.1, 3.4, 3.5, 3.10(a), AND 3.17, BUYER IS ACQUIRING THE TRANSFERRED REMAINING RX PRODUCT ASSETS ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY WARRANTY AS TO QUALITY, THE FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONDITION OF THE ASSETS OR AS TO ANY OTHER MATTER.
ARTICLE III
Representations and Warranties of Seller
Except as set forth in the Seller Disclosure Schedule (it being agreed that any matter disclosed in the Seller Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent), Seller hereby represents and warrants to Buyer as follows:
3.1.    Organization and Power.
Each of the Companies, their Subsidiaries, Seller and the Seller Parties is duly incorporated or organized (as the case may be), validly existing and in good standing under the Laws of its respective jurisdiction of organization. Seller and the Seller Parties have full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which they are a party and to consummate the Contemplated Transactions. Seller, together with its Affiliates, has all power and authority, and possesses all governmental licenses and permits necessary to enable it, to, directly or indirectly, own or lease and to operate the properties and assets with respect to the Transferred Business and carry on the Transferred Business as currently conducted, except such power, authority, licenses and permits the absence of which would not have a Business Material Adverse Effect.
3.2.    Authorization and Enforceability.
The execution and delivery of this Agreement and the Ancillary Documents to which Seller and the Seller Parties are a party and the performance by Seller and the Seller Parties of the Contemplated Transactions that are required to be performed by Seller and the Seller Parties has been duly authorized by Seller and the Seller Parties and no other corporate proceedings on their part (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller and the Seller Parties are a party or the consummation of the Contemplated Transactions that are required to be performed by Seller and the Seller Parties. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Seller and the Seller Parties will be, at the Closing, duly authorized, executed and delivered by Seller and the Seller Parties, and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Seller and the Seller Parties, as the case may be, enforceable against Seller and the Seller Parties, as the case may be, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
3.3.    Capitalization of the Companies.
(a)    The Companies. Seller or an Affiliate of Seller is the record and beneficial owner of all of the outstanding shares of Company Common Stock (in each case as set forth in Section 3.3(a) of the Seller Disclosure Schedule). All such outstanding shares of Company Common Stock are duly authorized, have been validly issued and are fully paid and non-assessable, are owned beneficially and of record by Seller or an Affiliate of Seller, free and clear of any Lien, and were issued in compliance with applicable securities Laws or exemptions therefrom. Except for the shares of Company Common Stock owned and held by Seller and its Affiliates, at the close of business on the date hereof, no shares of capital stock or other Equity Securities of the Companies were issued, reserved for issuance or outstanding. No Company has any outstanding securities convertible into or exchangeable or exercisable for any shares of its capital stock or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any shares of its capital stock. Neither Seller nor any of its Affiliates is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the sale or voting of any shares of capital stock of any Company or any securities convertible into or exchangeable or exercisable for any such shares.
(b)    Subsidiaries. Section 3.3(b) of the Seller Disclosure Schedule sets forth a true and correct list of all Subsidiaries of each of the Companies, listing for each such Subsidiary its name, its jurisdiction of organization, its authorized capital stock or other equity interests, the number and type of its issued and outstanding shares of capital stock or other equity interests and the current record and beneficial ownership of such shares or other equity interests. All the outstanding shares of capital stock, partnership interests, limited liability company interests or other outstanding equity interests, as applicable, of each of the Companies’ Subsidiaries are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and are owned, directly or indirectly, by a Company free and clear of any Lien. There are no outstanding securities convertible into or exchangeable or exercisable for any shares of the capital stock, partnership interests, limited liability company interests or any other equity interests, as applicable, of any of a Company’s Subsidiaries or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any shares of capital stock, partnership interests, membership interests or other equity interests, as applicable, of any of a Company’s Subsidiaries. Neither Seller nor any of its Affiliates is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement, whether or not a Subsidiary of any Company is a party thereto, with respect to the sale or voting of any shares of capital stock or other equity interests of any Subsidiary of a Company or any securities convertible into or exchangeable or exercisable for any such shares of other equity interests.
(c)    No Voting Debt, etc. None of the Companies or their respective Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the holders of Equity Securities of such Company or such Subsidiary of a Company may vote. None of the Companies or their respective Subsidiaries owns, or has the right or obligation to acquire, any Equity Securities of any Person (other than the Companies’ Subsidiaries set forth on Section 3.3(b) of the Seller Disclosure Schedule). None of the Companies or their respective Subsidiaries is required to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person.
3.4.    No Violation.
The execution and delivery by Seller and the Seller Parties of this Agreement and the Ancillary Documents, consummation of the Contemplated Transactions that are required to be performed by Seller and the Seller Parties and compliance with the terms of this Agreement and the Ancillary Documents will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other similar organizational documents of Seller or any Seller Party, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Seller or any Seller Party or by which it or any of its properties is bound or affected, or (c) result in the creation of, or require the creation of, any Lien upon any shares of the Company Common Stock and/or the Transferred Assets, except, in the cases of clauses (b) or (c), to the extent such conflict, liability or Lien would not have a Business Material Adverse Effect.
3.5.    Governmental Authorizations and Consents.
No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (the “Governmental Consents”) are required to be obtained or made by Seller or any Seller Party in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents or the consummation by Seller or any Seller Party of the Contemplated Transactions, other than (a) a filing with the FTC and the DOJ under the HSR Act, (b) filings with Governmental Authorities with respect to the transfer of the Marketing Authorizations for the Consumer Care Products and the Rx Product Marketing Authorizations from Seller to Buyer, and (c) those Governmental Consents listed in Section 3.5 of the Seller Disclosure Schedule, and except for those for which the failure to obtain such Governmental Consents would not have a Business Material Adverse Effect.

3.6.    Financial Information.
(a)Section 3.6 of the Seller Disclosure Schedule sets forth certain financial information about the Consumer Care Business (the “Financial Information”). The Financial Information has been sourced from the books and records of Seller, and Seller’s books and records have been prepared in accordance with GAAP. The Financial Information is in accordance with Seller’s accounting policies and procedures, consistently applied, and fairly presents, in all material respects, the results of operations in the case of Section 3.6(a)(i) of the Seller Disclosure Schedule (Income Statement Schedule) and the financial condition in the case of Section 3.6(a)(ii) of the Seller Disclosure Schedule (Net Asset Schedule) of the Consumer Care Business taken as a whole as of the dates thereof and for the time periods covered thereby. Except as expressly disclosed in the notes to the Financial Information or in the Seller Disclosure Schedules, there are no material off balance sheet transactions, arrangements, obligations, or relationships attributable to the Consumer Care Business or to which any Company or any of its Subsidiaries is a party. Section 3.6(a)(iii) of the Seller Disclosure Schedule sets forth the net sales of the Rx Product Business, which has been properly extracted from the books and records of Seller, which have been prepared in accordance with GAAP. Sections 3.6(a)(i) and 3.6(a)(ii) of the Seller Disclosure Schedule set forth the material differences in basis of presentation between the Financial Information (Income Statement Schedule and Net Asset Schedule, respectively) and the special purpose financial statements of the Consumer Care Business (statement of direct revenues and expenses and the statement of assets acquired and liabilities assumed, respectively). The special purpose financial statements of the Consumer Care Business will be prepared in accordance with GAAP.
(b)Except as reflected or reserved in the Financial Information, neither the Transferred Business nor any Company or any of its Subsidiaries had, as of the applicable time periods covered by such Financial Information, any debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) that would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto, other than debts, liabilities, commitments or obligations (i) relating to, or arising in connection with, this Agreement, or any matter specifically disclosed in the Seller Disclosure Schedule, (ii) that have arisen in the ordinary course of business or (iii) that would not have a Business Material Adverse Effect.
(c)From January 1, 2014 to the date of this Agreement, there has not occurred any Business Material Adverse Effect. Since the date of this Agreement, there has not occurred any Business Material Adverse Effect. From December 31, 2013, to the date of this Agreement, (a) the Transferred Business has been conducted in all material respects in the ordinary course consistent with past practice, (b) there has not been any material change in any method of financial accounting or financial accounting practice or internal controls (including internal controls over financial reporting) by Seller or any Company or Subsidiary thereof, and (c) none of the Companies, any of their Subsidiaries or (in connection with the Transferred Business) any member of the Seller Group has taken any action that, if taken after the date of this Agreement, would require Buyer’s consent under Section 5.1(b)(xvi) or (xvii).

3.7.    Real Property.
(a)Section 3.7(a) of the Seller Disclosure Schedule sets forth a true and complete list of all real property leases and subleases that relate solely to the Consumer Care Business under which Seller or any of its Affiliates is a lessee or sublessee (the “Real Property Leases,” and the properties leased or subleased thereunder, the “Leased Real Property”). The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens. As of the date hereof, neither Seller nor any of its Affiliates has received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof.
(b)Seller (together with its Affiliates) owns the real property listed on Section 3.7(b) of the Seller Disclosure Schedule (the “Conveyed Sites”). Each of Seller and its Affiliates, as applicable, has good, valid and insurable fee title to the Conveyed Sites (other than the Conveyed Site in China) free and clear of any Liens, except for Permitted Liens. In respect of the Conveyed Site in China, Seller or an Affiliate of Seller has a good and valid granted land use right to the land and good and valid ownership of the buildings constructed thereon, in each case free and clear of any Liens, except for Permitted Liens. None of the Conveyed Sites is subject to any lease, license or sublicense or any right or option of any other Person to purchase or lease an interest in such Conveyed Site. None of the Companies or any of their Subsidiaries is a party to any Contract to acquire any real property and does not otherwise have any obligation to acquire any real property.
(c)Except as set forth in Section 3.7(c) of the Seller Disclosure Schedule, each facility (including, all buildings, structures, and improvements) included in the Conveyed Sites and the Leased Real Property is in all material respects in good operating condition and repair and is in all material respects structurally sound and free of defects, with no material alterations or repairs required thereto under applicable Law or insurance company requirements.
(d)Neither Seller nor any of its Affiliates has received any written notice of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Conveyed Sites or the Leased Real Property.
3.8.    Intellectual Property.
(a)Section 3.8(a) of the Seller Disclosure Schedule includes, but is not limited to, a list of (i) all Registered Purchased Owned Consumer Care IP (other than corporate names and trade names that are Registered) that as of the date hereof is material to the operation of the Consumer Care Business as currently conducted, and (ii) the Registered Transferred Owned Rx IP, indicating, for each such item in (i) and (ii), as applicable and as of the date hereof, the name of the current legal owner, the jurisdiction of application/registration, the application/registration number, and the filing/issuance date (other than for Internet domain names). Each item of Purchased Owned IP required to be set forth in Section 3.8(a) of the Seller Disclosure Schedule that is issued by, or registered, recorded or filed with, any Governmental Authority is subsisting. All registration, renewal, maintenance and other payments that are or have become due with respect to each item of Registered Purchased

Owned IP required to be set forth in Section 3.8(a) of the Seller Disclosure Schedule have been timely paid as of the date hereof, by or on behalf of the owner of such item.
(b)Except as set forth in Section 3.8(b)(i) of the Seller Disclosure Schedule, as of the date hereof, each item of Registered Purchased Owned Consumer Care IP that is an issued patent or is a Trademark registration, in each case that is material to the operation of the Consumer Care Business as currently conducted, has not been adjudged by any Governmental Authority, without further appeal possible, to be invalid or unenforceable. Except as set forth in Section 3.8(b)(ii) of the Seller Disclosure Schedule, as of the date hereof, each item of Registered Transferred Owned Rx IP that is an issued patent or is a Trademark registration, in each case that is material to the operation of the Specified Rx Product Business as currently conducted, has not been adjudged by any Governmental Authority, without further appeal possible, to be invalid or unenforceable.
(c)
(i)    Except as set forth in Section 3.8(c)(i) of the Seller Disclosure Schedule, as of the date hereof, Seller and/or its Affiliates (A) are the sole and exclusive beneficial and legal owners (where applicable) of each item of Registered Purchased Owned Consumer Care IP that is material to the operation of the Consumer Care Business as currently conducted, free and clear of all Liens (other than Permitted Liens), (B) have the right to use such material Registered Purchased Owned Consumer Care IP in the operation of the Consumer Care Business as currently conducted, and (C) to the Knowledge of Seller, have the right to use the Purchased Licensed Consumer Care IP that is material to the operation of the Consumer Care Business as currently conducted, subject to the terms of the Purchased Consumer Care IP Agreements.
(ii)    Except as set forth in Section 3.8(c)(ii) of the Seller Disclosure Schedule, as of the date hereof, Seller and/or its Affiliates (A) are the sole and exclusive beneficial and legal owners (where applicable) of each item of Registered Transferred Owned Rx IP that is material to the operation of the Specified Rx Product Business as currently conducted, free and clear of all Liens (other than Permitted Liens), (B) have the right to use such material Registered Transferred Owned Rx IP in the operation of the Specified Rx Product Business as currently conducted, and (C) to the Knowledge of Seller, have the right to use the Transferred Licensed Rx IP that is material to the operation of the Specified Rx Product Business as currently conducted, subject to the terms of the Transferred Rx IP Agreements. Except as set forth in Section 3.8(c) of the Seller Disclosure Schedule, during the three (3)-year period immediately prior to the date hereof, neither Seller nor its Affiliates have received a written notice from any other Person (including any employee or consultant) pursuant to which such Person claims to own, or have any right to receive any royalty or other payment for the use or exploitation of, any material Registered Purchased Owned Consumer Care IP or Transferred Owned Rx IP.
(d)Except as set forth in Section 3.8(d)(i) of the Seller Disclosure Schedule with respect to the Consumer Care Business or the Registered Purchased Owned Consumer Care IP, and except as set forth in Section 3.8(d)(ii) of the Seller Disclosure Schedule with respect to the Specified Rx Product Business or the Registered Transferred Owned Rx IP, to the Knowledge of Seller, as of the date hereof (i) the operation of the Consumer Care Business or the Specified Rx Product Business, as applicable, as currently conducted does not infringe or misappropriate the Intellectual Property of any Person in any material respect, and (ii) no Person is infringing or misappropriating any Purchased Owned IP in any material respect. Except as set forth in Section 3.8(d)(iii) of the Seller Disclosure Schedule with respect to the Consumer Care Business and except as set forth in Section 3.8(d)(iv) of the Seller Disclosure Schedule with respect to the Specified Rx Product Business, during the three (3)-year period immediately prior to the date hereof, neither Seller nor its Affiliates have received written notice of a claim (including any claim presented as an “invitation to license” or “cease and desist” letter) that could reasonably be asserted solely against the Consumer Care Business or solely against the Specified Rx Product Business, as applicable, that the operation of the Consumer Care Business or the Specified Rx Product Business, as applicable, infringes or misappropriates the Intellectual Property of any other Person in any material respect.
(e)Except as set forth in Section 3.8(e)(i) of the Seller Disclosure Schedule with respect to the Consumer Care Business or the Companies or their Subsidiaries, and except as set forth in Section 3.8(e)(ii) of the Seller Disclosure Schedule with respect to the Specified Rx Product Business, and except as would not have a Business Material Adverse Effect, as applicable, as of the date hereof there is no Litigation alleging misappropriation or infringement of the Intellectual Property of any Person pending or, to the Knowledge of Seller, threatened in writing against the Companies or their Subsidiaries, or against any member of the Seller Group that could reasonably be asserted solely against the Consumer Care Business or the Specified Rx Product Business, as applicable, provided that for purposes of this Section 3.8(e), any Litigation that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to Seller or its Affiliates shall be deemed to be “threatened” rather than “pending.” Buyer acknowledges that the representations and warranties set forth in Section 3.8(d) and this Section 3.8(e) are the only representations and warranties Seller makes in this Agreement with respect to any activity that constitutes infringement or misappropriation of Intellectual Property.
(f)To the Knowledge of Seller, Seller and its Affiliates have taken commercially reasonable measures to maintain in confidence any and all Trade Secrets that constitute Purchased IP that is material to the operation of the Consumer Care Business or the Specified Rx Product Business as currently conducted. Except as would not have a Business Material Adverse Effect, (i) each employee, contractor or other Person who is or was involved in the creation or development of any Purchased Owned Consumer Care IP that is material to the operation of the Consumer Care Business as currently conducted has signed an agreement containing an assignment of Intellectual Property to Seller or one of its Affiliates and reasonable confidentiality provisions protecting such Purchased Owned Consumer Care IP, which, to the Knowledge of Seller, has not been breached by such Person, and (ii) each employee, contractor or other Person who is or was involved in the creation or development of any Transferred Owned Rx IP that is material to the operation of the Specified Rx Product Business as currently conducted has signed an agreement containing an assignment of Intellectual Property to Seller or one of its Affiliates and reasonable confidentiality provisions protecting such Transferred Owned Rx IP, which, to the Knowledge of Seller, has not been breached by such Person.
(g)The information technology, systems and Software used by the Companies and their Subsidiaries solely in the operation of the Consumer Care Business (i) to the

Knowledge of Seller, except to the extent customized or configured by or for the Companies or their Subsidiaries, operate and perform in all material respects in accordance with their documentation and functional specifications, and otherwise as required by the Consumer Care Business as presently conducted, (ii) have not materially malfunctioned or failed within the three (3)-year period immediately prior to the date hereof other than failures directly due to prolonged power outages caused by events beyond Seller’s or its Affiliates’ reasonable control, and (iii) to the Knowledge of Seller, do not contain any material “backdoor,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other Software routine that permits unauthorized access or the unauthorized disablement of a Software program automatically with the passage of time. The Companies and their Subsidiaries have implemented commercially reasonable backup and disaster recovery technology processes consistent with industry practices.
3.9.    Contracts.
(a)Material Contracts. Section 3.9(a) of the Seller Disclosure Schedule is a true and complete list, as of the date hereof, of all of the following Contracts to which Seller or any of its Affiliates is a party or by which they are bound and that relate solely to the Consumer Care Business (the “Material Contracts”) (excluding, in each case, any Contract with any merchandiser):
(i)    Contracts for the marketing of Consumer Care Products involving reasonably anticipated payments to or from the Consumer Care Business in excess of $500,000 in any calendar year;
(ii)    Contracts for the distribution of Consumer Care Products involving reasonably anticipated payments to or from the Consumer Care Business in excess of $500,000 in any calendar year;
(iii)    Contracts for (x) the manufacturing of Consumer Care Products or (y) the supply of any materials forming part of the manufacturing process of products of the Consumer Care Business, in each case involving reasonably anticipated payments to or from the Consumer Care Business in excess of $500,000 in any calendar year;
(iv)    all Purchased Consumer Care IP Agreements that are material to the operation of the Consumer Care Business as currently conducted;
(v)    all Real Property Leases;
(vi)    Contracts evidencing Indebtedness;
(vii)    Contracts evidencing any obligations of any Company or any of its Subsidiaries to issue, sell, repurchase or redeem any Equity Securities of such Company or any of its Subsidiaries;
(viii)    all Business Employment Contracts;
(ix)    all Collective Bargaining Agreements;

(x)    leases of personal property under which the Companies or any of their respective Subsidiaries (or any member of the Seller Group) is the lessee and is obligated to make payments of more than $250,000 in any calendar year;
(xi)    Contracts limiting the freedom of any Company or a Subsidiary of any Company or the Consumer Care Business to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area; and
(xii)    Contracts entered into outside of the ordinary course of business within the twelve (12) month period immediately prior to the date hereof, providing for a business combination, divestment of material assets, joint venture or similar relationship, involving the Companies, the Transferred Consumer Care Assets or any aspect of the Consumer Care Business, and which contain material ongoing obligations on the part of the Companies.
(b)Status of Contracts. A copy of each Material Contract and each Rx Contract has been made available to Buyer. Except as disclosed in Section 3.9(b)(i) of the Seller Disclosure Schedule with respect to Material Contracts and except as disclosed in Section 3.9(b)(ii) of the Seller Disclosure Schedule with respect to Rx Contracts, all Material Contracts and Rx Contracts are valid, binding and in full force and effect and enforceable by Seller and its Affiliates, as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Seller and its Affiliates, as applicable, have performed in all material respects all obligations required to be performed by them under the Material Contracts and the Rx Contracts to which they are parties, and, to the Knowledge of Seller, each other party to a Material Contract or an Rx Contract has performed in all material respects all obligations required to be performed by it prior to the date hereof under such Material Contract or Rx Contract, as applicable. Neither Seller nor any of its Affiliates has received any written notices from any party to a Material Contract of such party’s intention to amend, cancel, terminate, fail to renew or materially change the scope of any party’s rights under the applicable Material Contract, which, if so amended, cancelled, terminated, failed to be renewed or materially changed, individually or in the aggregate, would have a Business Material Adverse Effect.
3.10.    Title; Sufficiency of Transferred Assets.
(a)    Except as set forth on Section 3.10(a) of the Seller Disclosure Schedule, Seller, directly or indirectly, has good title to, or valid leasehold or license interests in, as the case may be, all of the Transferred Assets, free and clear of all Liens other than Permitted Liens.
(b)    Except as set forth on Section 3.10(b) of the Seller Disclosure Schedule, together, (i) the Transferred Consumer Care Assets, (ii) the Rx Product Regulatory Documentation solely relating to Rx Products and Consumer Care Products, (iii) the assets owned, leased or licensed by the Companies and their Subsidiaries, (iv) the services contemplated by the Transition Services Agreement, (v) the supply contemplated by the Seller to Buyer Master Product Supply Agreement, and (vi) the Intellectual Property licensed to Buyer under the Ancillary IP Agreements, constitute, in all material respects, all of the assets used to conduct the Consumer Care Business immediately prior to the date hereof.

(c)    Except as set forth on Section 3.10(c) of the Seller Disclosure Schedule, together, (i) the Transferred Rx Product Assets, (ii) the services contemplated by the Transition Services Agreement, (iii) the supply contemplated by the Seller to Buyer Master Product Supply Agreement, and (iv) the Intellectual Property licensed to Buyer under the Ancillary IP Agreements, constitute, in all material respects, all of the Drug Approval Applications and Intellectual Property (other than copyrights and rights in databases and data collections) necessary to conduct the Specified Rx Product Business immediately prior to the date hereof.
3.11.    Compliance with Laws.
(a)    Each of the Consumer Care Business and the Specified Rx Product Business is being, and since January 1, 2012, each of the Consumer Care Business and the Specified Rx Product Business has been, conducted and operated in all material respects in compliance with each Law that is applicable to the conduct or operation of the Consumer Care Business or the Specified Rx Product Business, as applicable, or the ownership or use of any of the Transferred Consumer Care Assets or the Transferred Specified Rx Product Assets, as applicable.
(b)    Each of the Companies and their Subsidiaries has, either in its own name or, where local requirements mandate such registration be held by a distributor, in the name of a distributor on behalf of such Company or Subsidiary, all material consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (including Marketing Authorizations) required to be obtained from any Governmental Authority to sell, market, distribute, store or manufacture all products currently being sold, offered for sale, marketed, distributed, stored or manufactured, as applicable, by the Consumer Care Business. The Rx Product Marketing Authorizations include all material Drug Approval Applications required to be obtained from any Governmental Authority to sell, market, distribute, store or manufacture all products currently being sold, offered for sale, marketed, distributed, stored or manufactured, as applicable, by the Rx Product Business.
(c)    Notwithstanding the foregoing, the representations and warranties in this Section 3.11 shall not be construed as or deemed to be representations and warranties regarding the infringement or misappropriation of the Intellectual Property of any third party or apply to Environmental Matters (which is the subject of Section 3.12), Litigation (which is the subject of Section 3.13), ERISA and employee benefit plan matters (which are the subject of Section 3.16), Taxes (which is the subject of Section 3.17) or any drug, pharmaceutical, medical device, cosmetic and consumer goods regulatory matters, including anti-corruption and export control matters (which are the subject of Section 3.19).
3.12.    Environmental Matters.
(a)    Since January 1, 2012, except as set forth in Section 3.12(a) of the Seller Disclosure Schedule, the Consumer Care Business has been in material compliance with all applicable Environmental Laws.
(b)    Except as set forth in Section 3.12(b) of the Seller Disclosure Schedule, the Consumer Care Business has obtained all material permits, licenses, authorizations,

registrations and other governmental consents required by applicable Environmental Laws (collectively referred to as “Environmental Permits”) and is in substantial compliance with the terms and conditions of such Environmental Permits.
(c)    Except as set forth in Section 3.12(c) of the Seller Disclosure Schedule, as of the date hereof, neither Seller nor any of its Affiliates has received with respect to the Consumer Care Business written notice from a Governmental Authority of any material injunction, decree, Order, judgment, lawsuit, claim, proceeding, citation, notice of potential liability, directive or summons (collectively referred to as “Proceedings”) alleging material liability under any Environmental Law, except for such Proceedings that have been resolved or otherwise addressed to the satisfaction of the relevant Governmental Authority or other Person.
(d)    Except as set forth in Section 3.12(d) of the Seller Disclosure Schedule, there are no other circumstances or conditions involving the Consumer Care Business that have, since January 1, 2012, resulted in, or that would reasonably be expected to result in, any material liability or obligation with respect to any Environmental Law.
3.13.    Litigation.
Except as set forth in Section 3.13 of the Seller Disclosure Schedule with respect to the Consumer Care Business and the Specified Rx Product Business, as of the date hereof, there are no claims, actions, arbitrations, suits, investigations or other proceedings (“Litigation”) involving the Consumer Care Business and the Specified Rx Product Business pending or, to the Knowledge of Seller, threatened, against Seller, the Companies or their Subsidiaries, or any of their respective Affiliates at Law or in equity by or before any Governmental Authority, involving more than $250,000 individually or in the aggregate. Except as set forth in Section 3.13 of the Seller Disclosure Schedule, as of the date hereof, neither Seller nor the Companies nor any Subsidiary of any Company nor any of their respective Affiliates are subject to any Order arising from any Litigation with respect to the Consumer Care Business and the Specified Rx Product Business.
3.14.    Personnel Matters.
(a)    Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule and subject to Section 12.11(b), as of the date hereof, there are no claims (other than ordinary claims under Plans), disputes, actions, grievances or disciplinary actions pending or, to the Knowledge of Seller, threatened, by or between Seller, a Company or any of their Subsidiaries, or any of their respective Affiliates, on the one hand, and any Business Employee, on the other hand, except as would not have a Business Material Adverse Effect.
(b)    Subject to Section 12.11(b), Section 3.14(b) of the Seller Disclosure Schedule is a true and complete list as of the date hereof of all employment, severance, termination, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory agreement or Contract to which a Company, Seller or any of their respective Subsidiaries or Affiliates is a party with respect to any Business Employee or former Company Employee to whom an obligation is still owed except where such Business Employee or former Company Employee is employed in a jurisdiction outside of the United

States and such agreement or Contract is in an amount under $300,000 (collectively, the “Business Employment Contracts”).
3.15.    Labor Matters.
(a)    Except as set forth in Section 3.15(a) of the Seller Disclosure Schedule, and subject to Section 12.11(b), with respect to the Consumer Care Business, neither Seller, nor any Company or any of their Subsidiaries (i) is a party to any collective bargaining agreements, union contracts, employee representation agreements, works council or other agreements with any labor organization or union or other employee organization (each, a “Collective Bargaining Agreement”) (and, to the Knowledge of Seller, no such agreement is currently being requested by, or is under discussion by management with, any employee or others), and (ii) is obligated by, or subject to, any Order or any unfair labor practice decision of the National Labor Relations Board or other similar state or foreign agency except as would not have a Business Material Adverse Effect.
(b)    Except as set forth in Section 3.15(b) of the Seller Disclosure Schedule subject to Section 12.11(b), as of the date hereof, with respect to the Consumer Care Business, (i) neither Seller nor any Company or any of their Subsidiaries is a party or subject to any pending or, to the Knowledge of Seller, threatened material labor or civil rights dispute, controversy or grievance or any material unfair labor practice proceeding with respect to claims of, or obligations of, any Business Employee or group of Business Employees, and (ii) neither Seller nor any Company or any of their Subsidiaries has received any notice with respect to the Consumer Care Business that any labor representation request is pending or, to the Knowledge of Seller, is threatened with respect to any Business Employee.
(c)    Each of Seller, the Companies and the Subsidiaries of the Companies is in compliance with respect to the Consumer Care Business in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
3.16.    Employee Benefits.
(a)    Subject to Section 12.11(b), Section 3.16(a) of the Seller Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all material bonus, stock option, stock purchase, other equity-based profit sharing, savings, disability, retirement, or other employee benefit plans or programs, maintained or contributed to for the benefit of Business Employees and former Company Employees other than those mandated or required to be maintained by a government in any jurisdiction other than the United States and other than the Business Employment Contracts (individually, a “Plan,” collectively, the “Plans”).
(b)    Subject to Section 12.11(b), other than as set forth in Section 3.16(b) of the Seller Disclosure Schedule, there are no Company Plans maintained for the benefit of Business Employees.
(c)    With respect to each Plan (other than Foreign Plans), Buyer has been provided with true and complete copies of: (i) all material Plan documents, (ii) the latest favorable determination letter received from the Internal Revenue Service (“IRS”) regarding the qualification of each Plan covered by Section 401(a) of the Code, (iii) the most recently filed Form 5500 for each Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and for each Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (iv) each summary plan description and each summary of material modification regarding the terms and provisions thereof, and (v) the most recent actuarial report, if applicable. With respect to each Foreign Plan, Buyer has been provided with a list of each Foreign Plan and, for Foreign Plans other than those that are sales incentive plans, a brief description of such Foreign Plan; provided, however, that Buyer will be provided a brief description of those Foreign Plans that are sales incentive plans within forty-five (45) days of the date hereof.
(d)    Subject to Section 12.11(b), other than as set forth in Section 3.16(d) of the Seller Disclosure Schedule and other than Foreign Plans, each Plan (i) has been maintained, funded and administered in compliance in all material respects with all applicable Laws, Orders, statutes, regulations and rules issued by a Governmental Authority and with any agreement entered into with a union or labor organization and (ii) has been operated in compliance in all material respects with its terms, except where a failure to do so would not have a Business Material Adverse Effect.
(e)    Except as set forth in Section 3.16(e) of the Seller Disclosure Schedule, no Business Employee currently participates in any multiemployer plan, as defined in Section 3(37) of ERISA or any Plan that is subject to Title IV of ERISA.
(f)    Except as set forth in Section 3.16(f) of the Seller Disclosure Schedule, each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS with respect to its qualified status, and to the Knowledge of Seller, the IRS has not taken any action to revoke such determination letter.
(g)    Subject to Section 12.11(b), except as set forth in Section 3.16(g) of the Seller Disclosure Schedule, each Plan that is required to be registered or approved by a foreign Governmental Authority has been registered with, or approved by, and has been maintained in all material respects in good standing with such Governmental Authority.
(h)    Subject to Section 12.11(b), except as set forth in Section 3.16(h) of the Seller Disclosure Schedule, (i) all material contributions required to be made prior to the date hereof with respect to any Plan by applicable Law, any Order or any Plan document or other contractual undertaking, and all premiums due or payable prior to the date hereof with respect to any insurance policy funding any Plan have been timely made, and (ii) all Foreign Plans (X) have been maintained in accordance with all applicable requirements of applicable Laws and with any agreement entered into with a union or labor organization except where a failure to be so maintained would not have a Business Material Adverse Effect, and (Y) have been operated in compliance in all material respects with their terms.
(i)    Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

3.17.    Taxes and Tax Matters.
Except as set forth in Section 3.17 of the Seller Disclosure Schedule:
(a)    Each Company, each Subsidiary of each Company, and, with respect to the Transferred Assets, Seller and each of its Affiliates has (i) timely filed all material Tax Returns that it was required to file, or had such Tax Returns required to be filed on its behalf as part of a consolidated, combined or unitary Tax Return timely filed, which Tax Returns were true, correct and complete in all material respects, (ii) paid all Taxes required to be paid by it with respect to such Tax Returns (except for Taxes being contested in good faith by appropriate proceedings); and (iii) timely withheld and remitted to the proper Taxing Authority all material Taxes required to be withheld by it.
(b)    No Company and no Subsidiary of any Company has been a member of an Affiliated Group filing a consolidated federal Income Tax Return other than a Merck Affiliated Group.
(c)    No Company, no Subsidiary of any Company, and, with respect to the Transferred Assets, none of Seller or its Affiliates has waived, nor had waived on its behalf, any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.
(d)    No material unresolved claim has been made by a Taxing Authority in a jurisdiction where any Company, any Subsidiary of any Company, or, with respect to the Transferred Assets, Seller or any of its Affiliates does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(e)    No Tax audits or proceedings are pending or being conducted with respect to any Company, any Subsidiary of any Company, or, with respect to the Transferred Assets, Seller or any of its Affiliates, nor, to the Knowledge of Seller, has any such audit or proceeding been threatened by a Taxing Authority.
(f)    No Company and no Subsidiary of any Company is a party to or bound by any Tax allocation or sharing agreement other than any Tax allocation or sharing provisions contained in commercial contracts not primarily relating to Taxes and entered into in the ordinary course.
(g)    No Company and no Subsidiary of any Company has engaged in any “listed transaction” or “transaction of interest” within the meaning of Section 1.6011-4(b)(2) and (6) of the Treasury Regulations and each Company and each Subsidiary of a Company has properly disclosed (i) all reportable transactions that it has entered into, if any, as required by Section 1.6011-4 of the Treasury Regulations; and (ii) all uncertain tax positions reflected in its financial accounting tax accrual workpapers, if any, as required by Section 1.6012-2(a)(4) of the Treasury Regulations. Furthermore, all disclosures described above, if any, have been made available for inspection by Buyer.
(h)    No Company and no Subsidiary of any Company (other than a Section 338(h)(10) Company) will be required as a result of (i) a change in accounting method for a taxable period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provisions of state, local or foreign Law) in taxable income for any Post-Closing Tax Period, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Tax Law), to include any item of income in or exclude any item of deduction from any Post-Closing Tax Period.
(i)    There are no Liens (other than Permitted Liens) on any of the assets of any Company or any Subsidiary of any Company that arose in connection with any failure (or alleged failure) to pay any Tax.
3.18.    Inventory. The Transferred Inventory is of a quality and quantity useable and saleable in the ordinary course of business and fit for the purpose for which it was procured or manufactured taking into account all applicable reserves.
3.19.    Certain Regulatory Matters.
(a)    Each of the Consumer Care Business and the Specified Rx Product Business is being, and since January 1, 2012, each of the Consumer Care Business and the Specified Rx Product Business has been, conducted in material compliance with the applicable Laws (other than Anti-Corruption Laws and Export Control Laws) governing the research, development, registration, manufacturing, labeling, distribution, marketing, advertising, promotion and selling of drug, consumer goods, cosmetic, medical device or prescription pharmaceutical products, as applicable, including current good manufacturing practices, except, in each case, for any non-compliance that would not result in a Business Material Adverse Effect.
(b)    None of the Companies, their Subsidiaries or, to the Knowledge of Seller, any of their respective directors or officers, has since January 1, 2012 (i) been found by the relevant government enforcement authorities to have violated or been in violation of any Anti-Corruption Laws or Export Control Laws applicable to the Transferred Business, (ii) made, undertaken, offered to make, promised to make or authorized any Prohibited Payment to any Governmental Authority, public official or customer of the Transferred Business, or (iii) is subject to any ongoing governmental investigation alleging a violation of the Anti-Bribery Laws or Export Control Laws applicable to the Transferred Business. “Anti-Corruption Laws” means any and all domestic and foreign Laws, regulations, conventions and international financial institution rules regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records and financial controls, including the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), the United Kingdom Bribery Act 2010 (c.23), the Brazilian Anti-Corruption Law (Law nº. 12,846/2013), similar Laws and regulations of the People’s Republic of China and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; “Export Control Laws” means all applicable export and re-export control Laws, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations maintained by the U.S. Department of State; “Prohibited Payments” means the offer, authorization, payment or giving of any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value in a manner prohibited by Anti-Corruption Laws to any Governmental Authority or public official for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing business or any improper advantage or inducing such payee to use his influence with a Governmental Authority or Person affiliated with any Governmental Authority to affect or influence any act or decision of such Governmental Authority or Person.
(c)    Except as set forth in Section 3.19(c) of the Seller Disclosure Schedule and other than any FDA Form 483 or similar written communication, since January 1, 2012, (i) none of Seller, the Companies, the Subsidiaries of the Companies, or any of their respective Affiliates has received any written notice or other communication from the FDA or any other Governmental Authority alleging any material violation of any Law by Seller, any Company, Company Subsidiary or any of their respective Affiliates applicable to governing the research, development, registration, manufacturing, labeling, distribution, marketing, advertising, promotion and selling of any Consumer Care Product or any Specified Rx Product other than Anti-Corruption Laws and Export Control Laws and (ii) no Governmental Authority having legal responsibility for the regulation of a Consumer Care Product or a Specified Rx Product has served any written notice, warning letter, untitled letter or regulatory letter on Seller, any Company or Company Subsidiary or any of their respective Affiliates (A) alleging or asserting that Seller, any Company or any of their Affiliates was or is the subject of any pending or threatened Governmental Authority investigation, Proceeding or inquiry with respect to the Consumer Care Business or the Specified Rx Product Business; (B) revoking, or threatening to revoke, or refusing, or threatening to refuse, to renew any Specified Rx Product Marketing Authorization or any Drug Approval Application in connection with the Consumer Care Business; (C) commencing, or threatening in writing to initiate, any action to request the recall of any Consumer Care Product or any Specified Rx Product; (D) commencing, or threatening in writing to initiate, any action to enjoin, limit or challenge the manufacture, distribution, marketing, labeling, advertising or promotion of any Consumer Care Product or any Specified Rx Product, regardless of where manufactured; (E) commencing or threatening in writing to initiate an import detention, import alert, or any other restriction on the importation of any Consumer Care Product or any Specified Rx Product or ingredients used to formulate any Consumer Care Product or any Specified Rx Product; or (F) requesting or requiring changes to a Consumer Care Product or a Specified Rx Product on the basis of an alleged failure to comply with any such Law, in each case ((A) through (F)), that would result in a Business Material Adverse Effect.
(d)    Except as set forth in Section 3.19(d) of the Seller Disclosure Schedule, since January 1, 2012, none of Seller, the Companies, the Subsidiaries of the Companies, or any of their respective Affiliates, has either voluntarily or involuntarily initiated, conducted or issued any recall, market withdrawal, safety alert, stock recovery or other notice relating to an alleged lack of safety or regulatory compliance of any Consumer Care Product or any Specified Rx Product that would result in a Business Material Adverse Effect. To the Knowledge of Seller, there are no facts or circumstances that, individually or in the aggregate, would be reasonably expected to cause (1) a change in the marketing classification or a material change in the labeling of any Consumer Care Product or any Specified Rx Product; or (2) a termination or suspension of the marketing, or seizure, of a Consumer Care Product or a Specified Rx Product, in each case ((1) and (2)), that would result in a Business Material Adverse Effect. To the Knowledge of Seller, there are no pending or contemplated recalls or market withdrawals of any Consumer Care Product or any Specified Rx Product that would result in a Business Material Adverse Effect.
(e)    To the Knowledge of Seller, no officer, employee or representative of any Company or Company Subsidiary has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, such as FDA Compliance Policy Guide 120.100. To the Knowledge of Seller, none of the Companies, their Subsidiaries, or any officer, employee or representative thereof, has engaged in any activity prohibited under the Federal Anti-Kickback Statute (42 U.S.C. § 1320a et seq.), the Stark Law (42 U.S.C. § 1395nn et seq.), the Federal False Claims Act (31 U.S.C. § 3729 et seq.), the antifraud provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), and any comparable Laws), or the regulations promulgated pursuant to such Laws that would result in a Business Material Adverse Effect. To the Knowledge of Seller, no Company or Company Subsidiary, or any of their respective Affiliates, has, since January 1, 2012, used in any capacity the services of any individual or entity debarred under 21 U.S.C. § 335a(a) or any similar Laws, rules or regulations in connection with a Consumer Care Product. To the Knowledge of Seller, no Company, or Company Subsidiary or any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a(a) or any similar Laws, rules or regulations.
3.20.    No Brokers.
No Company or Subsidiary thereof has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other similar amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions for which the Companies, any of their Subsidiaries, Buyer or any of its Affiliates could be liable.
3.21.    Disclaimer.
(a)    Notwithstanding anything to the contrary contained in this Agreement, none of Seller, its Affiliates or any of their respective representatives or advisors has made, or shall be deemed to have made, to Buyer or any other Person any representations or warranty other than those expressly made by Seller in this Article III. Without limiting the generality of the foregoing, except to the extent expressly set forth in this Article III, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent (or any other representation or warranty referred to in section 2-312 of the uniform commercial code of any applicable jurisdiction), (ii) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Buyer or any other Person, (iii) with respect to any other information or documents (financial, legal or otherwise) delivered, disclosed, discussed, provided or made available at any time to Buyer or any other Person, including the special purpose financial statements and other information contemplated by Section 5.13 or (iv) except to the extent expressly set forth in Sections 3.1, 3.4, 3.5, 3.10(a), and 3.17, with respect to any Remaining Rx Products.
(b)    Seller has not been induced by or has relied upon any representations, warranties or statements, whether express or implied, made by Buyer (or its Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article IV hereof (including the Buyer Disclosure Schedule), whether or not any such representations, warranties or statements were made in writing or orally.
(c)    Seller acknowledges that, other than as set forth in Article IV, neither Buyer nor any of its Affiliates, officers, directors, employees, agents or representatives has made or will make any representation or warranty, express or implied, as to any forecasts, projections or business plans made available to Seller (or any of its Affiliates, officers, directors, employees, agents or representatives) in connection with Buyer’s review of the Transferred Business.
ARTICLE IV
Representations and Warranties of Buyer
Except as set forth in the Buyer Disclosure Schedule (it being agreed that any matter disclosed in the Buyer Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent), Buyer hereby represents and warrants to Seller as follows:
4.1.    Organization and Power.
Buyer is duly incorporated or organized (as the case may be), validly existing and in good standing under the Laws of Germany and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.
4.2.    Authorization and Enforceability.
The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the performance by Buyer of the Contemplated Transactions have been duly authorized by Buyer and no other corporate proceedings on the part of Buyer (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party or the consummation of the Contemplated Transactions. This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer will be at the Closing, duly authorized, executed and delivered by Buyer and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Buyer enforceable against

Buyer, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
4.3.    No Violation.
The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, consummation of the Contemplated Transactions and compliance with the terms of this Agreement and the Ancillary Documents to which Buyer is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Buyer, or (b) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Buyer or by which its respective properties are bound or affected, except, in the case of clause (b), to the extent such conflict would not have a Buyer Material Adverse Effect. Neither Buyer nor its Affiliates are subject to any Contract that has, or would be reasonably likely to have, a Buyer Material Adverse Effect.
4.4.    Governmental Authorizations and Consents.
No Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which Buyer is, or is to be, a party, or the consummation by Buyer of the Contemplated Transactions, other than (a) a filing with the FTC and the DOJ under the HSR Act, (b) filings with Governmental Authorities with respect to the transfer of the Marketing Authorizations for the Consumer Care Products and the Rx Product Marketing Authorizations from Seller to Buyer and (c) Governmental Consents set forth in Section 4.4 of the Buyer Disclosure Schedule, and except for those for which the failure to obtain such Governmental Consents would not have a Buyer Material Adverse Effect.
4.5.    Litigation.
As of the date hereof, there is no Litigation pending or, to the Knowledge of Buyer, threatened against or involving Buyer which questions the validity of this Agreement or any of the Ancillary Documents to which it is a party or which, if resolved against Buyer, has, or would be reasonably likely to have, a Buyer Material Adverse Effect.
4.6.    Financial Capacity.
(a)    Buyer will have access to, and will have available on the Closing Date, capital in an amount that is sufficient to pay the Closing Consideration Amount and all other amounts payable by Buyer under Article II as required by and in accordance with this Agreement.
(b)    Buyer has delivered to Seller true, complete and correct copies, including all exhibits, schedules or amendments thereto, of the fully executed commitment letter, dated on or about the date hereof, among Bank of America, N.A., BNP Paribas Fortis SA/NV and Mizuho Bank, Ltd. (collectively, the “Lender Parties”), Buyer, Bayer World Investment B.V.,

and the other parties thereto, attached hereto as Exhibit J (the “Debt Commitments”), pursuant to which the Lender Parties have committed, upon the terms and subject to the conditions set forth therein, to lend the amounts set forth in the Debt Commitments (the “Debt Financing”).
(c)    None of the Debt Commitments have been amended or modified prior to the date hereof, and, as of the date hereof, the respective commitments contained in the Debt Commitments have not been withdrawn, terminated or rescinded in any respect. Except for (i) the Debt Commitments (and any fee letter related thereto), there are no other agreements, side letters or arrangements to which Buyer is a party that could affect the availability of the Debt Financing. The Debt Commitments are in full force and effect and constitute the legally valid and binding obligations of Buyer, each subject to the reservations and qualifications as to matters of law set forth in Schedule 5 (Reservations) of the facility agreement scheduled to the Debt Commitments, and, to the Knowledge of Buyer, the other parties thereto. There are no conditions precedent or other contractual contingencies between Buyer and any other party to the Debt Commitments related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitments. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article III such that the condition set forth in Section 7.3(a) is satisfied, and assuming the performance by Seller of its obligations under this Agreement, the proceeds to be disbursed pursuant to the agreements contemplated by the Debt Commitments, and Buyer’s other available capital, will be sufficient for Buyer to pay the Closing Consideration Amount at the Closing and all other amounts payable by Buyer under Article II as required by and in accordance with this Agreement. As of the date hereof, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by Buyer under the Debt Commitments, and assuming the accuracy of the representations and warranties set forth in Article III such that the condition set forth in Section 7.3(a) is satisfied, and assuming the performance by Seller of its obligations under this Agreement, Buyer does not have any reason to believe that any of the conditions to the Debt Commitments will not be satisfied or that the Debt Financing will not be available to Buyer on the Closing Date. Buyer has fully paid all commitment fees and other fees required to be paid on or prior to the date hereof pursuant to the Debt Commitments.
4.7.    No Brokers.
Neither Buyer nor any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other similar amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions for which the Seller Group could be liable.
4.8.    No Inducement or Reliance; Independent Assessment.
(a)Notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor any of its Affiliates, representatives or advisors has made, or shall be deemed to have made, to Seller or any other Person any representations or warranty other than those expressly made by Buyer in this Article IV. Without limiting the generality of the foregoing, except to the extent expressly set forth in this Article IV, no representation or warranty has been made or is being made herein to Seller or any other Person (i) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Seller or any other Person or (ii) with respect to any other information or documents (financial, legal or otherwise) delivered, disclosed, discussed, provided or made available at any time to Seller or any other Person.
(b)Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or the Companies (or their Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article III hereof (including the Seller Disclosure Schedule), whether or not any such representations, warranties or statements were made in writing or orally.
(c)Buyer acknowledges that, other than as set forth in Article III, neither Seller nor the Companies (nor any of their respective Affiliates, officers, directors, employees, agents or representatives) have made or will make any representation or warranty, express or implied, as to the prospects of the Transferred Business or its profitability for Buyer, or with respect to any financial statements, including the special purpose financial statements and other information contemplated by Section 5.13, or any forecasts, projections or business plans made available at any time to Buyer (or its Affiliates, officers, directors, employees, agents or representatives) in connection with Buyer’s review of the Transferred Business.

ARTICLE V
Covenants
5.1.    Conduct of the Business.
(a)Except (i) to the extent compelled or required by applicable Law, (ii) as otherwise expressly permitted or expressly contemplated by this Agreement, (iii) as set forth in Section 5.1 of the Seller Disclosure Schedule, (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (v) with respect to the Retained Assets and Retained Liabilities, during the period from the date hereof to the Closing Date, Seller shall, and shall cause the Companies and their Subsidiaries to, conduct the Transferred Business in the ordinary course consistent with past practice, and to the extent consistent therewith use commercially reasonable efforts to (x) (I) maintain the assets and properties of the Transferred Business, including maintenance of the Purchased Owned IP, (II) maintain the Transferred Rx Product Assets including maintenance of the Transferred Owned Rx IP, and (III) preserve the current relationships and goodwill of the Consumer Care Business with customers, employees, suppliers and others having business dealings with the Consumer Care Business, (y) maintain the Books and Records and the Rx Product Regulatory Documentation in the usual, regular and ordinary manner, on a basis consistent with past practice and (z) comply in all material respects with applicable Law.
(b)Without limiting the generality of the foregoing, except (v) to the extent compelled or required by applicable Law, (w) as otherwise expressly permitted or expressly contemplated by this Agreement, (x) as set forth in Section 5.1 of the Seller Disclosure Schedule, (y) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) with respect to the Retained Assets and Retained

Liabilities, during the period from the date hereof to the Closing Date, Seller shall not, and shall cause the Companies and their Subsidiaries not to, take any of the following actions:
(i)    modify or amend any of the organizational documents of any Company or any of its Subsidiaries;
(ii)    issue, or authorize the issuance of, any Equity Securities of any Company or any of its Subsidiaries;
(iii)    (a) split, combine, redeem or reclassify, or purchase or otherwise acquire any Equity Securities of any Company or any of its Subsidiaries or (b) issue, grant, deliver, sell, repurchase, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any Equity Securities of the Companies or their Subsidiaries or offer to do the same;
(iv)    declare or pay any non-cash dividend or make any non-cash distribution in respect of any Equity Securities of any Company;
(v)    (a) incur or suffer to exist any Indebtedness except (A) for working capital borrowings incurred in the ordinary course of business, or (B) as listed in Section 5.1(b)(v) of the Seller Disclosure Schedule, (b) change the terms or extend the maturity of or forgive any Indebtedness, or (c) make any material loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in amounts not material to the maker of such loan or advance);
(vi)    enter into, amend in any material respect or terminate any Contract with respect to the Transferred Consumer Care Business (other than in the ordinary course of business consistent with past practice) or any Material Contract or Rx Contract (other than a Business Employment Contract or a Collective Bargaining Agreement);
(vii)    acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, in each case if the assets of such entity would be included in the Transferred Assets (or would become assets of the Companies or any of their Subsidiaries);
(viii)    withdraw any Drug Approval Applications for any Consumer Care Product or any Rx Product Marketing Authorization, or divest, sell, assign, transfer, abandon, cancel, license or otherwise dispose of, or encumber any Transferred Assets or assets of any Company or any of its Subsidiaries, other than (A) the sales of products or services in the ordinary course of business, and (B) Purchased Owned IP (which is addressed in the following sub-Section);
(ix)    (A) license, sublicense or encumber any Purchased Owned IP, or (B) divest, sell, knowingly abandon, cancel, knowingly waive, modify, intentionally let lapse or otherwise dispose of, or fail to make any registration, renewal, maintenance or other payment that is or becomes due with respect to, any Purchased Owned IP or any patents, patent applications, trademark registrations and applications, Internet domain names and social media accounts listed on Section 5.1(b)(ix) of the Seller Disclosure Schedule (the “Maintained IP”), other than (1) the licensing of Intellectual Property or (2) in connection with the prosecution and maintenance of any Purchased Owned IP or Maintained IP that is not material to the Transferred Business, in each case of (1) and (2), solely in the ordinary course consistent with past practice;
(x)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of any Company or any Subsidiary thereof;
(xi)    (A) enter into, adopt or amend any Business Employment Contract, Company Plan (or Plan (or portion thereof)) required to be transferred to Buyer under applicable Law) or enter into any employment or severance agreement with any Business Employee with an annual base salary in excess of $300,000, in each case except (1) in the ordinary course of business, (2) to the extent required by Law, (3) as expressly contemplated by this Agreement, (4) as may be necessary or desirable to negotiate and enter into a Collective Bargaining Agreement renewal with respect to a Collective Bargaining Agreement which would otherwise expire during the period beginning as of the date of this Agreement and ending six (6) months following the reasonably expected Closing Date or (5) where any associated liability is retained by Seller or (B) adopt or amend any Company Plan (or Plan (or portion thereof)) providing for severance payments or benefits to Business Employees generally, other than amendments to the extent required by Law or where any associated liability is retained by Seller;
(xii)    make any change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, any bonus, incentive, retention, change in control payment or other compensation, retirement, termination, welfare, fringe or severance benefit or vacation pay, to or in respect of any Business Employee, except (A) in the ordinary course of business, (B) to the extent required by the express terms existing as of the date hereof in any Plan disclosed in Section 3.16(a) of the Seller Disclosure Schedule or by any Law, (C) to the extent contemplated by this Agreement or (D) where any associated liability is retained by Seller;
(xiii)    (a) make or change any material Tax election, (b) change any annual Tax accounting period, (c) adopt or change any material method of Tax accounting, (d) compromise or settle any material Tax Liability, (e) surrender any right to claim a material Tax refund, (f) amend any material Tax Return, or (g) enter into any material closing agreement, except, in each case, in the ordinary course of business or if such action would reasonably be expected not to have a material effect on the Tax Liability of any Company or any Subsidiary of any Company for any Post-Closing Tax Period;
(xiv)    change the accounting policies or procedures of the Consumer Care Business except to the extent required to conform with GAAP;
(xv)    change the fiscal year of any Company or any Subsidiary of a Company;
(xvi)    except in the ordinary course of business and consistent with past practice in all material respects, (a) encourage customers to make payments earlier than would otherwise reasonably be expected (based on normal customer purchasing patterns) to be made to the Companies or any of their Subsidiaries, (b) agree to payment terms or conditions with suppliers with respect to the Consumer Care Business that are materially less favorable to the Companies or any of their Subsidiaries, (c) with respect to the products of the Transferred Business, make any change in the selling, distribution, advertising, terms of sale or collection practices, or (d) with respect to products of the Transferred Business, engage in the process of positioning Inventory with distributors, wholesalers, retailers or customers in excess of customers’ requirements or initiate or engage in any program, activity or other action (including any rebate, discount, chargeback or refund policy or practice) that could reasonably be expected to result, directly or indirectly, in sales or profits significantly in excess of normal purchasing patterns of customers of the Companies or any of their Subsidiaries or users of the products set forth on Annex A;
(xvii)    fail to build up and maintain Transferred Inventory that is consistent with past practice over the past two (2) years in all material respects and in line with expected demand over the next twelve (12) months;
(xviii)    incur, create or assume any Lien on any Transferred Assets or any assets of the Companies or their respective Subsidiaries, other than a Permitted Lien;
(xix)    settle any Litigation (i) that would (A) materially affect the conduct of operations of the Transferred Business with respect to any material product or product line or (B) result in the Transferred Business or any of the Companies or their Subsidiaries being subject to any Order or other equitable relief or admission of wrongdoing or (ii) for an amount, individually or in the aggregate, exceeding $1,000,000;
(xx)    fail to make budgeted capital investments (excluding information technology) and promotion, direct selling, business support, and research and development expenditures in a manner such that such capital investments and expenditures made from January 1, 2014 through and including the earlier of the Closing Date and December 31, 2014 shall have been made in an aggregate amount at least equal to (i) the amount set forth in Section 5.1(b)(xx) of the Seller Disclosure Schedule, multiplied by (ii) a fraction, the numerator of which is the number of days that shall have elapsed between January 1, 2014 and the earlier of the Closing Date and December 31, 2014, and the denominator of which is 365;
(xxi)    permit any Company or any Subsidiary thereof to conduct any operations aside from the Consumer Care Business (except as is consistent with past practice) or enter into any new line of business outside of the Consumer Care Business; or
(xxii)    authorize, agree, resolve or consent to any of the foregoing.
(c)Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Transferred Business prior to the Closing Date. Prior to the Closing Date, Seller shall, and shall cause the Companies to, exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Transferred Business. Notwithstanding anything to the contrary in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this

Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.
5.2.    Access to Information Prior to the Closing.
During the period from the date hereof through the Closing Date, Seller shall, and shall cause the Companies and their Subsidiaries to, give Buyer and its authorized representatives reasonable access during regular business hours to all offices, facilities and personnel, and the Books and Records and the Rx Product Regulatory Documentation, as applicable, as Buyer may reasonably request; provided, that (a) Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of Seller to schedule such access and visits through a designated officer of Seller and in such a way as to avoid disrupting in any material respect the normal operations of the Transferred Business, (b) neither Seller nor the Companies nor their Subsidiaries shall be required to take any action to the extent that such action would constitute a waiver of the attorney-client or other privilege (provided, however, that access and information shall be disclosed or granted, as applicable, to external counsel for Buyer to the extent reasonably required for the purpose of complying with applicable Antitrust Laws, subject to prior execution of a common interest or joint defense agreement in customary form) or would compromise Seller’s confidential information not related to the Transferred Business, (c) neither Seller nor the Companies nor their Subsidiaries shall be required to supply Buyer with any information to the extent that doing so would violate any applicable Law or Contract (provided that Seller shall use commercially reasonable efforts to obtain any third party consents that would permit the supply of such information), (d) in no event shall Buyer be permitted to conduct any invasive testing of the Conveyed Sites or the Leased Real Property or the building, or improvements thereon, including without limitation sampling of soil, sediment, groundwater, surface water or building material, (e) Buyer’s access to the Tax information, books and records of Seller, the Companies, and the Companies’ Subsidiaries shall be governed exclusively by Article VI, (f) in the event that Buyer requests information about a directly or indirectly identified or identifiable individual natural person (“Personal Data”), Buyer shall enter into a Personal Data Transfer Agreement with Seller covering the type and permitted uses and disclosures of the Personal Data, and Seller shall not be required to provide any Personal Data to Buyer that is not expressly addressed in a duly executed Personal Data Transfer Agreement, and (g) no investigation by, or information furnished to, Buyer or its representatives shall affect or be deemed to modify any representation or warranty made by Seller herein, any covenants or agreements by Seller hereunder or the conditions to the obligations of the parties to consummate the Contemplated Transactions set forth in Article VII.
5.3.    Regulatory Filings; Efforts.
(a)Buyer and, where applicable, Seller shall make or cause to be made all filings required pursuant to the HSR Act and the rules and regulations thereunder and other Antitrust Laws of the jurisdictions set forth in Section 5.3 of the Seller Disclosure Schedule with respect to the Contemplated Transactions as soon as reasonably practicable (and in any event no later than twenty (20) Business Days from the date hereof). Buyer and Seller each shall (i) promptly supply the other party with any information which may be required in order to effectuate such filings, (ii) respond as promptly as practicable to any inquiries received from the United States Federal Trade Commission (“FTC”), the Antitrust Division of the United States

Department of Justice (“DOJ”), or by any other Governmental Authority, and (iii) agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Contemplated Transactions, except with the prior written consent of the other party not to be unreasonably withheld or delayed. Buyer and Seller each shall (w) promptly notify the other party of any material communication between that party and the FTC, the DOJ or any other Governmental Authority; (x) consult with the other party, to the extent practicable, in advance of participating in any substantive meeting or discussion with the FTC, the DOJ, or any other Governmental Authority with respect to any filings, investigation or inquiry concerning the Contemplated Transactions and, to the extent permitted by such Governmental Authority, give the other party the opportunity to attend and participate thereat; (y) subject to applicable Law, discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any proposed filing or communication to the FTC, the DOJ, or any other Governmental Authority concerning the Contemplated Transactions or relating to any investigation, inquiry or other proceeding in connection with the Contemplated Transactions; and (z) to the extent practicable and subject to applicable Law, furnish the other party with copies of all written correspondence and communications between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to the Contemplated Transactions. Without limiting the provisions of Section 5.3(b) and upon the terms and conditions set forth herein, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the Contemplated Transactions, including obtaining HSR clearance and approvals, if any, from the Governmental Authorities set forth in Section 5.3 of the Seller Disclosure Schedule.
(b)In furtherance and not in limitation of the foregoing, Buyer shall take any and all steps necessary to avoid or eliminate impediments or objections, if any, that may be asserted with respect to the Contemplated Transactions under any Antitrust Law so as to enable the parties hereto to close the Contemplated Transactions as promptly as practicable, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license of any assets, properties, businesses, rights, or product lines of Buyer, the Transferred Business, or their respective Subsidiaries, or any interests therein, and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Buyer’s freedom of action with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, rights, or product lines of Buyer, its Subsidiaries and/or the Transferred Business, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any decree, Order or judgment (whether temporary, preliminary or permanent) that would restrain, prevent, or delay the Closing. Buyer shall use its best efforts to defend through Litigation any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree or preliminary injunction that would restrain, prevent, or delay the Closing. Notwithstanding the foregoing, nothing in this Agreement shall be construed to require Buyer to defend through Litigation any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any permanent injunction or administrative litigation that would restrain, prevent or delay the Closing.

5.4.    Employee Matters.
(a)Prior to the Closing, Buyer shall (i) make offers of employment on an at-will basis to each Business Employee employed in the United States who is not a Company Employee (including those on short term disability), with such offers to be effective as of the Closing, (ii) continue to employ (where employment continues automatically by operation of Law or where employer substitution or similar transfer method is possible under applicable Law) each Business Employee employed outside of the United States who is not a Company Employee (including those on short term disability), effective as of the Closing Date, (iii) make offers of employment to (where employment does not continue automatically by operation of law or where employer substitution or similar transfer method is not possible under applicable Law) each Business Employee employed outside of the United States who is not a Company Employee (including those on short term disability), with such offers to be effective as of the Closing (each offer described in (i) and (iii), an “Employment Offer”); provided, however, that Buyer shall in no event be obligated to make an Employment Offer to any Business Employee who is on long-term disability leave as of immediately prior to the Closing. Except as required by Law, notwithstanding the foregoing, the Employment Offer with respect to any Business Employee who is both (A) not actively at work due to short-term disability or other approved leave (but not including long-term disability leave) as of immediately prior to the Closing, and (B)(1) in the case of a Business Employee on short-term disability based in the United States, has been determined by Seller’s short-term disability third-party administrator to reasonably be expected to require long-term disability coverage, (2) in the case of a Business Employee on short-term disability based outside of the United States, has been determined by Seller under applicable procedures for such determination in the local jurisdiction to reasonably be expected to require long-term disability coverage, or (3) in the case of a Business Employee on another approved leave, as has been set forth in the letter of approval for such leave, who is scheduled to return to active work after the 90th day following the Closing Date, shall be effective only if and when such employee returns to active work upon the earlier of (w) the last day of the window provided in the applicable leave policy as in effect immediately prior to the Closing or (x) the six-month anniversary of the Closing Date. Each Employment Offer will include terms consistent with the terms of this Section 5.4 and applicable Law, and, with respect to each Business Employee employed outside of the United States, structured in such manner so as to avoid any liability under applicable Law for the payment of severance, payment in lieu of notice or payment of other similar benefits, including, without limitation, vacation, holiday, annual leave and sick leave, in connection with the Contemplated Transactions. Prior to the Closing Date, Buyer shall be permitted to communicate with all Business Employees, provided, however, that prior to having direct communication with any Business Employee, Buyer will seek the prior consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. For the period from the Closing Date until the end of the calendar year following the year in which the Closing occurs (such period, the “Continuation Period”), each Company Employee and each Business Employee who accepts an Employment Offer under clauses (i) or (iii), subject to the conditions of this Section 5.4(a), or continues employment under clause (ii) (each, a “Transferred Employee”) shall be entitled to receive (y) salary, wages and annual short-term incentive opportunities that are substantially comparable in the aggregate to the salary, wages and annual short-term incentive opportunities that were provided to them immediately prior to the Closing and (z) long-term incentive opportunities at the stated target rate for such Transferred Employee’s salary band immediately prior to the Closing. Notwithstanding the foregoing, Buyer shall not be obligated to continue to employ any Transferred Employee for any specific period of time following the Closing Date, subject to applicable Law.
(b)During the Continuation Period (or such longer period if required by applicable Law), each Transferred Employee shall receive the greater of (i) employee benefits (other than severance, but including, without limitation, defined contribution retirement, defined benefit retirement, retiree medical benefits, welfare and fringe benefits) that at least are substantially comparable in the aggregate to either (A) those benefits provided to them immediately prior to the Closing or (B) those benefits provided to similarly situated employees of Buyer and its Affiliates, or (ii) employee benefits required under applicable Law. For the avoidance of doubt, the value of any benefits provided by Seller under any defined benefit retirement plan may be provided by Buyer following Closing through participation in a Buyer defined contribution retirement plan. Notwithstanding the foregoing, Buyer shall not be obligated to continue to employ any Transferred Employee for any specific period of time following the Closing Date, subject to applicable Law.
(c)Without limiting the scope of Sections 5.4(a) and (b), during the period from the Closing Date until the date that is two (2) years from the Closing Date (or such longer period if required by applicable Law), Buyer shall provide to any Transferred Employee whose employment is terminated by Buyer or any of its Affiliates (including the Companies and their Subsidiaries), the greater of (i) severance commensurate with levels applicable to such Transferred Employees immediately prior to the Closing at Buyer’s expense, provided that no provision providing Seller or the Companies or any of the Companies’ Subsidiaries with discretion to determine whether to pay severance or to reduce the amount of severance payable shall apply, (ii) severance commensurate with levels applicable to similarly situated employees of Buyer under any Buyer Benefit Plans (as defined below), or (iii) severance as required under applicable Law.
(d)For purposes of participation of a Transferred Employee in an employee benefit plan of Buyer or its Affiliates (including the Companies and their Subsidiaries) (a “Buyer Benefit Plan”), each Transferred Employee shall be credited with all years of service for which such Transferred Employee was credited before the Closing Date under any comparable Plans, except for purposes of benefit accrual under defined benefit retirement plans, or to the extent such credit would result in a duplication of benefits for the same period of service, but, for the avoidance of doubt, including credit for service for all purposes with respect to a Buyer Benefit Plan providing retiree medical benefits, if any. In addition, and without limiting the generality of the foregoing: (i) each Transferred Employee shall be immediately eligible to participate without (X) any waiting time, (Y) evidence of insurability and (Z) an actively-at-work requirement, in any and all Buyer Benefit Plans to the extent that coverage under such Buyer Benefit Plans replaces or continues coverage under comparable Plans in which such Transferred Employee participated immediately prior to the Closing; and (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Transferred Employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Plan ending on the date such Transferred Employee’s participation in the corresponding Buyer Benefit Plan begins to be taken into account under such

Buyer Benefit Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan.
(e)Buyer shall, to the extent that applicable Law does not require Seller to cash out a Transferred Employee’s paid time off, (i) credit each Transferred Employee with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time, holiday, annual leave and sick leave days each such Transferred Employee has accrued but not yet used or cashed out as of the Closing Date under the Consumer Care Business’s vacation, holiday, annual leave and sick leave policies as in effect immediately prior to the Closing Date, and (ii) allow each Transferred Employee to use such accrued vacation, holiday, annual leave and sick leave days at such times as each would have been allowed under the Consumer Care Business’s vacation, holiday, annual leave and sick leave policies as in effect immediately prior to the Closing Date.
(f)Following the Closing, Buyer shall or shall cause its applicable Affiliate to honor the terms and conditions of any Collective Bargaining Agreements in accordance with its terms, including, without limitation, terms and conditions relating to the compensation and benefits of Business Employees who are covered by such agreement.
(g)Buyer shall be solely responsible for any notices required to be given under, and otherwise comply with, the Workers Adjustment and Retraining Notification Act or similar Laws or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) resulting from Buyer’s actions with respect to the Transferred Employees after the Closing Date.
(h)As soon as practicable following the Closing but in any event within ninety (90) days of the Closing Date, Seller shall pay to each Transferred Employee who participated in an annual bonus and/or sales incentive plan immediately prior to the Closing Date, an amount equal to such Transferred Employee’s Pro Rata Bonus (as defined below) in respect of any annual bonus and/or sales incentive bonus for the performance period in which the Closing Date occurs.  Such Pro Rata Bonus shall be calculated by multiplying such Transferred Employee’s incentive plan target bonus opportunity by a fraction, the numerator of which is the number of whole months that has elapsed between the beginning of the performance period and the day immediately prior to the Closing Date (including the month in which the Closing occurs), and the denominator of which is the total number of whole months in the performance period (the “Pro Rata Bonus”). In connection with Buyer’s obligations under Section 5.4(a), Buyer shall cause the Transferred Employees to be eligible for a bonus under the applicable broad-based Buyer bonus plan for similarly situated Buyer employees for the period from the Closing Date through the end of the applicable performance period. For the avoidance of doubt, Seller shall have no further obligation under any of its annual bonus and sales incentive bonus plans for any Transferred Employee for performance periods ending after the Closing Date.
(i)With respect to any Plan (other than a Company Plan or Plan (or portion thereof) required to be transferred to Buyer or its applicable Affiliate under applicable Law),

Seller or its applicable Affiliates, as the case may be, shall take any necessary actions to cause, as of the Closing Date, Transferred Employees and their eligible spouses, dependents, and beneficiaries who are covered under such Plan to cease coverage under such Plan.
(j)Seller shall provide Buyer with an anonymized employee census covering each Business Employee, other than a Company Employee, which sets forth to the extent permissible under applicable Law: each Business Employee’s employee identification number, name (at such time as this information is necessary for the preparation of employment offer letters), accrued vacation, sick time and other paid time off as of the date set forth therein (the “Business Employee Census”). Seller shall provide Buyer with human resources contact information with respect to each country in which a Business Employee is employed and shall reasonably cooperate with Buyer in good faith for the purpose of extending Employment Offers and preparing for the on-boarding of the Transferred Employees, including, but not limited to, providing an updated Business Employee Census (i) within four weeks following the date hereof, (ii) both four weeks and two weeks prior to the date that is reasonably anticipated to be the Closing Date and (iii) immediately prior to the Closing (updated as of the Closing Date).
(k)Notwithstanding anything herein to the contrary, Buyer’s obligations under this Section 5.4 shall be modified to the extent necessary to reflect agreements or negotiations with works councils and unions or to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such Transferred Employees are based.
(l)No Third Party Beneficiaries. The provisions of this Section 5.4 are for the sole benefit of the parties to this Agreement and nothing in this Agreement, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation or benefits plans maintained for or provided to Transferred Employees prior to or following the Closing, (ii) confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.4 under or by reason of any provision of this Agreement, (iii) prevent Buyer from amending or terminating any Company Plan or Buyer Benefit Plan in accordance with its terms, (iv) create any third party beneficiary rights in any individual with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transferred Employee by Seller or a Company or under any benefit plan which Seller or a Company may maintain or (v) confer a right to continued employment to any individual.
5.5.    Trademark Matters.
(a)Retained Ownership. Buyer acknowledges that (i) as between Seller and Buyer, Seller exclusively owns all Retained Marks, and (ii) except as expressly set forth in the Ancillary Documents, (A) nothing in this Agreement or the Ancillary Documents grants Buyer or its Affiliates any right to use any Retained Mark, and (B) as of the Closing Date, all rights of the Companies and their Subsidiaries and the Transferred Business to use the Retained Marks terminate and revert to Seller and its Affiliates.
(b)Corporate Names. Within fifteen (15) Business Days following the Closing Date, Buyer shall cause each Company and its Subsidiaries to make all filings necessary to (i) change its corporate name to a name that does not contain any Retained Mark, (ii) withdraw all its fictitious name filings and “doing business as” filings for any name that contains any Retained Mark, and (iii) provide Seller with any additional information, documents and materials that Seller may reasonably request to evidence the filings described in (i) and (ii).
(c)Recording. Without limiting Seller’s obligations under Section 12.17 and the IP Assignment Agreement (and without expanding Seller’s or its Affiliates’ obligations under the Transition Services Agreement), within eighteen (18) months after the Closing Date, Buyer shall, and shall cause its Affiliates (including the Companies and their Subsidiaries) to, take all steps necessary or advisable under applicable Laws to submit for recording with the U.S. Patent and Trademark Office, the U.S. Copyright Office and all other relevant Governmental Authorities and Internet domain name registrars around the world (i) the transfer of ownership of Registered Transferred Owned IP from the Seller Group to Buyer, and (ii) with respect to any Registered Company Owned IP, the change of the corporate name of each Company and its Subsidiaries required pursuant to Section 5.5(b). No later than twenty-one (21) months after the Closing Date, Buyer shall provide Seller with evidence of the filings described in (i) and (ii).
5.6.    Preservation of Books and Records.
For a period of six (6) years from the Closing Date or such longer time as may be required by Law:
(a)    Buyer shall not, and shall cause its Affiliates not to, dispose of or destroy any of the material books and records of the Consumer Care Business relating to periods prior to the Closing (the “Books and Records”) or the Rx Product Regulatory Documentation without first offering to provide Seller with copies thereof by written notice to Seller at least sixty (60) days prior to the proposed date of such disposition or destruction.
(b)    Buyer shall, and shall cause its Affiliates to, allow Seller and its agents access to all Books and Records and the Rx Product Regulatory Documentation on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Books and Records and the Rx Product Regulatory Documentation are stored, and Seller shall have the right, at its own expense, to make copies of any Books and Records and the Rx Product Regulatory Documentation; provided, that (a) Seller and its agents shall take such action as is deemed necessary in the reasonable judgment of Buyer to schedule such access and visits through a designated officer of Buyer and in such a way as to avoid disrupting in any material respect the normal operations of the Transferred Business, (b) neither Buyer nor any of its Affiliates shall be required to take any action to the extent that such action would constitute a waiver of the attorney-client or other privilege or would compromise any confidential information of Buyer or its Affiliates not related to the Transferred Business, and (c) neither Buyer nor any of its Affiliates shall be required to supply Seller or its agents with any information to the extent that doing so would violate any applicable Law or Contract (provided that Buyer shall use commercially reasonable efforts to obtain any third party consents that would permit the supply of such information).

(c)    Buyer shall and shall cause its Affiliates to make available to Seller upon reasonable notice to Seller and at reasonable times and upon written request (i) Buyer’s personnel to assist Seller in locating and obtaining any Books and Records or the Rx Product Regulatory Documentation, and (ii) any of Buyer’s personnel whose assistance or participation is reasonably required by Seller or any of its Affiliates in anticipation of, or preparation for, existing or future Litigation with respect to the Transferred Business, any audit of Seller or any of its Affiliates or other matters in which Seller or any of its Affiliates are involved. Seller shall reimburse Buyer for Buyer’s reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 5.6.
(d)    Seller shall not, and shall cause its Affiliates not to, dispose of or destroy any Books and Records (to the extent they do not form part of the Transferred Consumer Care Assets) without first offering to provide Buyer with copies thereof by written notice to Buyer at least sixty (60) days prior to the proposed date of such disposition or destruction.
(e)    Seller shall, and shall cause its Affiliates to, allow Buyer and its agents access to all Books and Records (to the extent they do not form part of the Transferred Consumer Care Assets) on reasonable notice and at reasonable times at Seller’s principal place of business or at any location where any such Books and Records are stored, and Buyer shall have the right, at its own expense, to make copies of any such Books and Records; provided, that (a) Buyer and its agents shall take such action as is deemed necessary in the reasonable judgment of Seller to schedule such access and visits through a designated officer of Seller and in such a way as to avoid disrupting in any material respect the normal operations of Seller and its Affiliates, (b) neither Seller nor any of its Affiliates shall be required to take any action to the extent that such action would constitute a waiver of the attorney-client or other privilege or would compromise any confidential information of Seller or its Affiliates not related to the Consumer Care Business, and (c) neither Seller nor any of its Affiliates shall be required to supply Buyer or its agents with any information to the extent that doing so would violate any applicable Law or Contract (provided that Seller shall use commercially reasonable efforts to obtain any third party consents that would permit the supply of such information).
(f)    Seller shall and shall cause its Affiliates to make available to Buyer upon reasonable notice to Buyer and at reasonable times and upon written request (i) Seller’s personnel to assist Buyer in locating and obtaining any Books and Records (to the extent they do not form part of the Transferred Assets), and (ii) any of Seller’s personnel whose assistance or participation is reasonably required by Buyer or any of its Affiliates in anticipation of, or preparation for, existing or future Litigation, any audit of Buyer or any of its Affiliates or other matters in which Buyer or any of its Affiliates is involved. Buyer shall reimburse Seller for Seller’s reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 5.6.
(g)    On or prior to the Closing Date, Seller shall deliver a copy of each environmental report, study, analysis and current assessment in Seller’s or its Affiliates’ possession that primarily relate to the Consumer Care Business or any Conveyed Site; provided that (i) Seller may redact any information not related to the Consumer Care Business, and (ii) the parties and their Affiliates shall collaborate to preserve applicable privileges and enter into such agreements and arrangements as may be necessary or appropriate in connection therewith.

5.7.    Proprietary Information.
Prior to the Closing Date, the Consumer Care Business was routinely supplied copies of proprietary and confidential information relating to strategic, technical, and/or marketing plans of Seller and its Affiliates and their various operations unrelated to the Consumer Care Business. Although Seller has attempted to recover such information from the Consumer Care Business, some may still be present within the Consumer Care Business. Buyer therefore agrees that it will not use or disclose such information for any purpose whatsoever, and shall destroy any remaining copies in its possession after the Closing.
5.8.    Ancillary Documents.
At the Closing, Seller and Buyer shall, and shall cause each of their respective Affiliates where relevant to, execute the Ancillary Documents.
5.9.    Wrong Pockets.
To the extent that, during the twelve (12) months following the Closing, Buyer or Seller discovers that any Transferred Assets:
(a)not intended to be transferred to or retained by the Companies, their Subsidiaries or Buyer pursuant to the Contemplated Transactions were transferred at or prior to Closing or otherwise retained (each, a “Held Asset”), Buyer shall, and shall cause its Affiliates to (i) promptly assign and transfer all right, title and interest in such Held Asset to Seller or its designated assignee, and (ii) pending such transfer, (A) hold in trust such Held Asset and provide to Seller or its designated assignee all of the benefits associated with the ownership of the Held Asset, and (B) cause such Held Asset to be used or retained as may be reasonably instructed by Seller.
(b)intended to be transferred to or retained by the Companies, their Subsidiaries or Buyer pursuant to the Contemplated Transactions were not transferred at or prior to Closing or otherwise retained (each, an “Omitted Asset”), Seller shall, and shall cause its Affiliates to (i) promptly assign and transfer all right, title and interest in such Omitted Asset to Buyer or its designated assignee, and (ii) pending such transfer, (A) hold in trust such Omitted Asset and provide to Buyer or its designated assignee all of the benefits associated with the ownership of the Omitted Asset, and (B) cause such Omitted Asset to be used or retained as may be reasonably instructed by Buyer.
To the extent permitted by applicable Law, for Tax purposes, any Held Asset shall be considered to have never been transferred, any Omitted Asset shall be considered to have been transferred as of the Closing, and in either case the Allocation Schedule shall be adjusted accordingly.
5.10.    Other Intellectual Property Matters.
(a)    Notwithstanding anything to the contrary contained in this Agreement, but subject to the terms of, and except as expressly set forth in, the Ancillary IP Agreements, as between Seller and Buyer, Seller has the sole and exclusive right to prosecute, defend, settle or otherwise control any proceeding, claim or action relating to the Seller Licensed IP, except to the extent such claim is exclusively one between the parties to this Agreement and their Affiliates.
(b)    No later than thirty (30) days prior to Closing, Seller will deliver to Buyer (i) a list of all applicable maintenance, renewal and similar filings that are required to be made with the U.S. Patent and Trademark Office, the U.S. Copyright Office and other relevant Governmental Authorities around the world within ninety (90) days after Closing to maintain any of the Registered Purchased Owned IP, and (ii) a list of all corporate names and trade names that are Registered, which are included in the Registered Company Owned IP.
(c)    Effective as of the Closing, Buyer hereby grants, and shall cause the Companies and their Subsidiaries to grant, to Seller and its Affiliates a non-exclusive, worldwide, perpetual, irrevocable, transferable, sublicensable, fully paid-up, royalty-free right and license, in, to and under all Shared IP, to use the Shared IP in the operation of the Seller Businesses following the Closing in substantially the same manner that the Shared IP was used in the operation of the Seller Businesses prior to the Closing. The foregoing license includes the right for Seller and its Affiliates to make, and have made on their behalf, modifications, enhancements, derivative works and improvements (“Improvements”) to the Shared IP. As between Seller and Buyer, Seller will own all right, title and interest in and to Improvements made by or on behalf of Seller or its Affiliates, without any duty of disclosure or accounting to Buyer, the Companies or their Subsidiaries. For purposes of this Section 5.10(c), (i) “Shared IP” means Purchased Owned IP (other than Trademarks) that, as of the Closing Date, was used in the Seller Businesses, and (ii) “Seller Businesses” means the businesses of Seller and its Affiliates (other than the Transferred Business), including the businesses associated with the Retained Assets.
(d)    Buyer acknowledges that any transfer from Seller or any of its Affiliates to Buyer or any of its Affiliates of any of the Trademarks identified in Section 5.10(d) of the Seller Disclosure Schedule (the “Embargoed Trademarks”) requires authorization from OFAC.  At Buyer’s request and expense and to the extent permitted by applicable Law, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to (i) within forty-five (45) days after the date of this Agreement, submit to OFAC a request for authorization to transfer the Embargoed Trademarks to Buyer at or after the Closing, and (ii) obtain such authorization. In the event such authorization is not obtained for any of the Embargoed Trademarks, after Closing, Buyer and/or any of its Affiliates may file an application for registration of such Embargoed Trademark in the name of Buyer, or an Affiliate of Buyer, with the relevant Governmental Authority.  At Buyer’s request and expense, Seller shall, to the extent permitted by applicable Law, reasonably cooperate with Buyer and/or such Affiliate of Buyer in connection with such filing, including providing any consent reasonably necessary or useful for Buyer to make such filing.  As soon as reasonably practicable after the acceptance of such application by such Governmental Authority, Seller shall, and shall cause its Affiliates to, to the extent permitted by applicable Law, abandon any and all of their respective rights in such Embargoed Trademark in the relevant Embargoed Country.

(e)    Nothing in this Agreement or the Ancillary Documents modifies any rights Buyer or its Affiliates have or acquire independently of this Agreement or the Ancillary Documents in Trademarks containing or incorporating the term SCHERING.
5.11.    Mail; Payments.
(a)    Seller authorizes Buyer on and after the Closing Date to receive and open all mail and other communications received by Buyer relating to the Transferred Business and to deal with the contents of such communications in good faith and in a proper manner. Seller shall promptly deliver to Buyer any mail or other communication received by Seller after the Closing Date pertaining to the Transferred Business.
(b)    Seller agrees that Buyer has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by Buyer in respect of any note or account receivable transferred to Buyer pursuant to this Agreement and Seller shall furnish Buyer such evidence of this authority as Buyer may request.
5.12.    Public Announcements.
The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Buyer and Seller agree, provided, that in the event that the parties cannot agree, either party shall be permitted to make any disclosure required by Law or applicable stock exchange rules or regulations. Prior to the Closing, none of Buyer or Seller will issue or make any subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of Buyer and Seller, except as may be required by Law or applicable stock exchanges rules or regulations; provided, that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so.
5.13.    Delivery of Certain Consumer Care Financial Statements.
(a)    Seller (i) shall (in the case of clauses (x) and (y)) use reasonable efforts to deliver to Buyer within ninety (90) days of the date hereof and (ii) in any event, (in the case of clauses (x) and (y)) shall deliver to Buyer no fewer than twenty (20) days prior to the Closing, (x) audited special purpose financial statements of the Consumer Care Business with respect to calendar year 2013 and (y) back-up schedules supporting a reconciliation of such audited financial statements to the Financial Information. Buyer shall provide Seller ten (10) days’ prior written notice requesting unaudited special purpose financial statements of the Consumer Care Business with respect to the most recent 3-, 6-, 9- or 12-month (as applicable) interim period ending prior to the Closing. Seller shall use reasonable best efforts to deliver to Buyer within the later of one hundred (100) days after Buyer’s notification or ninety (90) days after the end of the applicable 3-, 6-, 9-or 12- month interim period. The interim financial statements shall be compiled on the basis of direct revenues and expenses, and assets acquired and liabilities assumed for the Consumer Care Business, which statements shall include an income statement, statement of net assets and footnotes, but which shall not include a cash flow statement.

(b)    Prior to the Closing, Seller shall, and shall use commercially reasonable efforts to cause agents and other representatives of Seller to, provide Buyer, at Buyer’s sole expense, cooperation reasonably requested by Buyer (so long as such cooperation does not unreasonably interfere with the ongoing operations of Seller or any of its Affiliates or the Transferred Business) in connection with any issuance of debt securities pursuant to Rule 144A under the United States Securities Act of 1933, as amended, any bridge financing, or any other debt financing by Buyer or any of its Affiliates; provided that (i), promptly upon request by Seller, Buyer shall reimburse Seller for all reasonable out-of-pocket costs incurred by Seller in connection with such cooperation and (ii) Buyer shall hold harmless Seller and its agents and other representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with any such financing by Buyer and any information used in connection therewith (other than information provided by Seller) and all other actions taken by Seller its agents and other representatives pursuant to this Section 5.13(b); provided, further, that, this Section 5.13(b) shall under no circumstances obligate Seller to provide any financial information with respect to the Transferred Business other than (i) the Financial Information, (ii) the audited special purpose financial statements required to be provided pursuant to Section 5.13(a) hereof, which, notwithstanding anything herein to the contrary, shall not be provided or disclosed to any third party (other than in the case of any income statement or balance sheet, and provided that nothing herein shall prohibit or limit the right of Buyer or its Affiliates to use the audited information contained in the special purpose financial statements to prepare pro forma financial information that is provided or disclosed to third parties) (for the avoidance of doubt, use of the audit opinion in the special purpose financial statements or use of the term “audited” will require prior written consent of Seller and its independent auditor, which consent shall not be unreasonably withheld), and (iii) such other financial statements (including quarterly financial statements) and other information regarding the Transferred Business, to the extent reasonably requested by Buyer solely for the purpose of preparing special purpose pro forma financial information of the type and form customarily included in private placement memoranda, lender presentations and similar materials in connection with private placements under Rule 144A of the Securities Act. Notwithstanding the foregoing, nothing herein shall require such cooperation to the extent it would require Seller or any of its Affiliates to (A) pay any fees or reimburse any expenses (in each case, that would not be reimbursed by Buyer) or give any indemnities, (B) execute any certificate, agreement, arrangement document or instrument relating to any such financing by Buyer, or (C) issue any offering documents, private placement memoranda, bank information memoranda, prospectuses or similar documents required in relation to Buyer’s financing.
5.14.    Intercompany Accounts.
All intercompany accounts between the Companies and their Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Companies and their Subsidiaries), on the other hand (the “Intercompany Accounts”), shall (a) not be Transferred Assets or Assumed Liabilities and (b) to the extent not settled prior thereto, be cancelled as of the Closing.
5.15.    Pharmacovigilance Obligations.
(a)    As promptly as practicable after the date hereof, and in any event prior to the Closing Date, the parties hereto shall execute and deliver a pharmacovigilance agreement, in form and substance as Buyer and Seller (acting in good faith) mutually agree (the “Pharmacovigilance Agreement”), setting forth the responsibilities of each party or their designees with respect to the pharmacovigilance matters relating to the Consumer Care Products and the Rx Products in all jurisdictions. The Pharmacovigilance Agreement shall establish procedures and timeframes for ensuring compliance with all applicable product vigilance requirements, including any shared reporting responsibilities) and shall include customary terms for an agreement of that type, and in any event including the following:
(i)    Seller and its Affiliates shall provide Buyer an electronic copy of the CIOMS I form for all legacy data of Adverse Events with respect to the Consumer Care Products and the Rx Products that are within Seller’s (or any of its Affiliates’, as appropriate) possession, for inclusion in Buyer’s safety database for the Consumer Care Products and the Rx Products;
(ii)    Buyer shall be permitted to perform any and all customary pharmacovigilance-related activities (including the generation of line listings, search reports, license renewals and risk management plans);
(iii)    Each party agrees to notify the other party of any information of which such party becomes aware concerning any Adverse Event with respect to the Consumer Care Products and the Rx Products whether or not determined to be attributable to a Consumer Care Product or an Rx Product. Such notice shall be provided in English within five (5) days after such party becomes aware of such information where such potential Adverse Event is Serious and associated with the clinical uses, studies, investigations, tests or marketing of a Consumer Care Product or an Rx Product. Such notice shall be provided in English within ten (10) calendar days after such party becomes aware of such information for all other Adverse Events (non-Serious expected or non-Serious Unexpected Adverse Experiences) reported to a party in connection with the clinical uses, studies, investigations, tests or marketing of a Consumer Care Product or an Rx Product; and
(iv)    Seller or one of its Affiliates will maintain the official central global safety database for the Polaramine Rx Products for as long as Seller or one of its Affiliates has a Drug Approval Application for a Polaramine Rx Products and any Consumer Care Product that contains an active pharmaceutical ingredient (or combination thereof) for which Seller or one of its Affiliates retains a Drug Approval Application for the prescription form of such active pharmaceutical ingredient (or combination thereof).  Seller will maintain the official central global safety database for Consumer Care Products (excluding any Consumer Care Product that contains an active pharmaceutical ingredient (or combination thereof) for which Seller or one of its Affiliates retains a Drug Approval Application for the prescription form of such active pharmaceutical ingredient (or combination thereof)) and Rx Products until all divestiture of the applicable product is completed in all EEA territories, at which time, Buyer will assume responsibility.  Thereafter, Seller shall be permitted to perform any and all customary pharmacovigilance-related activities (including the generation of line listings, search reports, license renewals and risk management plans) with respect to products outside the EEA.  In the EEA, Seller or one of its Affiliates will report to EudraVigilance for the Polaramine Rx Products for as long as Seller or one of its Affiliates has a Drug Approval Application for a Polaramine Rx Product in Spain or France and each party hereto is responsible for reporting to its respective

Governmental Authorities if required.  Outside the EEA territories, for each Consumer Care Product and Rx Product, the party who owns the applicable Drug Approval Application is responsible for reporting to its respective Governmental Authorities if required.
(b)    To the extent that the provisions of the Pharmacovigilance Agreement are inconsistent with or additional to the provisions of this Agreement, the provisions of the Pharmacovigilance Agreement shall prevail.
(c)    As used in Section 5.15(a), the following terms shall have the meanings set forth below.
“Adverse Event” or “Adverse Experiences” means with respect to any Consumer Care Product or Rx Product, any untoward medical occurrence associated with the use of such product in humans, occurring at any dose, whether expected and whether considered related to or caused by such product, including such an event or experience as occurs in the course of the use of such product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of such product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32, 314.80 or 600.80, as applicable, or to foreign Governmental Authorities under corresponding applicable Law outside the United States.
“CIOMS I” means Council for International Organizations of Medical Sciences common adverse experience reporting form.
“EEA” means European Economic Area that combines the countries of the European Union and member countries of European Trade Association.
“EudraVigilance” means European Union Drug Regulating Authorities Pharmacovigilance, which is the European data processing network and management system for reporting and evaluation of suspected adverse reactions during the development of new drugs and for following the marketing authorization of medicinal products in the EEA.
“Serious” means an experience which results in death, is immediately life threatening, results in persistent and significant disability or incapacity or requires in-patient hospitalization, or prolongation of existing hospitalization, or is a congenital anomaly, cancer or an overdose. Other important medical events that may jeopardize the patient or may require intervention to prevent one of the outcomes previously listed are also considered serious.
“Unexpected” means a condition or development not listed in the current labeling or investigator’s brochure for a Consumer Care Product or Rx Product, and includes an event that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differs from the event because of increased frequency or greater severity or specificity.
5.16.    Interim Supply Agreement Addenda. As soon as practicable and in any event within forty-five (45) days after the date hereof, Seller shall deliver to Buyer a draft of each Addendum (as defined in the respective Interim Supply Agreement) to each of the Interim Supply Agreements. Thereafter, Buyer and Seller shall confer and negotiate in good faith to agree in writing on definitive forms of each such Addendum. To the extent that Buyer and Seller are unable to finalize a particular Addendum by the Closing Date, then the respective supplier of the product in respect of which the Addendum has not been agreed shall supply the respective purchaser of such product with such product on the default terms set forth in the applicable Interim Supply Agreement, and Buyer and Seller will continue to confer and negotiate in good faith to expeditiously finalize such Addendum and make any required financial adjustments to the Supply Price (as defined in the respective Interim Supply Agreement) for the products supplied under the default terms in accordance with the principles of Section 4.1 of the applicable Interim Supply Agreement. Except as otherwise set forth therein, each Addendum mutually agreed by Buyer and Seller in accordance with this Section 5.16 shall become effective upon execution and delivery of the Interim Supply Agreements at the Closing.
5.17.    Transition Services Schedules. As soon as reasonably practicable and regularly from time to time during the forty-five (45) day period following the date hereof, Buyer and Seller shall confer and negotiate in good faith to reach agreement on a definitive form of the Transition Services Schedule (as defined in the Transition Services Agreement), which shall provide additional detail in the description of the Services (as defined in the Transition Services Agreement) and the calculation of the Service Fees relating thereto in accordance with the Agreed Methodology (each as defined in the Transition Services Agreement), in accordance with the Transition Services Agreement attached to Exhibit H to this Agreement. To the extent that, notwithstanding such good faith efforts, Buyer and Seller are unable to agree on a mutually acceptable definitive Transition Services Schedule during such period, such unresolved matters shall be referred for resolution to Buyer’s and Seller’s respective senior personnel for the functional area to which the services relate. The definitive Transition Services Agreement entered into at the Closing shall incorporate the Transition Services Schedule as mutually agreed by Buyer and Seller in accordance with this Section 5.17. For clarity, during the period prior to Closing, the parties to the Transition Services Agreement will discuss planning of implementation of the Marketing Authorization Transfer Schedule (as defined in the Transition Services Agreement) after the Closing.
5.18.    Other Covenants.
(a)    Promptly after the date hereof, Seller shall provide contact information for, and an introduction to, the Person referred to in Section 3.10(b) of the Seller Disclosure Schedule and thereafter shall use commercially reasonable efforts to facilitate (without being required to spend money, modify or amend the terms of any Contract between such Person on the one hand, and Seller or any of its Affiliates, on the other hand, or commit to any other obligation), as and to the extent reasonably requested by Buyer, the negotiation of an agreement between Buyer and such Person, and, if after using commercially reasonable efforts, Buyer is unable to enter into an agreement with such Person granting Buyer and its Affiliates substantially similar rights as those that would have been acquired by Buyer if the rights (to the extent applicable to Consumer Care Products or Rx Products) under the Contract referred to in Section 3.10(b) of the Seller Disclosure Schedule were a Transferred Asset, then, to the extent permitted under the terms of such Contract, Seller shall grant to Buyer a sublicense (containing customary terms and conditions) to such substantially similar rights under such Contract.

(b)    Seller shall perform the covenants set forth in Section 5.18 of the Seller Disclosure Schedule.
ARTICLE VI
Tax Matters
6.1.    Responsibility for Taxes.
The following provisions shall govern the allocation of responsibility between Seller and Buyer for certain Tax matters following the Closing Date:
(a)    From and after the Closing, Seller agrees to indemnify, defend and hold harmless each Buyer Indemnitee for any Losses attributable to:
(i)    Taxes imposed on any Company (or imposed on any Subsidiary of any Company) with respect to Pre-Closing Tax Periods;
(ii)    Taxes imposed on any of the Transferred Assets with respect to Pre-Closing Tax Periods;
(iii)    Taxes imposed on any Person other than a Company (or a Subsidiary of a Company) with respect to a Pre-Closing Tax Period for which such Company (or such Subsidiary) is liable under Section 1.1502-6 of the Treasury Regulations (and any similar provision of state, local or non-U.S. Law), as a transferee or successor, or by contract (including, for the avoidance of doubt, any Taxes resulting from the Section 338(h)(10) Elections); and
(iv)    Seller’s failure to comply with Section 6.8(e);
provided, however, that Seller shall have no obligation to indemnify any Buyer Indemnitee for any Losses attributable to (x) any Taxes accounted for as liabilities in Closing Date Net Working Capital or Closing Date Indebtedness, (y) Buyer Taxes, and (z) the portion of Transfer Taxes for which Buyer is responsible under Section 6.1(c).
(b)    From and after the Closing, Buyer agrees to indemnify, defend and hold harmless each Seller Indemnitee for any Losses attributable to:
(i)    Taxes imposed on Buyer or any Affiliate of Buyer (including any Company) with respect to Post-Closing Tax Periods;
(ii)    Taxes imposed on any of the Transferred Assets with respect to Post-Closing Tax Periods;
(iii)    Buyer Taxes; and
(iv)    the portion of Transfer Taxes for which Buyer is responsible under Section 6.1(c).

(c)    Notwithstanding anything to the contrary in this Agreement, Seller and Buyer shall each be responsible for one-half of any Transfer Taxes.
(d)    Seller and Buyer agree, for administrative convenience, that claims under this Section 6.1 may not be asserted until the aggregate value of such claims equals or exceeds $250,000, at which point such claims may be asserted (with all future claims subject to the same $250,000 aggregate value threshold); provided, however, that all claims outstanding on the third anniversary of this Agreement or thereafter may be asserted even if the aggregate value of such claims does not equal or exceed $250,000.
6.2.    Apportionment of Taxes.
(a)With respect to Taxes of any Company (or of any Subsidiary of any Company) and Taxes imposed on any of the Transferred Assets, for any Straddle Period, (i) any Tax based on or measured by income, receipts, services or transactions (including Income Taxes and sales, use, withholding, payroll and other employment taxes, but not including real and personal property taxes) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period of such Straddle Period based on an interim closing of the books as of the close of business on the Closing Date, and (ii) any Tax not described in clause (i) of this Section 6.2(a) shall be apportioned between a Pre-Closing Tax Period and a Post-Closing Tax Period of such Straddle Period by multiplying the total amount of such Tax by a fraction the numerator of which is the number of days in such Straddle Period up to and including the Closing Date (in the case of the Pre-Closing Tax Period), or following the Closing Date (in the case of the Post-Closing Tax Period), and the denominator of which is the total number of days in such Straddle Period.
(b)To the extent permitted or required by Law, all transactions that are properly allocable to the portion of the Closing Date after the Closing (including transactions occurring on the Closing Date after the Closing that are not in the ordinary course of business), shall be treated as having occurred at the beginning of the day immediately following the Closing Date and shall be reported on Income Tax Returns of Buyer or its Affiliates rather than Income Tax Returns of a Merck Affiliated Group to the extent permitted or required by Section 1.1502-76(b)(1)(ii)(B) of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law).
6.3.    Tax Returns.
(a)Seller shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns required to be filed for taxable periods of each Company and each Subsidiary of each Company ending on or before the Closing Date, and shall pay or cause to be paid any Taxes due in respect of such Tax Returns. No later than ninety (90) days after the Closing Date, Buyer shall cause each Company and each Subsidiary of each Company to furnish to Seller Tax information relating to such Company or such Subsidiary, consistent with the past practice and custom of Seller and such Company or such Subsidiary. All such Tax Returns (other than Income Tax Returns of any of the Section 338(h)(10) Companies) shall be prepared and filed in a manner consistent with the past practice of the Companies and their Subsidiaries, to the extent permitted by Law.

(b)Except as provided in Section 6.3(a) and Section 6.3(e), Buyer shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns required to be filed by any Company or any Subsidiary of any Company, and shall pay or cause to be paid any Taxes due in respect of such Tax Returns.
(c)Any Tax Return required to be filed with respect to a Straddle Period of any Company or any Subsidiary of any Company shall be prepared in accordance with the past practice and custom of Seller and such Company or such Subsidiary, to the extent permitted by Law, and shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to Seller not less than the lesser of (i) twenty (20) days prior to the due date for the filing of such Tax Return and (ii) half the number of days from the day after Closing to the due date for the filing of such Tax Return for Seller’s review and comment. If Seller provides Buyer with written instructions at least ten (10) days prior to the due date of the Tax Return (or at least one half the number of days between receiving the Tax Return and the due date if less) as to the manner in which any, or all, of the items for which it may be liable hereunder shall be reflected on such Tax Return, Buyer shall make such changes that are consistent with the past practice and custom of Seller, except to the extent not permitted by Law. Buyer and Seller shall negotiate in good faith to resolve any dispute regarding such items. If Buyer and Seller are unable to resolve any such dispute, the dispute shall be referred to the Accounting Firm for resolution, provided that if such dispute is not resolved prior to the due date of the Tax Return, Buyer may still file the Tax Return and amend it if necessary when the dispute is resolved.
(d)The party required by Law to pay any property Tax on any of the Transferred Assets for any Straddle Period shall timely file the Tax Return related to such Tax and shall timely pay such Tax in full.
(e)The Person required by applicable Law to file any Tax Returns and other documentation with respect to any Transfer Taxes shall prepare and file such Tax Returns and pay the Taxes shown as due thereon and Seller and Buyer shall each, and shall each cause their Affiliates to, cooperate in the timely preparation and filing of, and join in the execution of, any such Tax Returns and other documentation.
(f)To the extent a party pays Taxes pursuant to this Section 6.3 for which such party is not responsible under Sections 6.1 and 6.2, the paying party shall provide the other party’s representative (Seller or Buyer, as the case may be), with written notice of such payment, and within ten (10) Business Days of receipt of such written notice of payment, the non-paying party’s representative shall reimburse the paying party for the non-paying party’s share of the paid Taxes.
6.4.    Tax Elections.
(a)At the request of Buyer, Seller shall join and cooperate with Buyer in making elections under Section 338(h)(10) of the Code (and under any comparable provisions of state or local Law) with respect to the purchase of those Section 338(h)(10) Companies designated by Buyer (the “Section 338(h)(10) Elections”). Any such request shall be made by Buyer no later than one hundred and fifty (150) days after the Closing Date. Buyer shall be responsible for the preparation and filing of IRS Forms 8023 and 8883 and any other forms necessary to effectuate any Section 338(h)(10) Elections, in each case in accordance with applicable Law, and shall provide Seller with executed copies of all such forms. At the request of Buyer, Seller shall execute any such forms.
(b)Buyer shall not and shall cause its Affiliates not to make an election under Section 338(g) of the Code with respect to the purchase or deemed purchase of any Company or any Subsidiary of any Company.
(c)At the request of Buyer, Seller shall make, join in or otherwise facilitate any or all of the following elections: (i) the election under Section 22 of the Canada Income Tax Act (R.S.C. 1985, c. 1 (5th Supp.)), as amended (the “Income Tax Act”); (ii) the election under Section 20(24) of the Income Tax Act; (iii) the election under Section 167 of the Excise Tax Act; and (iv) the election under Section 75 of the Quebec Sales Tax Act of Quebec (R.S.Q., c. T-0.1), as amended.
(d)At Seller’s request, Buyer shall cause any of the Companies and/or any of their Subsidiaries to make and/or join in making any Tax elections that do not have an adverse impact on Buyer.
6.5.    Cooperation on Tax Matters.
(a)Subject to Section 6.5(b), Buyer and Seller shall and shall cause their Affiliates to cooperate fully, as and to the extent reasonably requested by any party, in connection with any Tax Claim and the filing of any Tax Returns. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any Tax Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Buyer shall and shall cause their Affiliates to (x) retain all books and records with respect to Tax matters pertinent to any Pre-Closing Tax Period or Straddle Period of any Company or any Subsidiary of any Company until the expiration of the statute of limitations (and, to the extent notified by a Company, a Subsidiary of a Company, or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (y) give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, Seller or Buyer, as the case may be, shall allow the other to take possession of such books and records.
(b)Buyer and Seller each agree, upon request, (i) to provide each other with any information necessary to comply with Section 6043 or Section 6043A of the Code and the Treasury Regulations thereunder and (ii) to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Contemplated Transactions.
(c)No provision of this Agreement shall be construed to require Seller to provide to any Person, before, on or after the Closing Date, any right to access or to review any

Tax Return or Tax work papers of Seller, any Merck Affiliated Group, or any Affiliate of Seller (including any consolidated, combined, affiliated or unitary Tax Return that includes Seller or any Affiliate of Seller, and any pro forma Tax Return used to create any such consolidated, combined, affiliated or unitary Tax Return).
(d)With respect to any Straddle Period Tax Return described in Section 6.3(c) that is required to be filed within twenty (20) days after the Closing Date, Seller shall continue until the Closing its tax preparation activities consistent with past practice.
6.6.    Tax Claims.
(a)If a claim for Taxes, including notice of a pending audit, shall be made by any Taxing Authority, that, if successful, might result in a claim for indemnity under Section 6.1 (any such claim, a “Tax Claim”), the party that receives such Tax Claim shall notify the other party in writing within fifteen (15) days of receipt of such Tax Claim; provided, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent that a party has actually been prejudiced by such failure.
(b)Seller shall control any Tax Claim with respect to a Tax Return of a Merck Affiliated Group, and Buyer shall not participate in or control any such Tax Claim.
(c)Except as provided in Section 6.6(b), with respect to any Tax Claim relating to a Pre-Closing Tax Period of any Company or any Subsidiary of any Company or a Pre-Closing Tax Period relating to any Transferred Asset, Seller shall have the right to control (or to have one or more of its Affiliates control) the conduct of such Tax Claim unless Seller fails to provide Buyer with written notice of their election to control such Tax Claim within ten (10) days of Seller’s receipt of notice of such Tax Claim in accordance with Section 6.6(a); provided, however, that (i) Seller shall keep Buyer reasonably informed as to the status of such Tax Claim and (ii) if the resolution of such Tax Claim would reasonably be expected to have a more than de minimis adverse effect on the Tax liability of Buyer or any of its Affiliates for any Post-Closing Tax Period, then Buyer shall be entitled to participate in any such Tax Claim and Seller shall not settle or otherwise compromise such Tax Claim without Buyer’s written consent, which shall not be unreasonably withheld, conditioned or delayed. If Seller does not elect to control a Tax Claim pursuant to this Section 6.6(c) within the time period set forth above, then Buyer shall control such Tax Claim; provided, however, that (A) Buyer shall keep Seller reasonably informed as to the status of such Tax Claim and (B) Buyer shall not settle or otherwise compromise such Tax Claim without Seller’s written consent, which shall not be unreasonably withheld, conditioned or delayed.
(d)With respect to any Tax Claim relating to a Straddle Period of any Company or any Subsidiary of any Company or a Straddle Period relating to any Transferred Asset, to the extent possible the Tax Items that are the subject of such Tax Claim shall be distinguished and each party shall control the defense and settlement of those Tax Items that relate to Taxes for which such party is responsible under Section 6.1 and Section 6.2. If any Tax Item cannot be identified as relating to Taxes that are the responsibility of one party or cannot be separated from a Tax Item that relates to Taxes for which the other party is responsible, the party that stands to gain the most (or lose the least) from a successful defense or settlement of those Tax Items that cannot be so attributed or separated (or both) shall control the defense and settlement of the Tax Claim. The controlling party shall keep the other reasonably informed as to the status of such Tax Claim and if the resolution of such Tax Claim would reasonably be expected to have a material adverse effect on the Tax liability of the non-controlling party or any of its Affiliates, then the non-controlling party shall be entitled to participate in the Tax Claim and the controlling party shall not settle or otherwise compromise such Tax Claim without the non-controlling party’s written consent, which shall not be unreasonably withheld, conditioned or delayed.
6.7.    Pre-Closing Actions Relating to Taxes.
All Tax sharing, allocation, indemnity and similar agreements between Seller, any Merck Affiliated Group or any Affiliate of Seller, on the one hand, and any Company or any Subsidiary of any Company, on the other hand, shall be terminated as of the Closing Date, and neither Seller, such Merck Affiliated Group or such Affiliate, on the one hand, nor such Company or Subsidiary, on the other hand, shall have any obligation or liability under any such agreement after the Closing Date.
6.8.    Post-Closing Actions Relating to Taxes.
(a)Except as required by Law, Buyer shall not and shall cause its Affiliates not to amend, refile or otherwise modify any Tax Return relating in whole or in part to any Company or any Subsidiary of any Company with respect to any Pre-Closing Tax Period without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion.
(b)Except as required by Law, Buyer shall not and shall cause its Affiliates not to carry back to any Pre-Closing Tax Period any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from, or generated in connection with a Post-Closing Tax Period.
(c)Seller shall be entitled to any Tax refunds (including any interest included therein by the applicable Taxing Authority) of or relating to any Company, any Subsidiary of any Company, or any Transferred Asset for any Pre-Closing Tax Period, including any Tax refunds that take the form of a credit against the Tax liability of any Company or any Subsidiary of any Company or a credit against a Tax liability payable with respect to any Transferred Asset. In the case of a refund of Taxes relating to a Straddle Period, such refund shall be equitably apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period of such Straddle Period. If Buyer or any of its Affiliates receives any refund to which (or to a portion of which) Seller is entitled, Buyer shall, within five (5) days of receipt, pay, or cause to be paid, the amount (or portion thereof) of such refund (including any interest included therein by the Taxing Authority) to Seller.
(d)Buyer shall not and shall cause its Affiliates not to take any action with respect to any Company or any Subsidiary of any Company subsequent to the Closing that could cause the Contemplated Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(e)Seller shall, or shall cause an Affiliate to, pay all Taxes due to the government of the People’s Republic of China with respect to the sale hereunder of Schering-Plough (China) Limited.
6.9.    Tax Withholding.
Provided that Seller delivers the FIRPTA Certificate to Buyer pursuant to Section 8.11 of this Agreement, Seller and Buyer agree that, to the best of their knowledge and belief, no Taxes or other amounts are required under applicable Law to be deducted or withheld from any payments made by Buyer or any of its Affiliates under this Agreement or the Ancillary Documents. If Seller or Buyer is or becomes aware that any such deduction or withholding is required, it shall promptly notify the other in writing of such requirement. Buyer and its Affiliates shall be entitled to deduct and withhold from any payment made by one of them under this Agreement or the Ancillary Documents any Tax or other amount required to be deducted or withheld from such payment under applicable Law. Provided Buyer complies with Section 6.5(b)(ii) and this Section 6.9 with respect to such withholding obligation, any amount so deducted or withheld and duly remitted to the applicable Governmental Authority shall be considered for all purposes of this Agreement to have been paid by Buyer or its Affiliate to the applicable Person in respect of which the deduction or withholding was made.
6.10.    VAT.
All amounts due under this Agreement are exclusive of VAT. If any VAT will be chargeable, and is payable by Seller to the respective tax authority, upon receipt of invoice in accordance with the applicable VAT laws from Seller, Buyer shall pay or shall reimburse such VAT in addition to the sums otherwise payable, at the rate in force at the due time for payment or such other time as is stipulated under the relevant legislation. Each of Seller and Buyer shall use commercially reasonable efforts to minimize obligations relating to VAT as a result of the Contemplated Transactions.
6.11.    Survival of Obligations.
Notwithstanding anything to the contrary in this Agreement, the obligations contained in this Article VI shall survive the Closing Date until thirty (30) days after expiration of the applicable statute of limitations period (including extensions). For the avoidance of doubt, in no event shall Seller be required to indemnify Buyer Indemnitees for the same Taxes more than once (even if Buyer Indemnitees are entitled to indemnification for such Taxes pursuant to more than one provision contained in this Agreement).
ARTICLE VII
Conditions to Closing
7.1.    Conditions to All Parties’ Obligations.
The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions:

(a)No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, Order or other notice (whether temporary, preliminary or permanent) (collectively, the “Restraints”), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions; provided, that, without limiting any obligations of Buyer under Section 5.3(b) (but subject to the last sentence thereof), each of the Parties shall use its commercially reasonable efforts to cause any such Restraint to be vacated or lifted.
(b)HSR Act; Other Competition Filings. (i) Any applicable waiting period under the HSR Act relating to the Contemplated Transactions shall have expired or been terminated, and (ii) all waiting periods (and any extensions thereof) set forth in Section 7.1(b) of the Seller Disclosure Schedule that are required to be terminated or expired prior to the Closing shall have terminated or expired, and all approvals set forth in Section 7.1(b) of the Seller Disclosure Schedule that are required to be obtained prior to the Closing shall have been obtained, or deemed to have been obtained.
7.2.    Conditions to Seller’s Obligations.
The obligations of Seller to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):
(a)Representations and Warranties. Each representation and warranty of Buyer contained in Article IV hereof shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such other date), except where the failure of any such representation and warranty to be so true and correct, individually and in the aggregate with the failure of other such representations and warranties to be so true and correct, would not have a Buyer Material Adverse Effect.
(b)Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.
7.3.    Conditions to Buyer’s Obligations.
The obligations of Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):
(a)Representations and Warranties. Each representation and warranty of Seller contained in Article III hereof (other than the representations and warranties set forth in the first sentence of Section 3.1 (solely as it relates to due incorporation and organization), Section 3.2, Section 3.3 and the first and second sentences in Section 3.6(c)) shall be true and correct (without giving effect to any materiality or Business Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as though made on and as of such time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such other date), except where the failure of any such representation and warranty to be so true and correct, individually and in the aggregate with the failure of other such representations and warranties to be so true and correct, would not have a Business Material Adverse Effect. The representations and warranties of Seller contained in the first sentence of Section 3.1 (solely as it relates to due incorporation and organization), Section 3.2, Section 3.3 shall be true and correct in all respects (except to the extent that such inaccuracies would be immaterial, in the aggregate) as of the Closing Date as though made on and as of such time. The representation and warranty of Seller contained in the first sentence in Section 3.6(c) shall be true and correct in all respects as of the date hereof. The representation and warranty of Seller contained in the second sentence in Section 3.6(c) shall be true and correct in all respects as of the Closing Date as though made on and as of such time.
(b)Performance. Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Seller at or prior to the Closing.
ARTICLE VIII
Deliveries by Seller at Closing
On the Closing Date, Seller shall deliver or cause to be delivered to Buyer:

8.1.    Officer’s Certificate.
An officer’s certificate, dated as of the Closing Date, signed by a senior officer of Seller to the effect set forth in Sections 7.3(a) and 7.3(b).
8.2.    Instruments of Assignment.
Duly executed instruments of assignment that are customary for transactions such as the Contemplated Transactions, including assignments of each Real Property Lease and special warranty deeds (or the equivalent under applicable Law) for each interest in the Owned Real Properties.
8.3.    Bill of Sale.
A duly executed bill of sale, in the form attached hereto as Exhibit K, for all other Transferred Assets.
8.4.    Share Certificates.
Certificates representing all of the shares of Company Common Stock, with stock powers endorsed in blank.
8.5.    Resignations of Directors and Officers.
Written resignations, dated as of the Closing Date, of the directors of each

Company and its Subsidiaries in their capacity as such, and those officers of each Company and its Subsidiaries listed in Section 8.5 of the Seller Disclosure Schedule.
8.6.    Assumption Agreement.
A duly executed assumption agreement, in the form attached hereto as Exhibit L, evidencing the assignment by Seller and its Affiliates of the Assumed Liabilities in accordance with the terms herein.
8.7.    Transition Services Agreement.
A duly executed Transition Services Agreement.
8.8.    Interim Supply Agreements.
Duly executed Interim Supply Agreements.
8.9.    Ancillary IP Agreements.
Duly executed Ancillary IP Agreements.
8.10.    Local Agreements.
Duly executed Local Agreements.
8.11.    FIRPTA Certificate.
A non-foreign affidavit dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code (the “FIRPTA Certificate”).
ARTICLE IX
Deliveries by Buyer at Closing
On the Closing Date, Buyer shall deliver or cause to be delivered to Seller:
9.1.    Officer’s Certificate.
A certificate, dated as of the Closing Date, signed by an authorized signatory of Buyer to the effect set forth in Sections 7.2(a) and 7.2(b).9.2.
9.2.    Closing Consideration Amount.
The Closing Consideration Amount, by wire transfer of immediately available funds, to the account designated by Seller.

9.3.    Assumption Agreement.
A duly executed assumption agreement, in the form attached hereto as Exhibit L, evidencing the assumption by Buyer of the Assumed Liabilities in accordance with the terms herein.
9.4.    Transition Services Agreement.
A duly executed Transition Services Agreement.
9.5.    Interim Supply Agreements.
Duly executed Interim Supply Agreements.
9.6.    Ancillary IP Agreements.
Duly executed Ancillary IP Agreements.
9.7.    Local Agreements.
Duly executed Local Agreements.
9.8.    Further Instruments.
Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.
ARTICLE X
Indemnification; Survival
10.1.    Expiration of Representations and Warranties; Indemnification Obligations.
All of the representations and warranties of the parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. (Eastern time) on the date that is the twelve (12) month anniversary of the Closing Date (except that, (i) the representations and warranties in Sections 3.10(b) and (c) (Sufficiency), 3.11 (Compliance with Laws), 3.12 (Environmental Matters) and 3.19 (Regulatory Matters) shall survive until 5:00 P.M. (Eastern time) on the date that is the twenty-four (24)-month anniversary of the Closing Date, (ii) the representations and warranties in Sections 3.1 (Organization and Power), 3.2 (Authority and Enforceability), 3.3 (Capitalization of the Companies) and Section 3.10(a) (Title) shall survive until 5:00 P.M. (Eastern time) on the date that is the thirty-six (36)-month anniversary of the Closing Date, (iii) the representations and warranties in Section 3.17(d), (f), (g) and (h) shall survive until 5:00 P.M. (Eastern time) on the date that is 30 days after the expiration of the statute of limitations applicable to the matters covered thereby, and (iv) the representations and warranties in Section 3.17 (Taxes and Tax Matters) other than those in Section 3.17(d), (f), (g) and (h) shall terminate and expire at the Closing), and, in each case, all liability and indemnification obligations with respect to such representations and warranties shall thereupon be extinguished (except to the extent a claim for indemnification has been validly made prior to such time for any breach thereof). All liability and indemnification obligations with respect to the Section 2.7(d) Liabilities shall survive until 5:00 P.M. (Eastern time) on the date that is the seventh (7th) anniversary of the Closing Date (except that all liability and indemnification obligations with respect to the third item set forth in Section 2.7(d) of the Seller Disclosure Schedule shall survive until 5:00 P.M. (Eastern time) on the date that is the tenth (10th) anniversary of the Closing Date), in each case except to the extent a claim for indemnification has been validly made prior to such time. It is the express intent of the parties that, except to the extent expressly set forth in this Section 10.1, if the applicable survival period for a representation or warranty as contemplated by this Section 10.1 is shorter than the statute of limitations period that would otherwise have been applicable to such representation or warranty, then by virtue of this Agreement, the applicable statute of limitations period with respect to such representation or warranty shall be reduced to the shortened survival period contemplated by this Section 10.1. The parties further acknowledge that the time periods set forth in this Section 10.1 for the assertion of claims for breaches of representations and warranties under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed among the parties.
10.2.    Indemnification.
Except with respect to indemnification for Taxes, which is governed exclusively by Article VI (other than indemnification for Losses in respect of Taxes arising out of the failure of the representations made by Seller in Section 3.17(d), (f), (g) and (h) of this Agreement to be true, complete and accurate as of the Closing Date, which indemnification is governed exclusively by this Section 10.2):
(a)By Buyer. From and after the Closing, Buyer agrees to indemnify, defend and hold harmless Seller, its Affiliates, and their respective officers, directors, employees, members, partners, agents, representatives, successors and assigns (collectively, “Seller Indemnitees”) from and against all Losses imposed on, incurred by or asserted against any of the Seller Indemnitees arising out of or relating to: (i) the failure of any representation or warranty made by Buyer in this Agreement to be true, complete and accurate as of the Closing Date, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, or (iii) the Transferred Assets and/or the Assumed Liabilities.
(b)By Seller. From and after the Closing, Seller agrees to indemnify, defend and hold harmless Buyer, its Affiliates (including, for the avoidance of doubt, each Company and any Subsidiary of a Company), and their respective officers, directors, employees, members, partners, agents, representatives, successors and assigns (collectively, “Buyer Indemnitees”) from and against all Losses imposed on, incurred by or asserted against any of Buyer Indemnitees arising out of or relating to: (i) the failure of any representation or warranty made by Seller in this Agreement (other than the representations and warranties in Sections 3.10(b) and (c) (Sufficiency of Transferred Assets)) to be true, complete and accurate as of the Closing Date, (ii) any breach of any covenant or agreement of Seller contained in this Agreement, (iii) the Retained Assets and/or the Retained Liabilities (other than Section 2.7(d) Liabilities), (iv) the Section 2.7(d) Liabilities or (v) the failure of any representation or warranty made by Seller in Sections 3.10(b) and (c) (Sufficiency of Transferred Assets) to be true, complete and accurate as of the Closing Date.
(c)Limitations on Rights of Buyer Indemnitees.
(i)    Seller shall not be required to indemnify Buyer Indemnitees: (A) with respect to any claim for indemnification arising out of or relating to matters described in Section 10.2(b)(i) (unless and until the aggregate Losses arising out of or relating to matters described in Sections 10.2(b)(i) and 10.2(b)(v) exceed $88,750,000 (the “General Deductible”), in which event Buyer Indemnitees will be entitled to recover the General Deductible plus such Losses as are in excess of the General Deductible; (B) with respect to any claim for indemnification arising out of or relating to the matters described in Section 10.2(b)(iv), unless and until the aggregate Losses arising out of or relating to such matters exceed $25,000,000 (the “Section 2.7(d) Liabilities Deductible”), in which event Buyer Indemnitees will be entitled to recover the Section 2.7(d) Liabilities Deductible plus such Losses as are in excess of the Section 2.7(d) Liabilities Deductible; and (C) with respect to any claim for indemnification arising out of or relating to matters described in Section 10.2(b)(v) (unless and until the aggregate Losses arising out of or relating to such matters exceed $25,000,000 (the “Sufficiency of Assets Deductible”), in which event Buyer Indemnitees will be entitled to recover the Sufficiency of Assets Deductible plus such Losses as are in excess of the Sufficiency of Assets Deductible. Seller’s maximum aggregate liability to Buyer Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 10.2(b)(i), 10.2(b)(iv) or 10.2(b)(v) shall not exceed an amount in the aggregate equal to (i) $1,000,000,000 minus (ii) the aggregate amount of all claims for indemnification by Buyer and/or its Affiliates pursuant to the Transition Services Agreement. Without limiting the generality of the foregoing, any indemnification claim or series of related claims involving Losses of less than $250,000 shall not be entitled to indemnification under Section 10.2(b)(i), 10.2(b)(iv) or 10.2(b)(v) but shall be counted toward satisfaction of the General Deductible, the Section 2.7(d) Liabilities Deductible or the Sufficiency of Assets Deductible, as applicable. No Losses shall be included in determining whether the General Deductible or the Section 2.7(d) Liabilities Deductible has been reached unless a notice seeking indemnification for such Losses has been given by Buyer Indemnitees to Seller in accordance with Sections 10.2(d)(i) and 10.2(d)(ii)(A). Notwithstanding anything herein to the contrary, the limitations set forth in this clause (c) shall not apply to any Losses arising out of or relating to the failure of any representation or warranty made by Seller in Section 3.3(a) and (b) (Capitalization of the Companies) or Section 3.10(a) (Title) to be true, complete and accurate as of the Closing Date. For purposes of Sections 10.2(b)(i) and 10.2(b)(v), in determining whether a breach of a representation or warranty hereunder has occurred or calculating the amount of Losses indemnifiable hereunder, any materiality, Business Material Adverse Effect, Buyer Material Adverse Effect or similar qualifications in such representation or warranty shall be disregarded.
(ii)    Upon any Indemnitee becoming aware of any Loss as to which indemnification may be sought by such Indemnitee pursuant to this Article X, such Indemnitee shall use commercially reasonable efforts to mitigate such Loss.
(iii)    Any Loss for which any Indemnitee is entitled to indemnification under this Article X shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.
(d)Procedure.
(i)    Direct Claims. If either a Buyer Indemnitee, on the one hand, or a Seller Indemnitee, on the other hand, (either, an“Indemnitee”) shall have a claim for indemnification hereunder for any claim other than a claim asserted by a third party, the Indemnitee shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “Indemnitor”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim, which notice must certify that the Indemnitee has in good faith already sustained some (though not necessarily all) Losses with respect to such claim, and if the Indemnitee is asserting a claim for breach of any of the representations and warranties contained in Section 3.12 (an “Environmental Breach”), must be accompanied by a written report describing, in reasonable detail, the existence of the conditions as to which an Environmental Breach is claimed. The failure to make prompt delivery of such written notice by the Indemnitee to the Indemnitor (so long as a notice pursuant to this Section 10.2(d)(i), including the requisite certification, is given before the expiration of the applicable period set forth in Section 10.1) shall not relieve the Indemnitor from any liability under this Section 10.2 with respect to such matter, except to the extent the Indemnitor is actually prejudiced by failure to give such notice.
(ii)    Third Party Actions.
(A)    If an Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the Indemnitor (the “Third Party Claim”), then the Indemnitee shall promptly, and in any event within twenty (20) days of the receipt of notice or other knowledge of any such claim against the Indemnitor, deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail and such notice must be accompanied by a copy of any written notice of the third party claimant to the Indemnitee asserting the Third Party Claim. The failure to make prompt delivery of such written notice or of the copy of the written notice of the third party claimant by the Indemnitee to the Indemnitor (so long as a notice pursuant to this Section 10.2(d)(ii)(A) that includes any written notice of the third party claimant is given before the expiration of the applicable period set forth in Section 10.1) shall not relieve the Indemnitor from any liability under this Section 10.2 with respect to such matter, except to the extent the Indemnitor is actually prejudiced by failure to give such notice. The Indemnitee shall deliver to the Indemnitor copies of all other notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. The Indemnitor shall have the right, at its option, to assume the defense of any Third Party Claim with its own counsel; provided that by assuming the defense of any such Third Party Claim, the Indemnitor shall thereby conclusively acknowledge for all purposes of this Agreement its obligation to indemnify the Indemnitee in respect of such matter pursuant to, but subject to the limitations, of this Article X. Prior to the time the Indemnitee is notified by the Indemnitor as to whether the Indemnitor will assume the defense of such third Party Claim, the Indemnitee shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Third Party Claim, including responding timely to legal process.

(B)    If the Indemnitor elects to assume the defense of any such matter, then:
(1)    notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (x) the Indemnitor fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Indemnitee, (y) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (z) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests;
(2)    the Indemnitee shall, at its own expense, make available to the Indemnitor, upon request, all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee reasonably related to the defense of such matter, and cooperate in all reasonable ways with, and make its employees and advisors available or otherwise render reasonable assistance to, the Indemnitor and its agents, all at the expense of the Indemnitor; and
(3)    the Indemnitor shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed, settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Third Party Claim) or consent to the entry of any judgment which does not, to the extent that the Indemnitee may have any liability with respect to such Third Party Claim, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee from all liability in respect of such Litigation.
(C)    If the Indemnitor elects not to assume the defense of and indemnification for such matter, then the Indemnitee shall be entitled, but shall not be obligated, to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnitor; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor (which shall not be unreasonably withheld, conditioned or delayed).
(D)    The procedures in this Section 10.2(d)(ii) shall not apply to Tax Claims (which shall be governed exclusively by Section 6.6) or to direct claims of Seller Indemnitees or Buyer Indemnitees.
(e)Subrogation. To the extent that the Indemnitor makes or is required to make any indemnification payment to the Indemnitee, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Affiliates may have against any other Person with respect to any Losses to which such indemnification payment is directly related. Notwithstanding the foregoing, Seller shall not be entitled to exercise any rights or remedies described in the immediately preceding sentence against any customer or supplier of the Transferred Business if the exercise of such rights or remedies would be reasonably likely to materially and adversely affect the operations and/or conduct of the Transferred Business as it relates to any material product thereof.
(f)Exclusive Remedies Following the Closing Date. Following the Closing Date, and except for claims based on fraud against the party allegedly committing the fraud, the indemnification provisions of this Article X shall be the sole and exclusive remedy of the Indemnitees, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the Contemplated Transactions, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein and with respect to any matters or claims arising under Environmental Laws, and Buyer and its successors and assigns hereby waive, and unconditionally release Seller and its Affiliates from, any rights and remedies that Buyer and its successors and assigns may otherwise have against Seller or any of its Affiliates under any Environmental Law, including, without limitation, any claims for contribution under CERCLA or common law. Notwithstanding the foregoing, the parties shall also be entitled to all rights and remedies under Article VI and Sections 12.15 and 12.16.
10.3.    Tax Treatment of Indemnification Payments.
Seller and Buyer agree to treat any payment made pursuant to Section 6.1 or Section 10.2 as an adjustment to the Closing Consideration Amount for all Tax purposes, except as otherwise required by applicable Law.
ARTICLE XI
Termination
11.1.    Termination.
This Agreement may be terminated and the Contemplated Transactions may be abandoned:
(a)at any time, by mutual written agreement of Seller and Buyer;
(b)at any time, by either Seller or Buyer if any Restraint having any of the effects set forth in Section 7.1(a) of this Agreement shall be in effect and have become final and nonappealable; or
(c)by written notice from Buyer to Seller or from Seller to Buyer, if the Closing shall not have occurred prior to the date that is twelve (12) months after the date hereof (the “End Date”), provided, that if on the End Date all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) are satisfied or waived in accordance with this Agreement, except for the condition in Section 7.1(b), and this Agreement has not been previously validly terminated, then the End Date shall be automatically extended to the date that is eighteen (18) months after the date hereof.

11.2.    Procedure and Effect of Termination.
In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties. If this Agreement is terminated pursuant to Section 11.1:
(a)    Buyer shall promptly cause to be returned to Seller or destroy all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Buyer’s investigation of the Transferred Business from Seller, the Companies or any of their respective representatives, including any copies made by or supplied to Buyer or any of Buyer’s agents of any such documents or information. Seller shall promptly cause to be returned to Buyer or destroy all documents and information obtained in connection with this Agreement and the Contemplated Transactions and Buyer’s and its Affiliates’ respective businesses from Buyer or any of its representatives, including any copies made by or supplied to Seller or any of its agents of any such documents or information.
(b)    No party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 11.2 and Section 5.12 and Article XII and by the provisions of the Confidentiality Agreement; provided, that nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any covenant or agreement in this Agreement.
ARTICLE XII
Miscellaneous
12.1.    Expenses.
All fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.
12.2.    Notices.
All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (c) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.2):
If to Seller:
Merck & Co., Inc.
WS2F-96
One Merck Drive

P.O. Box 100 WS3B-65
Whitehouse Station, New Jersey 08889-0100
Attn: Office of the Secretary

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn:     David Shine, Esq.
Abigail P. Bomba, Esq.

If to Buyer:

            Bayer Aktiengesellschaft
BAG-LPC-MA
Kaiser-Wilhelm-Allee, Q26
51368 Leverkusen
Germany
Attn: Dr. Jan Heinemann

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn: Matthew G. Hurd

12.3.    Governing Law.
This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.
12.4.    Entire Agreement.
This Agreement, including any exhibits and annexes hereto, the Seller Disclosure Schedule, the Buyer Disclosure Schedule, the Ancillary Documents and the Confidentiality Agreement, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior Contracts or agreements, whether oral or written.
12.5.    Severability.
Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.
12.6.    Amendment.
Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and Seller; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.
12.7.    Effect of Waiver or Consent.
No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.
12.8.    Bulk Transfer Laws.
Buyer hereby waives, to the fullest extent permitted by applicable Law, compliance by Seller and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Transferred Assets.
12.9.    Parties in Interest; Limitation on Rights of Others.
The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, whether express or implied (except as set forth in Article VI or Article X as to Persons entitled to indemnification thereunder), shall be construed to give any Person (other than the parties hereto) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.
12.10.    Assignability.
Neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, provided, that Buyer may assign all or any portion of its right to purchase any shares of Company Common

Stock or any of the Transferred Assets to any Affiliate of Buyer; provided, further, that no assignment shall relieve Buyer of any of its obligations hereunder.
12.11.    Disclosure Schedules.
(c)    No reference to or disclosure of any item or other matter in the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule. The information set forth in the Seller Disclosure Schedule and the Buyer Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The Seller Disclosure Schedule and the Buyer Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller and Buyer, respectively, contained in this Agreement. Nothing in the Seller Disclosure Schedule (except Section 5.8 thereof) or the Buyer Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Seller Disclosure Schedule and the Buyer Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Seller Disclosure Schedule and the Buyer Disclosure Schedule, respectively. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. References to any documents contained in the Seller Disclosure Schedule or the Buyer Disclosure Schedule are not intended to summarize or describe such documents, but rather are for convenience only.
(d)    The Seller Disclosure Schedule provided pursuant to Section 3.14, Section 3.15 and Section 3.16 shall be updated by Seller within forty-five (45) days of the date hereof with respect to all relevant items in any jurisdiction other than the United States, and such updated schedules shall for all purposes of this Agreement be deemed to have been delivered as of the date hereof; provided, however, that such updates shall not increase the aggregate liability of Buyer under such schedules by more than 15% of the total aggregate liability that will be assumed by Buyer as disclosed on such schedules as of the date hereof.
12.12.    Jurisdiction; Court Proceedings; Waiver of Jury Trial.
Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware or in any federal court located in the State of Delaware and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in such courts, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.
12.13.    No Other Duties.
The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.
12.14.    Remedies.
All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, except as otherwise expressly set forth herein, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.
12.15.    Specific Performance.
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
12.16.    Local Agreements.
(a)    The parties hereto do not intend this Agreement to transfer title to any Company Common Stock or Transferred Assets in any jurisdiction in which such transfer is required to be made pursuant to a Local Agreement, and any such Company Common Stock and Transferred Assets, as applicable, shall only be transferred by the applicable Local Agreement. With respect to each Local Agreement, the consideration thereunder for Company Common Stock or Transferred Assets, as applicable, is included in and shall be payable as a part of (and not in addition to) the purchase price hereunder.
(b)    To the extent that the provisions of a Local Agreement are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:
(i)    the provisions of this Agreement shall prevail; and

(ii)    so far as permissible under applicable Law of the relevant jurisdiction, Seller and Buyer shall cause the provisions of the relevant Local Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement or, to the extent the foregoing is not permissible, Seller shall indemnify Buyer against all Losses suffered by Buyer or, as the case may be, Buyer shall indemnify Seller against all Losses suffered by Seller or any of its Affiliates, in each case through or arising from any inconsistency between the relevant Local Agreement and this Agreement or such additional provisions (except to the extent they implement a transfer in accordance with this Agreement).
(c)    Each party hereto shall not, and shall cause its respective Affiliates not to, bring any claim (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the Contemplated Transactions) against any other party hereto or any of its Affiliates in respect of or based upon any of the Local Agreements, except to the extent necessary to enforce any transfer of Company Common Stock or Transferred Assets or assumption of Assumed Liabilities hereunder in a manner consistent with the terms of this Agreement. All such claims (except as referred to above) shall be brought and be subject to the provisions, rights and limitations set out in this Agreement and no party hereto shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Agreements (but without prejudice to the establishment of the existence of the claim hereunder).
12.17.    Counterparts.
This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
12.18.    Further Assurance.
If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.
[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

BAYER AG

By:	/s/ Werner Baumann
Name: Title:	Werner Baumann Member of the Board of Management, CFO

By:	/s/ Dr. Olivier Brandicourt
Name: Title:	Dr. Olivier Brandicourt CEO Bayer HealthCare

[Signature Page to Stock and Asset Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

MERCK & CO., INC.

By:	/s/ Kenneth C. Frazier
Name: Title:	Kenneth C. Frazier Chairman, President and Chief Executive Officer

[Signature Page to Stock and Asset Purchase Agreement]